Exhibit 10.4
THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of May 8, 2023 (this “Amendment”), is entered into among (a) BLACK ROCK COFFEE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), (b) BLACK ROCK COFFEE BAR, LLC, an Oregon limited liability company (“BRCB”), BLACK ROCK STORE OPERATIONS LLC, an Oregon limited liability company (“BRSO”), BLACK ROCK DEVELOPMENT, LLC, an Oregon limited liability company (“BRD”), BLACK ROCK ROASTING, LLC, an Oregon limited liability company (“BRR”), BRSO 67TH, LLC, an Arizona limited liability company (“BRSO 67th”) and BR CASTLE ROCK LLC, a Colorado limited liability company (“BRCR” together with BRCB, BRSO, BRD, BRR and BRSO 67th, collectively and jointly and severally, the “Borrowers”, and each individually, a “Borrower”), (c) BRSO PNW XX, LLC, a Washington limited liability company (“BRSO PNW”) as a Guarantor (as defined in the Credit Agreement referred to below), (d) the other Credit Parties (as defined in the Credit Agreement referred to below), (e) the Lenders (as defined below) party hereto, and (f) RCS AGENT, LLC (in its individual capacity, “RCS”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders and TCW ASSET MANAGEMENT COMPANY LLC in its individual capacity (“TCW”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” and, together with the Administrative Agent, each an “Agent” and collectively, the “Agents”) for the Lenders.
PRELIMINARY STATEMENTS
A.    Reference is made to that certain Credit Agreement, dated as of April 29, 2022, as amended by that certain First Amendment to Credit Agreement, dated as of November 11, 2022 (the “First Amendment”), as further amended by that certain Second Amendment to Credit Agreement, dated as of January 13, 2023 (the “Second Amendment”), and as further amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), among (a) the Borrowers, (b) Holdings, (c) the Guarantor, (d) each other Person party hereto from time to time that is designated as a “Credit Party”, (e) the several financial institutions and other lenders from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”) (f) the Administrative Agent and (g) the Collateral Agent.
B.    The Borrowers have requested that the Existing Credit Agreement be amended to waive the Identified Events of Default (as defined below), waive certain mandatory prepayments of the Term Loans, amend certain financial covenants, consent to the BE Facility Transactions, and effect certain other changes to the Existing Credit Agreement and the other Loan Documents, in each instance subject to the terms and conditions set forth in this Amendment and the Amended Credit Agreement.

C.    The Administrative Agent, Collateral Agent and Lenders are willing to amend the Existing Credit Agreement on the terms, and subject to the conditions, set forth herein and in the Amended Credit Agreement.
Accordingly, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:
1.    Capitalized Terms. Capitalized terms used herein, including in preamble and the preliminary statements, and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.
2.    Waiver. As of the Third Amendment Effective Date (defined below), the following Events of Default have occurred and are continuing:
(a)    Viking Cake loaned an amount up to $7,100,000 for the benefit of BRSO PNW through Holdings, an incurrence of Indebtedness in violation of Section 5.5 of the Credit Agreement (the “Indebtedness Event of Default”);
(b)    The Credit Parties were in Default of the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio for the Fiscal Quarters ended September 30, 2022, December 31, 2022, and March 31, 2023 (collectively, the “Financial Covenant Events of Default”);
(c)    The Credit Parties’ violation of Section 5.19 of the Credit Agreement through their opening of certain Stores where forecasted annual Rental Expense at each such Store exceeded 10% of the average annual gross sales for all existing Stores located within the same state that had been open for more than twelve months (collectively, the “Store Opening Events of Default”);
(d)    The Borrowers’ violation of Section 4.3 of the Credit Agreement by failing to provide notice to each Agent of the occurrence of all of the Events of Default listed above (collectively, the “Notice Events of Default”);
(e)    The Borrowers’ violation of Section 4.1(a) of the Credit Agreement by failing to deliver audited financial statements of Holdings within 120 days of Holdings’ Fiscal Year ended December 31, 2022 (the “Audit Event of Default”); and
(f)    The Borrowers’ violation of Section 5.8 of the Credit Agreement through the distribution of $100,000 in the aggregate to members of BRSO 67th and BRCR (the “Restricted Payments Events of Default”).
The Indebtedness Event of Default, the Financial Covenant Events of Default, the Store Opening Events of Default, the Notice Events of Default, the Audit Event of Default and the Restricted Payments Events of Default are collectively referred to herein as the “Identified Events of Default”).

The Lenders hereby waive, effective as of the Third Amendment Effective Date (as defined in the Amended Credit Agreement), the Identified Events of Default. The foregoing waiver relates solely to the Identified Events of Default and shall not apply to any other Default(s) or Event(s) of Default now existing or hereafter arising and shall not entitle the Borrowers or any other Credit Party to any other or further waiver under any similar or other circumstances now existing or hereafter arising.
3.    Amendments to Existing Credit Agreement.
(a)    The Existing Credit Agreement is, as of the Third Amendment Effective Date, hereby amended and restated to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), (ii) add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and (iii) move from its location the stricken text in green (indicated textually in the same manner as the following example: ~~moved from text~~) into its new location the double-underlined text in green (indicated textually in the same manner as the following example: moved to text), as set forth in the Credit Agreement attached as Annex A hereto.
(b)    Exhibit 4.2(b) (Form of Compliance Certificate) to the Existing Credit Agreement is, as of the Third Amendment Effective Date, hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof the form of Exhibit 4.2(b) set forth in Annex B attached hereto.
(c)    Schedule 1.1(a) (Term Loan and Delayed Draw Term Loan Commitments) is, as of the Third Amendment Effective Date, hereby amended by deleting such Schedule in its entirety and inserting in lieu thereof the form of Schedule 1.1(a) (Third Amendment Term Lenders and Outstanding Term Lenders as of Third Amendment Effective Date) set forth in Annex C attached hereto.
(d)    Schedule 3.21 (Deposit Accounts and Other Accounts) to the Existing Credit Agreement is, as of the Third Amendment Effective Date, hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof the form of Schedule 3.21 set forth in Annex D attached hereto.
4.    Conditions Precedent to Amendment. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent (the date upon which this Amendment shall so become effective being referred to as the “Third Amendment Effective Date”):
(a)    Amendment; The Administrative Agent and Collateral Agent shall have received:
(i) this Amendment, duly executed by the Credit Parties and the Lenders and the Founder Group Members (see Annex E), together with certificates evidencing each of the “Pledged Shares” as such term is defined in each of the Founder

Group Members’ Pledge Agreements (as defined in the Amended Credit Agreement), together with stock or certificate powers executed in blank;
(ii) a fully executed copy of the Cynosure 2023 Preferred Equity Agreement, together with evidence that Holdings has received at least $25,000,000 of Net Proceeds from the issuance of Preferred Equity thereunder;
(iii) the First Amended and Restated Subordination Agreement (the “Subordination Agreement”), duly executed by the Collateral Agent, the Junior Creditors (as defined in the Subordination Agreement) and the Credit Parties on terms satisfactory to the Agents; and
(iv) a Certificate signed by a Responsible Officer of Holdings and each Borrower certifying as to the satisfaction of the conditions precedent set forth herein and such other matters as may be required by the Agents, and attaching a copy of the A&R Holdings LLC Agreement and such other documents, agreements and certificates as the Agents may require.
(b)    Representations and Warranties/No Default. On the Third Amendment Effective Date, the representations and warranties set forth in Section 5 of this Amendment shall be true and correct. After giving effect to the waiver of the Identified Events of Default set forth in this Amendment, no Default or Event of Default shall have occurred and be continuing.
(c)    Expenses. The Administrative Agent and Collateral Agent shall have received reimbursement or payment of all out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers under the Existing Credit Agreement on or prior to the Third Amendment Effective Date, including but not limited to all fees and expenses invoiced through the Third Amendment Effective Date incurred by the Administrative Agent and Collateral Agent and its counsel; provided, however, that the amount of attorneys’ fees of counsel to the Administrative Agent reimbursed or paid by the Borrowers shall not exceed $130,000.
(d)    Third Amendment Closing Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Term Lenders, a closing fee (the “Third Amendment Closing Fee”) in the amount of $202,346.84 (calculated as an amount equal to 25 basis points (0.25%) multiplied by the current principal amount of the outstanding Term Loan as of the Third Amendment Effective Date). The Third Amendment Closing Fee shall be fully earned, due and payable in full, in cash, on the Third Amendment Effective Date.
(e)    Delayed Draw Term Loan Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Delayed Draw Term Lenders (as such term is defined in the Existing Credit Agreement), the Delayed Draw Term Loan Commitment Fee (as such term is defined in the Existing Credit Agreement), for all accrued and undrawn Delayed Draw Term Loan Commitments (as such term is defined in the Existing Credit Agreement) as existing immediately prior to the Third Amendment Effective Date in the amount of $21,111.12. The Delayed Draw Term Loan Commitment Fee shall be fully earned, due and payable in full, in cash, on the Third Amendment Effective Date.
5.    Representations and Warranties. The Credit Parties hereby represent and warrant to the Administrative Agent, Collateral Agent and the Lenders as of the Third Amendment Effective Date as follows:
(a)    Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Amendment, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, and (ii) do not and will not:
(i)    contravene the terms of any of that Person’s Organization Documents;
(ii)    conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of the Collateral Agent created under the Loan Documents) under, any document evidencing any Contractual Obligation that is material to the Credit Parties to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject except in each case to the extent such would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or
(iii)    violate any Requirement of Law in any respect, except to the extent such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Amendment, the Amended Credit Agreement or any other Loan Document except (i) for recordings, filings and other perfection actions in connection with the Liens granted to Collateral Agent under the Collateral Documents, (ii) those obtained or made on or prior to the Third Amendment Effective Date, and (iii) filings required by applicable Requirements of Law in connection with the exercise of remedies by the Collateral Agent.
(c)    Binding Effect. This Amendment has been duly executed and delivered by such Credit Party that is party hereto. This Amendment constitutes the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
(d)    Representations and Warranties; No Default. The following statements shall be true on the Third Amendment Effective Date, both immediately before and immediately after giving effect to this Amendment and the consummation of the transactions contemplated by this Amendment taking place on or about the Third Amendment Effective Date:
(i)    The representations and warranties of each Credit Party contained in Article III of the Amended Credit Agreement or any other Loan Document are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”; without duplication of any materiality qualifier contained therein) on and as of the Third Amendment Effective Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(ii)    the Credit Parties have received an aggregate amount of $7,500,000 from Viking Cake, which is available for the working capital needs of the Credit Parties; and
(iii)    no Default or Event of Default exists.
6.    Survival of Representations and Warranties. All representations and warranties made by the Credit Parties in this Amendment or other document delivered pursuant to or in connection with this Amendment shall survive the execution and delivery hereof. Such representations and warranties have been relied upon by each Agent and each Lender, regardless of any investigation made by either Agent or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default on the Third Amendment Effective Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
7.    Conditions Subsequent.
(a)    The Borrowers will deliver the audited financial statements described in Section 4.1(a) of the Amended Credit Agreement on or before May 31, 2023;
(b)    To the extent not in effect on the Third Amendment Effective Date, the Credit Parties shall use commercially reasonable efforts to deliver, or shall cause to be delivered, to the Collateral Agent a Control Agreement with respect to each of the Credit Parties’ deposit accounts listed below.

Credit Party	Name of Bank	Type of Account	Account Number
Black Rock Coffee Holdings, LLC	Arizona Bank & Trust	Deposit Account	9361255155
(c)    To the extent not received on the Third Amendment Effective Date, the Borrowers shall deliver, or cause to be delivered, (i) original signatures to this Third

Amendment and each agreement and certificate executed and delivered in connection herewith to the Collateral Agent, and (ii) shall use commercially reasonable efforts to deliver original signatures of each of the other Credit Parties to each such agreement to the Collateral Agent within thirty (30) days of the Third Amendment Effective Date.
8.    Confirmation and Ratification. Holdings, the Borrowers, BRSO PNW and each other Credit Party each and collectively hereby (a) acknowledge that the Subordination Agreement remains in full force and effect on and as of the date hereof, and hereby ratify the continued existence and effectiveness of the Subordination Agreement, (b) confirm that all references in the Subordination Agreement to the “Credit Agreement” shall be deemed, from and after the date hereof, to refer to the Amended Credit Agreement, (c) confirm that the Subordination Agreement remains in full force and effect on and as of the date hereof and agree that the Subordination Agreement shall in no way be limited or affected by this Amendment, and (d) ratify the continued existence and effectiveness of the Subordination Agreement.
9.    Amendment as a Loan Document. This Amendment constitutes a “Loan Document” under the Amended Credit Agreement. Any breach of this Amendment, including, without limitation, a breach of the condition(s) subsequent set forth in Section 7, shall be an Event of Default under the Amended Credit Agreement.
10.    Effect on Loan Documents. After giving effect to this Amendment on the Third Amendment Effective Date, the Amended Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and are hereby ratified and confirmed by Holdings, the Borrowers and each other Credit Party in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver (except with respect to the Identified Events of Default) of any right, power, or remedy of the Administrative Agent, Collateral Agent or the Lenders under the Existing Credit Agreement or the other Loan Documents. Each of Holdings, the Borrower and each other Credit Party hereby acknowledge and agree that, after giving effect to this Amendment, all of its and their obligations and liabilities under the Existing Credit Agreement and the other Loan Documents to which it is a party, as such obligations and liabilities have been amended or otherwise modified by this Amendment, are reaffirmed and remain in full force and effect. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to the Amended Credit Agreement. Nothing contained herein shall be construed as a novation of the Obligations outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, as expressly modified hereby.
11.    Reaffirmation of Grant of Security Interests. Each of the Credit Parties hereby reaffirms its grant to the Collateral Agent, for the benefit of the Secured Parties, of a continuing security interest in and Lien upon the Collateral of such Person, whether now owned or hereafter acquired or arising, and wherever located, all as provided in the Collateral Documents, and Holdings, the Borrowers, and each other Credit Party hereby reaffirms that the Secured Obligations are and shall continue to be secured by the continuing security interest and Lien granted by such Person to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.
12.    Limited Effect. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be an amendment or waiver of any rights or remedies that the Administrative Agent, Collateral Agent or any Lender may have under the Existing Credit Agreement or any other Loan Document (except as expressly set forth herein) or under applicable law, and shall not be considered to create a course of dealing or to otherwise obligate in any respect the Administrative Agent, Collateral Agent or any Lender to execute similar or other amendments or waivers or grant any amendments or waivers under the same or similar or other circumstances in the future.
13.    Release of Claims. In consideration of the Administrative Agent’s, Collateral Agent’s and each Lender’s agreements contained in this Third Amendment, each Credit Party hereby irrevocably releases and forever discharges the Administrative Agent, Collateral Agent and each Lender and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, causes of action, investigations or proceedings, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against the Administrative Agent, Collateral Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of the Administrative Agent, Collateral Agent, any Lender or any other Released Person relating to the Existing Credit Agreement or any other Loan Document on or prior to the date hereof.
14.    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest). The provisions of Section 9.18 of the Existing Credit Agreement are hereby incorporated by reference, mutatis mutandis, into this Amendment.
15.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BLACK ROCK COFFEE HOLDINGS, LLC

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer

BLACK ROCK COFFEE BAR, LLC

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer

BLACK ROCK STORE OPERATIONS, LLC

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer

BLACK ROCK DEVELOPMENT, LLC

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer
[Signature Page to Third Amendment to Credit Agreement]

BLACK ROCK ROASTING, LLC

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer

BRSO 67th, LLC

By: Black Rock Store Operations, LLC
Its: Member
By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer

BR CASTLE ROCK LLC

By: Black Rock Store Operations, LLC
Its: Member

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer
[Signature Page to Third Amendment to Credit Agreement]

BRSO PNW XX, LLC

By: Black Rock Store Operations, LLC
Its: Member

By: Black Rock Coffee Holdings, LLC
Its: Managing Member

By:	/s/ Rodd Booth
Name: Rodd Booth
Title: Chief Financial Officer
[Signature Page to Third Amendment to Credit Agreement]

RCS AGENT, LLC,
as Administrative Agent

By:	/s/ Béla R. Schwartz
Name: Béla R. Schwartz
Title: Vice President and Secretary

RCS SBIC FUND II, L.P.,
as a Lender

By: RCS II SBIC GP, LLC
Its: General Partner

By:	/s/ Béla R. Schwartz
Name: Béla R. Schwartz
Title: Vice President and Secretary
[Signature Page to Third Amendment to Credit Agreement]

TCW ASSET MANAGEMENT COMPANY LLC, as Collateral Agent

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

TCW DL VIII FINANCING LLC, as a Lender

By: TCW Asset Management Company LLC,
its Collateral Manager

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

TCW WV FINANCING LLC, as a Lender

By: TCW Asset Management Company LLC,
its Collateral Manager

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

TCW SKYLINE LENDING, L.P., as a Lender

By: TCW Asset Management Company LLC,
its Investment Advisor

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director
[Signature Page to Third Amendment to Credit Agreement]

TCW DIRECT LENDING STRUCTURED SOLUTIONS 2019 LLC, as a Lender

By: TCW Asset Management Company LLC,
its Investment Manager

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

TMD-DL HOLDINGS LLC, as a Lender

By: TCW Asset Management Company LLC,
its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

SAFETY NATIONAL CASUALTY CORPORATION, as a Lender

By: TCW Asset Management Company LLC,
Its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

PHILADELPHIA INDEMNITY INSURANCE COMPANY, as a Lender

By: TCW Asset Management Company LLC,
its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director
[Signature Page to Third Amendment to Credit Agreement]

RELIANCE STANDARD LIFE INSURANCE COMPANY, as a Lender

By: TCW Asset Management Company LLC,
its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director

BUILD PRIVATE CREDIT, L.P., as a Lender

By: TCW Asset Management Company LLC,
its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Managing Director
[Signature Page to Third Amendment to Credit Agreement]

ACKNOWLEDGED AND AGREED TO:

VIKING CAKE HOLDINGS II, LLC

By:	/s/ Jake Spellmeyer
Name: Jake Spellmeyer
Title: Authorized Signatory
[Signature Page to Founder Group Members’ Confirmation and Ratification]

ANNEX A
Credit Agreement
[See attached.]

$100,000,000 SENIOR CREDIT FACILITY
CREDIT AGREEMENT
dated as of April 29, 2022
by and among
BLACK ROCK COFFEE HOLDINGS, LLC,
as Holdings and Borrower Representative,
BLACK ROCK COFFEE BAR, LLC,
BLACK ROCK STORE OPERATIONS LLC
BLACK ROCK DEVELOPMENT, LLC
BLACK ROCK ROASTING, LLC,
BRSO 67TH, LLC and
BR CASTLE ROCK LLC,
as Borrowers
BRSO PNW XX, LLC,
as Guarantor
THE OTHER CREDIT PARTIES PARTY HERETO FROM TIME TO TIME,
as Credit Parties
THE LENDERS PARTY HERETO FROM TIME TO TIME,
and
RCS AGENT, LLC,
as Administrative Agent

RCS SBIC FUND II, L.P.,
as Joint Lead Arranger and Co-Bookrunner
TCW ASSET MANAGEMENT COMPANY LLC,
as Collateral Agent, Joint Lead Arranger and Co-Bookrunner

TABLE OF CONTENTS
ARTICLE I THE CREDITS    2
1.1    Amounts and Terms of Commitments    2
1.2    Evidence of Loans; Notes    2
1.3    Interest    2
1.4    Loan Accounts    ~~4~~3
1.5    Procedure for Borrowings    ~~5~~4
1.6    Conversion and Continuation Elections    ~~6~~5
1.7    Optional Prepayments ~~and Reductions in Delayed Draw Term Loan Commitments    7~~ 6
1.8    Mandatory Prepayments of Loans and Commitment Reductions    ~~8~~7
1.9    Fees    ~~11~~10
1.10    Payments by the Borrowers    ~~12~~10
1.11    Payments by the Lenders to Agent; Settlement    ~~14~~12
1.12    Benchmark Replacement Settings    ~~17~~15
1.13    Rates    ~~18~~17
ARTICLE II CONDITIONS PRECEDENT    ~~19~~17
2.1    Conditions of Initial Loans    ~~19~~17
2.2    Conditions to Certain Borrowings    ~~22~~20
ARTICLE III REPRESENTATIONS AND WARRANTIES    ~~23~~21
3.1    Corporate Existence and Power    ~~23~~21
3.2    Corporate Authorization; No Contravention    ~~23~~21
3.3    Governmental Authorization    ~~24~~22
3.4    Binding Effect    ~~24~~22
3.5    Litigation    ~~24~~22
3.6    No Default or Event of Default    ~~24~~23
3.7    Compliance with Laws; ERISA Compliance    ~~25~~23
3.8    Use of Proceeds; Margin Regulations    ~~25~~23
3.9    Ownership of Property; Liens; Principal Place of Business    ~~25~~23
3.10    Taxes    ~~26~~24
3.11    Financial Condition    ~~26~~24
3.12    Environmental Matters    ~~26~~24
3.13    Regulated Entities    ~~27~~25
3.14    Solvency    ~~27~~25
3.15    Labor Relations    ~~27~~25
3.16    Intellectual Property    ~~27~~26
3.17    Brokers’ Fees; Transaction Fees    ~~28~~26
3.18    Insurance    ~~28~~26
3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock    ~~28~~26
3.20    Jurisdiction of Organization; Chief Executive Office    ~~28~~27

3.21    Deposit Accounts and Other Accounts    ~~29~~27
3.22    Bonding    ~~29~~27
3.23    Status as Senior Indebtedness    ~~29~~27
3.24    Full Disclosure    ~~29~~27
3.25    Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices    ~~29~~27
3.26    Leases    ~~30~~28
3.27    Store Locations; Franchised Store Locations    ~~30~~28
3.28    Franchise Agreements    ~~30~~29
3.29    SBA Matters    ~~31~~29
ARTICLE IV AFFIRMATIVE COVENANTS    ~~31~~29
4.1    Financial Statements    ~~31~~29
4.2    Certificates; Other Information    ~~32~~30
4.3    Notices    ~~34~~32
4.4    Preservation of Corporate Existence, Etc    ~~36~~34
4.5    Maintenance of Property    ~~36~~35
4.6    Insurance    ~~36~~35
4.7    Payment of Taxes    ~~38~~36
4.8    Compliance with Laws    ~~38~~36
4.9    Inspection of Property and Books and Records    ~~38~~36
4.10    Use of Proceeds    ~~38~~37
4.11    Cash Management Systems    ~~39~~37
4.12    Further Assurances    ~~39~~38
4.13    Environmental Matters    ~~41~~39
4.14    Landlord Agreements    ~~41~~40
4.15    Compliance with Terms of Franchise Agreements    ~~41~~40
4.16    Compliance with Terms of Leases    ~~42~~40
4.17    Board Observation Rights    ~~42~~40
4.18    SBA Matters    ~~42~~41
4.19    Post-Closing Obligations    ~~43~~42
4.20    BE Loan Agreement; BRSO PNW    42
ARTICLE V NEGATIVE COVENANTS    ~~44~~42
5.1    Limitation on Liens    ~~44~~42
5.2    Disposition of Assets    ~~47~~45
5.3    Consolidations and Mergers    ~~49~~47
5.4    Loans and Investments    ~~49~~48
5.5    Limitation on Indebtedness    ~~51~~50
5.6    Transactions with Affiliates    ~~54~~52
5.7    Inventory Locations    ~~54~~53
5.8    Restricted Payments    ~~54~~53
5.9    Change in Business; Status as Holding Company    ~~56~~55

5.10    Changes in Organization Documents; Name and Jurisdiction of Organization    ~~57~~55
5.11    Changes in Accounting    ~~57~~56
5.12    Amendments to Certain Indebtedness    ~~57~~56
5.13    No Negative Pledges    ~~57~~56
5.14    OFAC; USA Patriot Act; Anti-Corruption Laws    ~~58~~57
5.15    Sale-Leasebacks    ~~58~~57
5.16    Hazardous Materials    ~~58~~57
5.17    Compliance with ERISA    ~~58~~57
5.18    ~~New Store Construction Expenses    59~~[Reserved] 57
5.19    ~~New Store Rental Expenses    59~~[Reserved] 57
5.20    Growth Capital Expenditure Available Amount    ~~59~~58
ARTICLE VI FINANCIAL COVENANTS    ~~59~~58
6.1    Financial Covenants    ~~59~~58
ARTICLE VII EVENTS OF DEFAULT    ~~60~~59
7.1    Event of Default    ~~60~~59
7.2    Remedies    ~~64~~62
7.3    Rights Not Exclusive    ~~64~~63
ARTICLE VIII AGENTS    ~~64~~63
8.1    Appointment and Duties    ~~64~~63
8.2    Binding Effect    ~~66~~64
8.3    Use of Discretion    ~~66~~65
8.4    Delegation of Rights and Duties    ~~67~~65
8.5    Reliance and Liability    ~~67~~66
8.6    Agents Individually    ~~68~~67
8.7    Lender Credit Decision    ~~69~~67
8.8    Expenses; Indemnities; Withholding    ~~69~~68
8.9    Resignation of Agent    ~~70~~69
8.10    Release of Collateral or Guarantors    ~~71~~70
8.11    Additional Secured Parties    ~~72~~70
8.12    Intercreditor Agreements    ~~72~~71
8.13    Lead Arranger and Other Agents    ~~72~~71
8.14    Credit Bid    ~~73~~71
8.15    Collateral Agent Advances    ~~74~~73
ARTICLE IX MISCELLANEOUS    ~~75~~73
9.1    Amendments and Waivers    ~~75~~73
9.2    Notices    ~~79~~78
9.3    Electronic Transmissions    ~~80~~79
v

9.4    No Waiver; Cumulative Remedies    ~~81~~80
9.5    Costs and Expenses    ~~81~~80
9.6    Indemnity    ~~82~~81
9.7    Marshaling; Payments Set Aside    ~~84~~82
9.8    Successors and Assigns    ~~84~~82
9.9    Binding Effect; Assignments and Participations    ~~84~~83
9.10    Non-Public Information; Confidentiality    ~~88~~86
9.11    Set-off; Sharing of Payments    ~~90~~89
9.12    Counterparts; Electronic Transmission    ~~91~~90
9.13    Severability    ~~91~~90
9.14    Captions    ~~91~~90
9.15    Independence of Provisions    ~~91~~90
9.16    Interpretation    ~~91~~90
9.17    No Third Parties Benefited    ~~92~~90
9.18    Governing Law and Jurisdiction    ~~92~~90
9.19    Waiver of Jury Trial    ~~93~~91
9.20    Entire Agreement; Release; Survival    ~~93~~92
9.21    USA Patriot Act; Beneficial Ownership Regulation    ~~94~~92
9.22    Replacement of Lender    ~~94~~93
9.23    Joint and Several    ~~95~~94
9.24    Creditor-Debtor Relationship    ~~95~~94
9.25    Keepwell    ~~95~~94
9.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~96~~94
9.27    Borrower Representative    ~~96~~95
ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY    ~~97~~95
10.1    Taxes    ~~97~~95
10.2    Illegality    ~~101~~100
10.3    Increased Costs and Reduction of Return    ~~102~~101
10.4    Funding Losses    ~~103~~102
10.5    [Reserved]    ~~104~~103
10.6    [Reserved]    ~~104~~103
10.7    Certificates of Lenders    ~~104~~103
ARTICLE XI DEFINITIONS    ~~104~~103
11.1    Defined Terms    ~~104~~103
11.2    Other Interpretive Provisions    ~~144~~141
11.3    Accounting Terms and Principles    ~~145~~142
11.4    Payments    ~~146~~143
11.5    Pro Forma Calculations    ~~147~~143

SCHEDULES

Schedule 1.1(a)	Term Loan ~~and Delayed Draw Term Loan Commitments~~Lenders/Loans
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.15	Labor Relations
Schedule 3.17	Broker’s and Transaction Fees
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 3.22	Bonding
Schedule 3.26	Leases
Schedule 3.27	Store Locations; Franchised Store Locations
Schedule 3.28	Franchise Agreements
Schedule 4.19	Post-Closing Obligations
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5(f)	Contingent Acquisition Consideration
Schedule 5.5	Indebtedness
Schedule 5.8	Payments of Contingent Acquisition Consideration
EXHIBITS

Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1(g)	Form of Solvency Certificate
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Term Note
Exhibit 11.1(e)	Corporate Structure Chart

CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified, extended, refinanced and/or restated from time to time, this “Agreement”) is entered into as of April 29, 2022, by and among (a) BLACK ROCK COFFEE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), (b) BLACK ROCK COFFEE BAR, LLC, an Oregon limited liability company (“BRCB”), BLACK ROCK STORE OPERATIONS LLC, an Oregon limited liability company (“BRSO”); BLACK ROCK DEVELOPMENT, LLC, an Oregon limited liability company (“BRD”), BLACK ROCK ROASTING, LLC, an Oregon limited liability company (“BRR”), BRSO 67th, LLC, an Arizona limited liability company (“BRSO 67th”) and BR CASTLE ROCK LLC, a Colorado limited liability company (“BRCR”, and together with BRCB, BRSO, BRD, BRR and BRSO 67th, and each other Person which joins this Agreement as a Borrower by execution of a Joinder in form and substance reasonably acceptable to the Agent (as hereinafter defined), collectively and jointly and severally, the “Borrowers”, and each individually, a “Borrower”), (c) BRSO PNW XX, LLC, a Washington limited liability company (“BRSO PNW”) as a “Guarantor”, (d) each other Person party hereto from time to time that is designated as a “Credit Party”, (e) the several financial institutions and other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and (f) RCS AGENT, LLC (in its individual capacity, “RCS”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders, and TCW Asset Management Company LLC in its individual capacity, (“TCW”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Lenders. The Administrative Agent and the Collateral Agent are sometimes referred to herein collectively as the “Agents”, or each individually as an “Agent”. The term “Agent”, when used herein and not preceded by “Administrative” or “Collateral”, means either Agent, and the term “Agents” means both Agents.
W I T N E S S E T H:
WHEREAS, Holdings and the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a term loan facility, ~~and a delayed draw term loan facility, in each case,~~ upon and subject to the terms and conditions set forth in this Agreement;
WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property (except as otherwise provided herein or in the other Loan Documents);
WHEREAS, Holdings directly owns all of the Stock and Stock Equivalents of the BRCB, BRSO, BRD, BRSO PNW and BRR, and BRSO owns a majority of the Stock and Stock Equivalents of BRSO 67th and BRCR, and Holdings is willing to guaranty all of the Obligations and to pledge to Collateral Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents it owns in BRCB, BRSO, BRD and BRR, and BRSO is willing to pledge to the Collateral Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents it owns in BRSO PNW, BRSO 67th and BRCR, and substantially all of its other

Property (except as otherwise provided herein or in the Loan Documents) to secure the Obligations; and
WHEREAS, subject to the terms hereof, each other Guarantor is willing to guaranty all of the Obligations of the Borrowers and to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property (except as otherwise provided in the Loan Documents) to secure the Obligations, including, in the case of BRSO, a pledge to the Collateral Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents it owns in BRSO PNW, BRSO 67th and BRCR.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
THE CREDITS
1.1    Amounts and Terms of Commitments.
(a)    The Term Loan A Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment, severally and not jointly, agrees to make term loans to the Borrowers (each such loan, a “Term Loan A”) on the Closing Date in the amount of such Lender’s Term Loan Commitment as in effect on the Closing Date. Amounts borrowed as a Term Loan A which are repaid or prepaid may not be reborrowed.
(b)    ~~Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Delayed Draw Term Commitment, severally, and not jointly, agrees to make Delayed Draw Term Loans to the Borrowers (each such loan, a “Delayed Draw Term Loan”) during the Delayed Draw Availability Period, in a principal amount not to exceed its Delayed Draw Term Loan Commitment. Once funded, Delayed Draw Term Loans shall be added to the outstanding principal amount of, and should become part of, the outstanding Term Loan A. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.~~[Reserved].
(c)    [Reserved].
1.2    Evidence of Loans; Notes. The Term Loans made by each Term Lender are evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the applicable Term Loans held by such Lender.

1.3    Interest.
(a)    Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Adjusted Term SOFR Rate or the Base Rate, as the case may be, plus, in each instance, the Applicable Margin. Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans (unless calculated in accordance with clause (c) of the definition of “Base Rate”)) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date, provided, that interest on each Loan shall be paid, in cash, in an amount equal to the Cash Interest Portion of such Loan plus the Applicable Margin, and paid-in-kind and capitalized in accordance with the definition of PIK Amount. Interest shall also be paid in the manner set forth in the preceding sentence on the date of any payment or prepayment of the Term Loans in full.
(c)    At the election of Administrative Agent or the Collateral Agent or Required Lenders, while any Event of Default exists (or automatically while any Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and other Obligations, as applicable, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans or such other Obligations (plus the Term SOFR Rate or Base Rate, as the case may be). All such interest shall be payable on demand of either Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
1.4    Loan Accounts.
(a)    Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, subject to Sections 1.4(b) through (d), absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.
(b)    Administrative Agent, acting as a non-fiduciary agent on behalf of the Borrowers and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at one of its offices (A) a record of ownership (the “Register”) in which Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent, each Lender in the Term Loans, each of their obligations under this Agreement to participate in each Term Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount (and stated interest) of each Loan and for Term SOFR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by any Agent from the Borrowers and its application to the Obligations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans are at all times maintained in “registered form” under Section 5f.103-1(e) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(e)(2) of the Code.
(d)    The Credit Parties, Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender, for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower Representative, Agents, and each Lender during normal business hours and from time to time upon reasonable prior written notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the

Register other than information with respect to such Lender unless otherwise agreed by the Agents.
1.5    Procedure for Borrowings.
(a)    The Borrowing of the Term Loan on the Closing Date shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5 hereof) written (which may be delivered by facsimile, electronic mail or E-Fax) notice delivered to the Administrative Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Administrative Agent, which notice must be received by Administrative Agent prior to 2:00 p.m., one (1) Business Day prior to the Closing Date. Such Notice of Borrowing shall specify:
(i)    the amount of the Borrowing;
(ii)    the requested Borrowing date, which shall be a Business Day;
(iii)    whether the Borrowing is to be comprised of Tern SOFR Loans or Base Rate Loans;
(iv)    if the Borrowing is to be Term SOFR Rate Loans, the Interest Period applicable to such Loans;
(v)    the Borrowers’ wire instructions.
~~(b)    The Borrowing of each Delayed Draw Term Loan during the Delayed Draw Availability Period shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5 hereof) written (which may be delivered by facsimile, electronic mail or E-Fax) notice delivered to the Administrative Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Administrative Agent, which notice must be received by Administrative Agent prior to 2:00 p.m., at least ten (10) Business Days’ prior to the requested Borrowing date. Such Notice of Borrowing shall specify:~~
~~(i)    the amount of the Delayed Draw Term Loan Borrowing (which shall be at least $1,000,000 or such lesser amount as may equal the then unfunded Delayed Draw Term Loan Commitment);~~
~~(ii)    the requested Borrowing date, which shall be a Business Day;~~
~~(iii)    whether the Borrowing is to be comprised of Tern SOFR Loans or Base Rate Loans;~~
~~(iv)    if the Borrowing is to be Term SOFR Rate Loans, the Interest Period applicable to such Loans;~~
~~(v)    the Borrowers’ wire instructions.~~

~~In addition, each Notice of Borrowing relating to a Delayed Draw Term Loan shall be accompanied by a certificate of a Responsible Officer of the Borrower Representative certifying that, as of the date of such certificate and, pro forma, as of the requested Borrowing Date, the Pro Forma Compliance Conditions are satisfied, and setting forth in reasonable detail the calculations demonstrating such compliance. The principal amount of each Delayed Draw Term Loan shall automatically be added to the then outstanding principal amount of and become part of the Term Loan for all purposes of this Agreement including accrual of interest and determining the Term Loan Amortization Amount on each Interest Payment Date following such funding.~~
(b) [Reserved]:
(c)    Upon receipt of a Notice of Borrowing pursuant to clause (a) ~~or (b)~~ above, Administrative Agent will promptly notify each applicable Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.
(d)    Each Lender with a Commitment shall make its Loan available to the Administrative Agent not later than 12:00 p.m. on the applicable Borrowing date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s office or account. Upon satisfaction or waiver of the conditions precedent specified herein, including Section 2.1 and Section 2.2, and receipt of all requested Loan funds, the Administrative Agent shall make the proceeds of such Loans available to the Borrowers on the applicable Borrowing date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be wired to the account of the Borrowers as may be designated in writing to the Administrative Agent by the Borrowers in the applicable Notice of Borrowing.
1.6    Conversion and Continuation Elections.
(a)    The Borrower Representative shall have the option to (i) request that any Loan be made as a Term SOFR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to Term SOFR Rate Loans, (iii) convert any Term SOFR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a Term SOFR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a Term SOFR Rate Loan must be in a minimum amount of $100,000 (or, if less, the aggregate outstanding amount of such Loan or Loans). Any such election must be made by Borrower Representative by 2:00 p.m. (x) on the date that is three (3) Business Days prior to (1) the date of any proposed Loan which is to bear interest at Term SOFR, (2) the end of each Interest Period with respect to any Term SOFR Rate Loans to be continued as such, or (3) one (1) day prior to the date on which the Borrower Representative wishes to convert any Base Rate Loan to a Term SOFR Rate Loan for an Interest Period designated by the Borrower Representative in such election, and (y) on the date that is one (1) Business Day prior to the date on which the Borrower Representative wishes to convert any Term SOFR Rate Loan to a Base Rate Loan. If no Notice of Conversion/Continuation is received with respect to a Term SOFR Rate Loan by 2:00 p.m. on the date that is three (3) Business Day prior to the end of the Interest Period with respect thereto, that Term SOFR Rate Loan shall automatically be continued as a Term SOFR Rate Loan with a one month Interest Period. If a Notice of Conversion/Continuation is received with respect to a Term SOFR Rate Loan by a 2:00 p.m. on the date that is three (3) Business Days prior to the end of the Interest Period with respect thereto, but fails to specify an Interest Period with respect thereto, the Borrower Representative will be deemed to have selected a one month Interest Period. The Borrower Representative must make such election by notice to Administrative Agent in writing, including by hand delivery, overnight courier, mail, facsimile or Electronic Transmission, which notice may be given pursuant to irrevocable written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form reasonably acceptable to Administrative Agent. No Loan shall be made, converted into or continued as a Term SOFR Rate Loan, if an Event of Default has occurred and is continuing and Required Lenders have determined not to make, convert or continue any Loan as a Term SOFR Rate Loan as a result thereof; provided that the Borrower Representative shall not be required to convert then existing Term SOFR Rate Loans to Base Rate Loans prior to the expiration of the applicable Interest Period(s) thereto solely because of the occurrence and continuance of an Event of Default.
(b)    Upon receipt of a Notice of Conversion/Continuation, Administrative Agent will promptly notify each Lender thereof. In addition, Administrative Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of Term SOFR; provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against any Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than five (5) different Interest Periods in effect; provided that, after the establishment of any Class of Loans pursuant to an Extension, such number of Interest Periods shall increase by two (2) Interest Periods for each applicable Class so established.
1.7    Optional Prepayments ~~and Reductions in Delayed Draw Term Loan Commitments~~.
(a)    Optional Prepayments Generally. The Borrowers may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice by the Borrower Representative to Administrative Agent by 2:00 p.m. on such day, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 in each instance, together with any Applicable Prepayment Premium and amounts, if any, due under in Section 10.4. Optional partial prepayments shall be applied to Term Loans as specified by the Borrower Representative; provided that any optional partial prepayments of the Term Loans shall be applied to the outstanding installments thereof in direct order of maturity ratably across each Class of Term Loans then outstanding. Any prepayment in full of the Term Loan in connection with the payment in full of all Obligations (other than Contingent Indemnity Obligations) pursuant to a refinancing with a third-party lender during the period from the Closing Date through the second anniversary of the Closing Date (the “Prepayment Period”) will be accompanied by the Applicable Prepayment Premium.
(b)    ~~Reductions in Delayed Draw Term Loan Commitments. The Borrowers may at any time, upon at least three (3) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice by the Borrower Representative to Administrative Agent by 2:00 p.m. on such day, terminate or permanently reduce the aggregate Delayed Draw Term Loan Commitment, without premium or penalty; provided that such reductions shall be in an amount greater than or equal to $1,000,000 (or a lesser amount if the Aggregate Delayed Draw Term Loan Commitments then outstanding is less than $1,000,000). All reductions of the Aggregate Delayed Draw Term Loan Commitment shall be allocated pro rata among all Lenders with a Delayed Draw Term Loan Commitment.~~ [Reserved].
(c)    Applicable Prepayment Premium. Any voluntary or mandatory prepayment of the Term Loan during the period from the Closing Date through the second anniversary of the Closing Date (the “Prepayment Period”) shall be accompanied by the Applicable Prepayment Premium.
(d)    Notices. Notice of prepayment or commitment reduction pursuant to clauses (a) or (b) above shall not thereafter be revocable by the Borrower Representative and Administrative Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction; provided, however, that a notice of prepayment or commitment reduction may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness, the consummation of another transaction (such as a change of control) or the occurrence of another specified event, in which case such notice may be revoked by Borrower Representative (by written notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The payment amount specified in a notice of prepayment shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required to be paid pursuant to Section 10.4.
1.8    Mandatory Prepayments of Loans and Commitment Reductions.
(a)    Scheduled Term Loan Payments. The principal amount of the Term Loans ~~(including, for avoidance of doubt, funded Delayed Draw Term Loans)~~ shall be paid in installments on the last Business Day of each Fiscal Quarter (commencing with the second full Fiscal Quarter following the Closing Date and on the Term Loan Maturity Date in an amount equal to the then-applicable Term Loan Amortization Amount.
The Borrowers shall repay to the Administrative Agent for the ratable account of the appropriate Term Lenders an amount equal to the entire remaining outstanding principal balance of the Term Loan on the Term Loan Maturity Date. The Borrowers shall repay to the Administrative Agent for the ratable account of the appropriate Lenders of Extended Term Loans on each date set forth in the applicable Extension, such amount of such Extended Term Loan as agreed in such Extension.
(b)    [Reserved].
(c)    Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:
(i)    make a Disposition (except for a Disposition permitted under Section 5.2(a), (c), (d), (e), (f), (h), (i), (j), (k), (l), (o), (p), (s) or (t)); or
(ii)    suffer an Event of Loss;
(iii)    receives any Extraordinary Receipt, other than in connection with the Las Vegas Franchisee Group Litigation~~, which is governed by Section 1.8(c)(iv) below~~ or the Roasters Litigation;
and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition, Event of Loss or Extraordinary Receipt and all other Dispositions and Events of Loss (for the avoidance of doubt, other than business interruption insurance or workers’ compensation) occurring during the Fiscal Year exceeds $500,000, then promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition, Event of Loss or Extraordinary Receipt, the Borrowers shall deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to Administrative Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(f) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing at the time of such Disposition, Event of Loss or Extraordinary Receipt, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition, Event of Loss or Extraordinary Receipt in assets of a kind then used or usable in the business of the Credit Parties, within one (1) year after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within said one (1) year period and subsequently makes such reinvestment within ninety (90) days thereafter; or
(iv)    ~~upon receipt of any Net Proceeds by any Credit Party in connection with the Las Vegas Franchise Group Litigation at any time prior~~

~~to the date upon which the Delayed Draw Term Loan Commitment has been reduced to zero, the Borrowers may (i) make an optional prepayment in the amount of up to 100% of such Net Proceeds in accordance with Section 1.7 hereof and/or (ii) retain all or a portion of such Net Proceeds (in an amount not to exceed the amount of the Delayed Draw Term Loan Commitment at such time) for general working capital purposes, provided that the Delayed Draw Term Loan Commitment shall be reduced (without the notice required by Section 1.7(b)) by the amount of any such retained Net Proceeds under this clause (ii). For avoidance of doubt, all Net Proceeds of the Las Vegas Franchise Group Litigation shall be subject to mandatory prepayment once the Delayed Draw Term Loan Commitment is reduced to zero~~[Reserved].
(d)    Incurrence of Debt; Equity Contributions. Upon receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of (i) the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder) or (ii) if Pro Forma Compliance Conditions are not satisfied, any Equity Contribution ~~including any Equity Contribution received in connection with the issuance of Stock which does not constitute Disqualified Stock~~(other than (x) a non-cash issuance of Common Units by Holdings in accordance with ~~clause (i)~~the terms of the ~~definition of Equity Recap Transactions to the extent required to cause compliance with the Pro Forma Compliance Conditions, and thereafter excluding any remaining Net Issuance Proceeds which are for an Equity Recap Distribution,~~Viking Cake Convertible Note, and (y) provided~~,~~ that ~~prior to such Equity Recap Distribution, the Borrowers shall deliver, or cause to be delivered, to Administrative Agent an amount equal to such Net Issuance Proceeds for application to the Loans in accordance with Section 1.8(f~~no Default or Event of Default has occurred and is continuing, Equity Contributions made pursuant to the Cynosure 2023 Preferred Equity Agreement).
(e)    Excess Cash Flow. Within thirty (30) days after the annual financial statements and corresponding Compliance Certificate are required to be delivered pursuant to Section 4.1(a) and Section 4.2(b) hereof (each an “ECF Payment Date”), commencing with such annual financial statements for the Fiscal Year ending December 31, 2022, the Borrowers shall deliver to Administrative Agent, for distribution to the Lenders, an amount equal to 50% of Excess Cash Flow for the applicable Excess Cash Flow Reference Period, less the aggregate amount of voluntary prepayments of the Term Loans made during such Excess Cash Flow Reference Period, for application to the Loans in accordance with the provisions of Section 1.8(f) hereof; provided that the percentage referenced above shall be reduced to 25% of such Excess Cash Flow if the Total Net Leverage Ratio as of the last day of the applicable Fiscal Year is less than 2.50 to 1.00. Excess Cash Flow shall be calculated in the manner set forth in the Compliance Certificate.
(f)    Application of Prepayments. Subject to Section 1.10(c) and except as may otherwise be set forth in any Extension, any prepayments pursuant to Section 1.8(c),

1.8(d), or 1.8(e) shall be applied to prepay all remaining installments (including the final installment thereof to be made at maturity) of the Term Loans ~~(including, for the avoidance of doubt and without limitation, each funded Delayed Draw Term Loan)~~ pro rata against all such scheduled installments based upon the respective amounts thereof ratably across each Class of Term Loans then outstanding. Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding SOFR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrowers shall pay any amounts required pursuant to Section 10.4 hereof. Notwithstanding the foregoing, prepayments required pursuant to Section 1.8(c) and (d) attributable to Foreign Subsidiaries shall be limited to the extent such prepayments with respect to the repatriation of cash in connection therewith would (i) be prohibited or delayed by applicable law in the relevant foreign jurisdictions; provided that the Borrower Representative and its Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation, (ii) conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member or management of such Foreign Subsidiary or (iii) result in adverse tax consequences as determined by the Borrower Representative in good faith; and provided further that, once the repatriation of the relevant Net Proceeds or Net Issuance Proceeds, as applicable, would no longer be limited as described above, such amounts will promptly be applied in accordance with this Section 1.8. The non-application of any prepayment amounts as a direct consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or Event of Default and such amounts shall be available for working capital and general corporate purposes of the Borrowers and their Subsidiaries so long as not required to be prepaid in accordance with the foregoing.
(g)    No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.
(h)    Declining Lenders. Upon the occurrence of any mandatory prepayment event set forth in Section 1.8(e), (d) or (e), the Borrower Representative shall provide the Administrative Agent with three (3) Business Days’ prior written notice (received by 2:00 p.m. on such day) of the prepayment required hereunder, including the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such mandatory prepayment Notwithstanding any other provisions in this Section 1.8, any Lender may choose not to accept, in whole or in part, its pro rata share of mandatory prepayments of the Loans under Section 1.8(c), (d)(i) or (e), by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 2:00 p.m., one (1) Business Day prior to the date of such prepayment as set forth in the applicable notice of prepayment; provided that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance by such Lender of its pro rata share of such mandatory prepayment. Any amount of a mandatory prepayment of the Loans under Section 1.8(e), (d)(i) or (e) not accepted by the Lenders shall (i) first, be offered to non-declining Lenders in accordance with their Commitment Percentages until all remaining Lenders are declining Lenders, and (ii) any remaining amounts shall be retained by the Borrowers and to be used as permitted hereunder.
(i)    Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 1.8 shall not affect the Borrowers’ obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.
1.9    Fees.
(a)    Fees. The Borrowers shall pay to Administrative Agent (for the ratable benefit of the Lenders) on the Closing Date those fees in the amounts at the times set forth in a letter agreement among the Borrower Representative (on behalf of the Borrowers) and Agents dated as of the Closing Date (as amended, amended and restated, modified and/or supplemented from time to time in accordance with its terms, the “Fee Letter”).
(b)    ~~Delayed Draw Term Loan Commitment Fee. The Borrowers shall pay to Agent a fee, on the last Business Day of each Fiscal Quarter (the “Delayed Draw Term Loan Commitment Fee”), for the account of each Lender having a Delayed Draw Commitment, in an amount equal to:~~[Reserved].
~~(i)    the average daily balance of the Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender during the preceding Fiscal Quarter,~~
~~(ii)    multiplied by one percent (1.00%) per annum.~~
~~The Delayed Draw Term Loan Commitment Fee provided in this Section 1.9(b) shall accrue at all times during the period from and after the Closing Date through the last day of the Delayed Draw Availability Period.~~
(c)    [Reserved].
(d)    All fees payable pursuant to this Section 1.9 shall be calculated on a 360-day year and actual days elapsed and applied in accordance with Section 1.10(a).
1.10    Payments by the Borrowers.
(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, except as set forth in

Article X, shall, except as otherwise expressly provided herein, be made to Administrative Agent (for the ratable account of the Persons entitled thereto) to the Administrative Agent’s account specified by the Administrative Agent pursuant to a written notice delivered to the Borrower Representative (or such other account as Administrative Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. on the date due. Any payment which is received by Administrative Agent later than 2:00 p.m. may in Administrative Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue; provided that, for the avoidance of doubt, any payment which is received by the Administrative Agent later than 2:00 p.m. on the applicable due date shall not constitute a Default or an Event of Default hereunder so long as such payment is received by the Administrative Agent prior to 4:00 p.m. on such due date. Upon the occurrence and during the continuance of an Event of Default, the Borrowers and each other Credit Party hereby irrevocably waives the right to direct the application of any and all payments in respect of any Obligation and any proceeds of Collateral, provided that such payments and proceeds are applied in accordance with Section 1.10(c).
(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be excluded in the computation, and if applicable, payment, of interest or fees, as the case may be, on such next succeeding Business Day; provided that such extension of time shall be included in the next succeeding computation and payment of interest and fees; provided further that if the scheduled payment date is the maturity date of any Loan such extension of time shall include such interest and fees, which shall be payable on such next succeeding Business Day.
(c)    During the continuance of an Event of Default, Administrative Agent may, and shall upon the direction of the Collateral Agent or the Required Lenders, apply any and all payments received by Administrative Agent in respect of any Obligation in accordance with clauses first through sixth below (but excluding any provision for payment set forth therein in respect of any Secured Obligations under or in respect of any Secured Rate Contracts or Bank Products or with respect to Secured Swap Providers or Bank Product Providers). Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied in accordance with clauses first through sixth below (including, for the avoidance of doubt, any provision for payment set forth therein in respect of any Secured Obligations under or in respect of any Secured Rate Contracts or Bank Products or with respect to Secured Swap Providers or Bank Product Providers):

first, to payment of costs and expenses of each Agent (including Collateral Agent Advances, if any) and Attorney Costs payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of costs and expenses of the Lenders payable or reimbursable by the Credit Parties under the Loan Documents;
third, to payment of all accrued unpaid interest on the Secured Obligations and fees owed to either Agent (in their capacities as Administrative Agent or Collateral Agent, as the case may be), Lenders, Secured Swap Providers and Bank Product Providers;
fourth, to payment of principal of the Obligations then due and payable and any Secured Obligations under any Secured Rate Contract or Bank Product;
fifth, to payment of any other amounts owing constituting Secured Obligations; and
sixth, any remainder, after all of the Secured Obligations have been paid in full, to the Borrowers or as the Borrower Representative shall direct, or as otherwise required by Requirement of Law.
In carrying out the foregoing, (i) amounts received to each category shall be applied in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor. Notwithstanding the foregoing terms of this Section 1.10, only Collateral proceeds and payments under the Guaranty and Security Agreement (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product or Secured Rate Contract or with respect to Bank Product Providers or Secured Swap Providers. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.
1.11    Payments by the Lenders to Agent; Settlement.
(a)    Administrative Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested prior to receipt of such funds from the Lenders. Each Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Commitment Percentage of any Loan before Administrative Agent disburses same to the Borrowers. If Administrative Agent elects to require that each Lender make funds available to Administrative Agent prior to disbursement by Administrative Agent to the Borrowers, Administrative Agent shall advise each Lender by telephone, Electronic Transmission or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account designated by the Administrative Agent in writing to the Lenders from time to time, no later than 3:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Administrative Agent any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(b)    [Reserved].
(c)    [Reserved].
(d)    Return of Payments.
(i)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrowers and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)    If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to the Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(e)    Non-Funding Lenders.
(i)    Responsibility. The failure of any Non-Funding Lender to make any Loan, or to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.
(ii)    [Reserved].
(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender or Impacted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Term Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender or Impacted Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s or Impacted Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender or Impacted Lender may not be reduced (other than resulting from a waiver of default interest otherwise applicable pursuant to Section 1.3(c) hereof, any waiver of a Default or an Event of Default having the effect of waiving such default interest), withhout the consent of such Non-Funding Lender or Impacted Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders or Impacted Lenders shall be excluded from the total Loans and Commitments outstanding.
(iv)    Borrower Payments to a Non-Funding Lender or Impacted Lender. Administrative Agent shall be authorized to use all payments received by Administrative Agent for the benefit of any Non-Funding Lender or Impacted Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties entitled thereto. Administrative Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s or Impacted Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 1.11(e)(ii), of other funding obligations hereunder until the Facility Termination Date. Upon any such unfunded obligations owing by a Non-Funding Lender or Impacted Lender becoming due and payable, Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender or Impacted Lender. Any amounts owing by a Non-Funding Lender or Impacted Lender to Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans. In the event that Administrative Agent is holding cash collateral of a Non-Funding Lender or Impacted Lender that cures pursuant to clause (v) below, ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender or ceases to be an Impacted Lender pursuant to the definition of Impacted Lender, Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Administrative Agent, and other Lenders under the Loan Documents.
(v)    Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
(vi)    ~~Fees. A Lender that is a Non-Funding Lender or Impacted Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Delayed Draw Term Loan Commitment Fee during the time such Lender is a Non-Funding Lender or Impacted Lender.~~ [Reserved].
(f)    Procedures. Administrative Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.
(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Representative, Administrative Agent and such Lender.
1.12    Benchmark Replacement Settings.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 1,12 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, Collateral Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1,12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.12.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Adjusted Term SOFR Rate or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any pending request for a SOFR Loan, or conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
1.13    Rates. The Administrative Agent and the Collateral Agent do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Adjusted Term SOFR Rate, Term SOFR Screen Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Adjusted Term SOFR Rate, Term SOFR Screen Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and the Collateral Agent and their respective affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, the Adjusted Term SOFR Rate, Term SOFR Screen Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent and the Collateral Agent may select information sources or services in their reasonable discretion to ascertain Base Rate, Term SOFR, the Adjusted Term SOFR Rate, Term SOFR Screen Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
CONDITIONS PRECEDENT
2.1    Conditions of Initial Loans. The obligation of each Lender to make its initial Loans hereunder on the Closing Date is subject to satisfaction of the following:
(a)    Loan Documents. The Agents shall have received, each in form and substance reasonably satisfactory to the Agents and the Lenders: (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a promissory note, a duly executed Note, (iii) counterparts of the Guaranty and Security Agreement and any copyright, patent or trademark security agreement, as applicable, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (iv) counterparts of Limited Guaranty and Pledge Agreements, duly executed by each Jeffrey Hernandez, Daniel Brand, Jake Spellmeyer and Bryan Pereboom, (v) counterparts of the Holdings Pledge Agreement duly executed by Viking Cake BR, LLC, (vi) counterparts of each of the other Loan Documents (other than the Holdings Pledge Agreements of the Holdings Pledgors other than Viking Cake BR, LLCV, such additional Holdings Pledge Agreements to be delivered post-closing in accordance with Section 4.19); (vii) counterparts of the Fee Letter, (viii) incumbency and secretary’s certificates, a disbursement letter and a perfection certificate, executed by the duly authorized officers and other applicable signatories of the parties thereto, and (viii) any other instruments, certificates, or documents reasonably requested by the Agents;
(b)    Consents. Agents shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals required in connection with the entering into of this Agreement have been obtained, except, in each case, those consents and approvals that have been duly waived.
(c)    Legal Opinions. Agents shall have received an opinion of counsel from Perkins Coie LLP, and such other legal counsel, if any, as may be reasonably required by the Agents, including, with respect to opinions on the Investment Company Act and non-contravention, in-house counsel to Holdings, each addressed to the Agents and each Lender, as to matters concerning the Credit Parties and the Loan Documents.
(d)    Insurance. Agents shall have received (i) evidence of all policies of insurance required to be maintained hereunder and (ii) certificates naming Collateral Agent as additional insured or lenders loss payee as agent for the Lenders, or showing lender loss payable to Collateral Agent, as appropriate, in each case of clauses (i) and (ii), in form reasonably acceptable to Collateral Agent;
(e)    Minimum EBITDA; Total Net Leverage Ratio; Liquidity. Agents shall have received a certificate executed by a Responsible Officer of the Borrower Representative attaching a report from an independent third-party acceptable to the Agents showing that Consolidated EBITDA of the Borrowers for the period of twelve

(12) consecutive months ended December 31, 2021 was at least $15,200,000 (the actual amount so reported being referred to as the “Closing Date EBITDA”), and demonstrating in reasonable detail that, after giving effect to the funding of the Term Loans and Existing Debt Refinancing Transactions, and payment of all costs, fees and expenses in connection therewith, (i) the Total Net Leverage Ratio (calculated using the Closing Date EBITDA) does not exceed 4.91:1.00, and (ii) the Borrowers have Liquidity of at least $7,500,000;
(f)    SBA Documents. Agents shall have received that certain SBA Matters Agreement, SBA Form 1031 (U.S. Small Business Administration Portfolio Financing Report), SBA Form 480 (U.S. Small Business Administration Size Status Declaration), and SBA Form 652 (U.S. Small Business Administration Assurance of Compliance for Nondiscrimination), in each case duly completed and executed by the applicable Credit Party;
(g)    Solvency Certificate. Agents shall have received a certificate executed by a Responsible Officer of Holdings, attesting to the Solvency of the Credit Parties and their Subsidiaries on a consolidated basis, taken as a whole, after giving pro forma effect to the Related Transactions and the other transactions contemplated on the Closing Date, such certificate to be in the form attached hereto as Exhibit 2.1(g);
(h)    Patriot Act; Beneficial Ownership Certification. Agents and Lenders shall have received from each Credit Party, at least three (3) Business Days prior to the Closing Date (to the extent requested by Agents or Lenders in writing at least ten (10) days prior to the Closing Date), (i) a duly executed W-9 (or other applicable tax form), (ii) a duly executed Beneficial Ownership Certification, and (iii) all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;
(i)    Background Checks. Administrative Agent shall have completed customary individual background searches for each Credit Party’s senior management and key principals required by Administrative Agent, the results of which shall be satisfactory to Agents;
(j)    Fees and Expenses. All fees and expenses required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter shall have been paid;
(k)    UCC and Other Searches. Agents shall have received copies of UCC, tax, litigation, judgment and bankruptcy searches with respect to the Credit Parties, and other evidence reasonably satisfactory to the Agents that subject only to termination of Liens securing the Existing Debt Agreements, the Liens securing the Secured Obligations are the only Liens upon the assets of the Credit Parties, subject only to Permitted Liens;
(l)    Material Adverse Effect. In the reasonable judgment of the Agents, there shall not have occurred any event or condition which could reasonably be expected to result in a Material Adverse Effect;

(m)    Required Information; Diligence. (a) The Agents shall have received the Projections and a validation of pro forma, run-rate 2021 financials and the 2022 budget from a third party acceptable to the Agents in their sole discretion, each of which shall be satisfactory to the Agents in their sole discretion, and (b) the Agents shall have completed their business (including management meetings and third-party insurance diligence, legal, and collateral due diligence with respect to the Credit Parties, with results satisfactory to the Agents;
(n)    Representations and Warranties; No Defaults. The following statements shall be true on the Closing Date, both immediately before and immediately after giving effect to any Loan (or other credit extensions) made on the Closing Date, and the application of the proceeds thereof:
(i)    Each representation and warranty by any Credit Party contained herein or in any other Loan Document is true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”; without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true or correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(ii)    No Default or Event of Default has occurred and is continuing;
(o)    Officer’s Closing Certificate. The Agents shall have received a certificate executed by a Responsible Officer of Holdings and the Borrowers attesting that (i) the conditions set forth in Sections 2.1(l) and 2.1(n) above are satisfied, which certificate may be combined with the certificates referenced in Sections 2.1(e) and 2.1(g) above and (ii) attached thereto is are true, correct and complete copies of the form of the Franchise Agreement used by the Credit Parties as of the Closing Date;
(p)    Existing Debt Refinancing Transactions.
(i)    The Credit Parties shall have delivered (i) payoff letters confirming that existing Indebtedness (outstanding immediately prior to the Closing Date) under each of the Existing Debt Agreements has been, or shall be with the proceeds of the Loans, paid in full (and/or, in the case of the Subordinated Term Loan Obligations, converted to Preferred Equity) and all commitments and liens thereunder terminated, (ii) any Lien release documentation (and authorizations to file or record such release documentation or evidence that such release documentation has been filed or recorded, as applicable) necessary to terminate such Liens, and (iii) the A&R Holdings LLC Agreement, in form reasonably satisfactory to the Agents and Lenders; and

(ii)    The Existing Debt Refinancing Transactions shall have been consummated, or shall be consummated substantially concurrently with the funding of the initial Loans on the Closing Date;
(q)    Each Lender shall have received all necessary internal approvals; and
(r)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Term Loans to be advanced on the Closing Date.
For the purpose of determining satisfaction with the conditions specified in this Section 2.1, each Agent and each Lender that has signed and delivered this Agreement shall be deemed to have agreed that each condition under this Section 2.1 shall have been met and shall be deemed to be satisfied with the form thereof in each case, unless each Agent shall have received written notice from such Person specifying its objection thereto and provided the Borrower Representative a copy thereof, in each case, prior to the time such Person shall have released its signature pages hereto.
2.2    Conditions to Certain Borrowings. No Lender shall be obligated to fund any Loan following the Closing Date if as of the date thereof:
(a)    the Agent shall have not received a Notice of Borrowing with respect to the Loans to be advanced in accordance with the provisions of this Agreement; and
(b)    ~~with respect to any Delayed Draw Term Loan, the Pro Forma Compliance Conditions shall not be satisfied or any Agent shall have determined, in its reasonable discretion, that a Material Adverse Effect shall have occurred and be continuing~~[Reserved].
The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Collateral Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Credit Parties, jointly and severally, represent and warrant to each Agent and each Lender that the following are, and after giving effect to the consummation of this Agreement and the other Loan Documents, the funding of the Loans hereunder and the Related Transactions will be, true, correct and complete:

3.1    Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:
(a)    is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
(b)    has the requisite power and authority and all necessary governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;
(c)    is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and, if applicable, in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all applicable Requirements of Law;
except, in each case referred to in clause (b)(i), clause (c) or clause (d), to the extent that the failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
3.2    Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and any other Loan Document to which such Person is party, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, and (ii) do not and will not:
(a)    contravene the terms of any of that Person’s Organization Documents;
(b)    conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Collateral Agent created under the Loan Documents) under, any document evidencing any Contractual Obligation that is material to the Credit Parties to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject except in each case to the extent such could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or
(c)    violate any Requirement of Law in any respect, except to the extent such violation could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
3.3    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, or any other Loan Document except (a) for recordings, filings and other perfection actions in connection with the Liens granted to Collateral Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date, and (c) filings required by applicable Requirements of Law in connection with the exercise of remedies by Collateral Agent.
3.4    Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party have been duly executed and delivered by such Credit Party. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
3.5    Litigation. Except as set forth in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the actual knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties:
(a)    that purport to affect or pertain in any materially adverse manner to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    that would, or that seek an injunction or other equitable relief that would, reasonably be expected to have a Material Adverse Effect.
As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party has been notified that it is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.
3.6    No Default or Event of Default. No Default or Event of Default exists or would result immediately from the incurring of any Obligations by any Credit Party or the grant or perfection of Collateral Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.
3.7    Compliance with Laws; ERISA Compliance.
(a)    Each Credit Party is in compliance with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans.

Each Title IV Plan intended to qualify for tax exempt status under Section 401 of the Code has received a favorable determination letter as to its qualified status or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Title IV Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions or lawsuits involving any Title IV Plan or, to the knowledge of any Credit Party, any Multiemployer Plan with respect to which any Credit Party or any Subsidiary of a Credit Party has incurred or otherwise has or would be reasonably expected to have an obligation or any Liabilities, and (z) no ERISA Event has occurred or is reasonably expected to occur.
3.8    Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is primarily engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.
3.9    Ownership of Property; Liens; Principal Place of Business. (a) As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has, subject to Permitted Liens, good record and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or material to the ordinary conduct of its respective businesses. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. All Permits required to have been issued to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except to the extent failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Holdings and each Borrower’s principal place of business is located at 9170 E. Bahia Drive, Suite 101, Scottsdale, Arizona 85260 (the “Principal Place of Business”). All books and records relating to the operations of Holdings and the Borrowers are located solely at the Principal Place of Business.
3.10    Taxes. All federal income Tax returns, reports and statements and all other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate within the past six years have been filed, and all material Taxes reflected therein or otherwise due and payable have been paid, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. To the knowledge of any Credit Party, as of the Closing Date, no material Tax Return of any Credit Party is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion in writing of any claim for material Taxes has been received by any Credit Party from any Governmental Authority.
3.11    Financial Condition.
(a)    The Pro Forma Financial Statements were prepared in good faith by or on behalf of Holdings.
(b)    Since December 31, ~~2021~~2022 there has been no Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect.
(c)    The Projections represent Holdings and the Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by Holdings and the Borrowers to be fair and reasonable in light of then current market conditions, in each case, at the time prepared, it being acknowledged and agreed by Agents and Lenders that uncertainty is inherent in any forecasts or projections, projections as to future events or conditions are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from the projected results.
3.12    Environmental Matters. Except where any failure to comply could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been for the past three (3) years in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required of any Credit Party or any Subsidiary thereof by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Real Estate currently (x) owned or (y) to the knowledge of any Credit Party, leased, subleased or operated by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or threatened in writing) written order, investigation, suit, proceeding, audit, written claim or demand, or written notice of violation of, or potential liability under, any applicable Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused a Release of Hazardous Materials at, to or from any Real Estate except in compliance with Environmental Laws, (e) to the knowledge of any Credit Party, no Release of Hazardous Materials has occurred at, to or from any Real Estate currently owned, leased, subleased or otherwise operated by any Credit Party or any of their Subsidiaries except in compliance with Environmental Laws, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is engaged in, or has knowingly permitted any current tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law by such Credit Party or Subsidiary, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.
3.13    Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.
3.14    Solvency. Immediately after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, (c) the consummation of the Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties on a consolidated basis are Solvent.
3.15    Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened in writing) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.
3.16    Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that the foregoing representation and warranty in this Section 3.16 shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in the following sentence). To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) as of the Closing Date, no other Person is contesting in writing any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in any Intellectual Property, other than, in each case, as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.17    Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.17 and except for fees payable to Agents and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated by this Agreement to occur on or around the Closing Date.
3.18    Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the similar size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, as of the Closing Date, is listed on Schedule 3.18.
3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries, that, in each case, constitute Collateral, are duly authorized and validly issued, fully paid, non-assessable (if applicable), and, with respect to the Stock and Stock Equivalents of Holdings, the Borrowers and other Subsidiaries of the Borrowers that, in each case, constitute Collateral, free and clear of all Liens other than those in favor of Collateral Agent, for the benefit of the Secured Parties, and Permitted Liens arising by operation of law. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than Holdings) and each Subsidiary of each Credit Party, in each case, as of the Closing Date and after giving effect to the Related Transactions, is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries as of the Closing Date after giving effect to the Related Transactions.
3.20    Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Closing Date.
3.21    Deposit Accounts and Other Accounts. Schedule 3.21 lists all banks and other financial institutions, securities intermediary or commodity intermediary at which any Credit Party maintains deposit, securities, commodities or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
3.22    Bonding. Except as set forth in Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.
3.23    Status as Senior Indebtedness. All Obligations, shall constitute “Senior Indebtedness” pursuant to (i) the Subordination Agreement, and (ii) any intercreditor or subordination agreements related to Subordinated Indebtedness (other than the Subordinated Term Loan Obligations).
3.24    Full Disclosure. None of the written statements about any Credit Party or any of its Subsidiaries, in each case, contained in any report, written statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) furnished by or on behalf of any Credit Party or any of their Subsidiaries to the Agents or any Lender in connection with the Loan Documents (excluding representations of information of a general or industry-specific nature and excluding financial projections, forecasts, budgets or other forward-looking statements), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered (other than any general industry information, budgets and projections delivered to Agents and/or the Lenders in accordance with the terms hereof).
3.25    Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.
(a)    Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.
(b)    Each Credit Party and each Subsidiary of each Credit Party is in compliance with all applicable laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of

1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws is pending or threatened in writing to the knowledge of each Credit Party and each Subsidiary of each Credit Party.
(c)    Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Credit Parties or any Subsidiary, nor to the knowledge of any Credit Party, any director, officer, agent, employee, or other person acting on behalf of such Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation by such Credit Party or any Subsidiary of applicable Anti-Corruption Laws. The Credit Parties and each Subsidiary will, to the extent necessary or applicable to their business, maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.
3.26    Leases. There is a Lease in force for each Unit Location which is ground leased or space leased by any Credit Party. No default by any party exists under any such Lease that could reasonably be expected to result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default, except in each case, to the extent any such default could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.26 is a complete and correct listing of all Leases as of the Closing Date.
3.27    Store Locations; Franchised Store Locations. Part (a) of Schedule 3.27 sets forth a complete and accurate list of all Store locations owned or operation by any Credit Party or any Subsidiary of a Credit Party as of the Closing Date. Part (b) of Schedule 3.27 sets forth a complete and accurate list of all Franchised Store Locations franchised by any Franchisor to any Franchisee as of the Closing Date.
3.28    Franchise Agreements.
(a)    Schedule 3.28 sets forth a complete and accurate list of all Franchise Agreements as of the Closing Date.
(b)    Each Franchise Agreement is in full force and effect, except to the extent the failure of any such Franchise Agreement to remain in full force and effect, either individually or in the aggregate with all other such failures with respect to Franchise Agreements, could not reasonably be expected to have a Material Adverse Effect, without any amendment or modification from the form delivered to the Agents on the Closing

Date, except for amendments permitted hereunder and which do not materially and adversely affect the rights of the Lenders.
3.29    SBA Matters. Holdings and each other Credit Party acknowledges that certain of the Lenders are or may from time to time be or become a Small Business Investment Company (as defined in the SBIA), subject to the rules and regulations contained in and promulgated under the SBIA. As of the Closing Date, each Credit Party, together with its “affiliates” (for purposes of this paragraph only, as that term is defined in Title 13, Code of Federal Regulations, § 121.103), is a Small Business Concern (as defined in the SBIA). Neither Holdings nor any of its Subsidiaries presently engages in, and shall not hereafter engage in any activities for which a Small Business Concern is prohibited from engaging in under the SBIA, no shall any such Person use directly or indirectly the proceeds of the Loans for any purpose for which a Small Business Investment Company is prohibited from providing funds by the SBIA.
ARTICLE IV
AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date (it being understood and agreed that, without in any way limiting the covenants and other agreements in the Founder Group Members Pledge Agreements, for purposes of this Article IV, the term “Credit Party” will not include any Founder Group Members):
4.1    Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative shall deliver to Administrative Agent (for delivery to each Lender) by Electronic Transmission and, solely with respect to Section 4.1(b), in customary form or otherwise in detail reasonably satisfactory to each Agent:
(a)    as soon as available, but in any event not later than one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth commencing with the audited financial statements for the 2022 Fiscal Year, in each case, in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” independent certified public accounting firm (or any other independent certified public accounting firm reasonably acceptable to Agent) which report shall (i) state that such consolidated financial statements (solely with respect to the financial statements and not comparisons) present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years ending after the Closing Date (except for such year to year inconsistencies as may arise due to a change in GAAP permitted hereunder) and (ii) be unqualified as to scope and going concern;

(b)    as soon as available, but in any event not later than forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrowers as being complete and correct in all material respects and fairly presenting, in all material respects and in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; ~~and~~
(c)    as soon as available, but in any event not later than thirty (30) days after the end of each of the first two Fiscal Months of each Fiscal Quarter (other than with respect to the Fiscal Months of May, 2022 and July, 2022, in which case, not later than forty-five (45) days after the end of each such Fiscal Month), (i) Qualified Cash Summary in the form set forth on Exhibit 4.2(b), and (ii) a copy of the unaudited consolidated balance sheets of Holdings and its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Month and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding Fiscal Month set forth in the applicable annual budget delivered to the Agents pursuant to the terms hereof and the corresponding portion of the previous Fiscal Year and the corresponding portion of the Fiscal Year as set forth in the applicable annual budget delivered pursuant to Section 4.2(d), all in reasonable detail, and all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrowers as being complete and correct in all material respects and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided that, if as of the last day of the applicable Fiscal Month, there is no principal outstanding with respect to the Loans, the Credit Parties shall not be required to deliver any financial statements pursuant to this Section 4.1(e) with respect to such Fiscal Month; and
(d) Together with each quarterly report submitted pursuant to Section 4.1(b) and each monthly report submitted by Section 4.1(c), a month-end Qualified Cash Summary for the immediately preceding month, such report to break out each account having a Qualified Cash balance of $250,000 or more at any time during such preceding month, all with such backup as any Agent may from time to time reasonably request.
4.2    Certificates; Other Information. The Borrower Representative shall furnish to Administrative Agent (copies of which shall be delivered or otherwise made available by Administrative Agent to each Lender) by Electronic Transmission:

(a)    (i) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a management discussion and analysis report, in reasonable detail, signed by the chief financial officer (or, if there is no chief financial officer, other financial officer that is a Responsible Officer of the Borrowers) of the Borrowers, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, (ii) concurrently with the delivery of the financial statements referred to in Section 4.1(b) and 4.1(c), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and, if applicable, the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(d) and discussing the reasons for any significant variations, (iii) in the case of the financial statements referred to in Section 4.1(c), same store sales in comparative form and (iv) in the case of the financial statements referred to in Section 4.1(b), an updated Development Overview Report;
(b)    concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrowers, which shall include a list of, if any, (1) changes to any Credit Party’s or any of its Subsidiaries’ legal name, jurisdiction of incorporation, organization or formation or organizational form, (2) ~~Permitted Acquisition or~~ formation of a Subsidiary or acquisitions by a Credit Party or any of its Subsidiaries of all or substantially all of the assets of, or mergers or consolidations of a Credit Party or any of its Subsidiaries with or into, a Person, (3) the occurrence of any event described in Section 1.8(c) or (d), (4) changes to any Credit Party’s principal place of business or chief executive office or acquisitions by a Credit Party of fee simple title to any real property with a fair market value in excess of $1,000,000 and (5) changes, with respect to any Material Intellectual Property (as defined in the Guaranty and Security Agreement), in the information of the type required to be set forth on Schedule 5 of the Guaranty and Security Agreement on the Closing Date for such Grantor, except for changes that have been disclosed in prior Compliance Certificates delivered to Administrative Agent;
(c)    promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which any Credit Party or any Subsidiary of a Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
(d)    as soon as available and in any event no later than thirty (30) days after the last day of each Fiscal Year of the Borrowers, an annual budget and projections of the Credit Parties (and their Subsidiaries) consolidated financial performance for such Fiscal Year on a month-by-month basis, including assumptions made in the build-up of the budget, along with the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year and a calculation of the financial covenants set forth in Section 6.1 for each Fiscal Quarter contained therein (it being acknowledged and agreed by Agents and Lenders that uncertainty is inherent in any forecasts or projections, projections as to future events or conditions are not to be viewed as facts and that the actual results and financial covenants during the period or periods covered by the projections may differ materially from the projected results);
(e)    promptly upon receipt thereof, copies of all final management reports submitted by the Borrowers’ certified public accountants in connection with each annual audit to the extent permitted by such accountants and subject to a customary non-reliance letter;
(f)    from time to time, if Collateral Agent reasonably determines that obtaining appraisals is necessary in order for Agents or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), Collateral Agent may, or may require the Borrowers to, in either case at the Borrowers’ reasonable expense (but in no event more than one time in any Fiscal Year: provided, however, that the foregoing limitation shall not apply if an Event of Default has occurred and is continuing), obtain appraisals in form and substance (it being understood that “substance” shall not include the value of the collateral being appraised, which value shall not be subject to satisfaction of Agents or any Lender) and from appraisers reasonably satisfactory to Collateral Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Collateral Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party; provided that if the Collateral Agent obtains any appraisal pursuant to this Section 4.2(f), the Collateral Agent shall, upon the request of the Borrowers, provide or otherwise make available a copy of such appraisal to the Borrowers; and
(g)    [Reserved];
(h)    promptly following either Agent’s written request therefor, such additional business or financial information and updated perfection certificate as such Agent may from time to time reasonably request; provided that the Agents shall not request an updated perfection certificate more than one time per Fiscal Year; provided, however, that the foregoing limitation shall not apply if an Event of Default has occurred and is continuing.
4.3    Notices. The Borrowers shall promptly notify each Agent of each of the following (and, except as otherwise specifically set forth in clauses (e)(ii) and (e)(iii) and in clause (i) below, in no event later than five (5) Business Days) after a Responsible Officer becoming aware thereof:
(a)    the occurrence or existence of any Default or Event of Default;
(b)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any

Governmental Authority which could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(c)    the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of monetary damages claimed is $500,000 or more, (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, or any other Loan Document;
(d)    (i) the receipt by any Credit Party of any written notice of material violation of or potential liability or similar written notice under Environmental Law which could reasonably be expected to result in (A) a Material Adverse Effect or (B) monetary liability in excess of $500,000, (ii)(A) unpermitted Releases by any Credit Party on or from the Real Estate in violation of Environmental Law, (B) the existence of any condition that would reasonably be expected to result in violations by any Credit Party or any Subsidiary of a Credit Party of Environmental Law or Environmental Liabilities or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation by any Credit Party or any Subsidiary of a Credit Party of Environmental Law or Environmental Liability which in the case of clauses (A), (B) and (C) above, could reasonably be expected to result in (1) monetary liability in excess of $500,000 or (2) a Material Adverse Effect and (iii) the receipt by any Credit Party of written notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities that could reasonably be expected to result in (A) monetary liability in excess of $500,000 or (B) a Material Adverse Effect;
(e)    (i) upon any filing by any Credit Party or any Subsidiary of a Credit Party, or promptly upon a Credit Party obtaining knowledge of the filing by an ERISA Affiliate, of any notice of (A) any reportable event under Section 4043 of ERISA (other than reportable events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to any Title IV Plan or (B) intent to terminate any Title IV Plan, which in the case of either clause (A) or (B) above, could reasonably be expected to result in (1) monetary liability in excess of $500,000 or (2) a Material Adverse Effect, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any Credit Party or any Subsidiary of a Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a notice describing such waiver request and any action that any Credit Party proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (iii) promptly, and in any event within ten (10) days, after any officer of any Credit Party or any Subsidiary of a Credit Party knows or has reason to know that an ERISA Event has occurred that could, either individually or in the aggregate, result in (A) monetary liability in excess of $1,500,000 or (B) a Material Adverse Effect, a notice describing such ERISA Event, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto;
(f)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements of Holdings and its Subsidiaries delivered to Administrative Agent pursuant to this Agreement;
(g)    any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party; and
(h)    any labor controversy resulting in, or which would reasonably be expected to result in, any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same could, either individually or in the aggregate, reasonably be expected to result in (i) monetary liability in excess of $500,000 or (ii) a Material Adverse Effect.
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrowers, setting forth reasonable details of the occurrence referred to therein, and, if applicable, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any provisions of this Agreement or other Loan Document that have been breached or violated to the extent such breach or violation constitutes a Default or an Event of Default.
4.4    Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
(a)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;
(b)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(c)    preserve or renew all of its registered Trademarks, Patents and Copyrights the non-preservation of which could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and
(d)    conduct its business and affairs without knowingly infringing or violating any Intellectual Property of any other Person in any material respect and comply in all material respects with the terms of its IP Licenses except in each case as could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.5    Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property (other than abandoned Property left on leased premises following the termination of a Lease) which is necessary for the operation of the business of the Borrowers and their Subsidiaries in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and shall make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.6    Insurance.
(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance (other than workers’ compensation insurance, directors and officers insurance and employee health and welfare insurance) relating to any Property or business of any Credit Party to name Collateral Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Collateral Agent, naming Collateral Agent as lenders loss payee as agent for the Lenders (with such endorsement, or an independent instrument furnished to Collateral Agent, providing that the insurance companies will give Collateral Agent at least thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Collateral Agent to recover under such policy or policies of insurance in case of loss or damage). If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Collateral Agent jointly, during the occurrence and continuance of an Event of Default Agent may endorse such Credit Party’s name thereon and do such other things as Collateral Agent may deem advisable to reduce the same to cash. In addition to the obligations set forth in Sections 4.6(a) and 4.13, within thirty (30) days after written notice from Collateral Agent to the Credit Parties that any improved Real Estate is located in a Special Flood Hazard Area in the United States, the Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a).
(b)    Unless the Credit Parties provide Collateral Agent with evidence of the insurance coverage required by this Agreement annually prior to the expiration of each such policy and in any event within ten (10) Business Days of Collateral Agent’s request after such expiration, Collateral Agent may in its reasonable business judgment and upon written notice to the Borrower Representative purchase insurance at the Credit Parties’ expense necessary (as reasonably determined by Collateral Agent) to protect Collateral

Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Collateral Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower Representative may later cancel any insurance purchased by Collateral Agent, but only after providing Collateral Agent with evidence that there has been obtained insurance as required by this Agreement. If Collateral Agent purchases insurance, the Credit Parties will be responsible for the reasonable and documented costs of that insurance, including interest and any other charges Collateral Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on its own.
4.7    Payment of Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable (after giving effect to any cure periods, if applicable), all material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.
4.8    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.9    Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in all material respects and in conformity with GAAP consistently applied (except as disclosed therein) shall be made of all material financial transactions and material matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agents shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agents and any of their respective Related Persons, as frequently as either Agent reasonably determines to be appropriate but, unless an Event of Default shall have occurred and be continuing, Agents or any of its related Persons shall only be permitted to make one such visit per year hereunder, without material disruption to the business or causing material undue burden on such Credit Party; and (b) permit Agents and any of their respective Related Persons to conduct field examinations, audit, inspect, and make extracts and copies from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that either Agent reasonably considers advisable, in each instance, at the Credit Parties’ reasonable expense; provided that, so long as no Default or Event of Default has occurred and is continuing, (i) the Credit Parties shall only be obligated to reimburse Agents for the expenses of one (1) such field examination, audit and inspection per calendar year in accordance with Section 9.5 and (ii) during such field examination, no contact shall be made by either Agent, any Lender or any of their Related Persons with the Account Debtors of any of the Credit Parties or their Subsidiaries in their capacities as Account Debtors of Credit Parties or their Subsidiaries. Any Lender may accompany Agents or their respective Related Persons in connection with any inspection at such Lender’s expense.
4.10    Use of Proceeds.
(a)    The Borrowers shall use the proceeds of the Term Loan A (i) on the Closing Date (1) to finance the Existing Debt Refinancing Transactions, or (2) to pay fees and expenses associated with the funding of the Loans and the Related Transactions and required to be paid pursuant to Section 2.1, or (ii) after the Closing Date, to provide for working capital and other general corporate purposes;
(b)    ~~The Borrowers shall use proceeds of the Delayed Draw Term Loans for Permitted Acquisitions, new Store development costs, capital expenditures and working capital~~[Reserved];
(c)    [Reserved];
(d)    [Reserved].
(e)    Each Credit Party shall ensure that no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party incurred to purchase or carry Margin Stock, or otherwise in any manner which is in material contravention of any material Requirement of Law.
4.11    Cash Management Systems. Within sixty (60) days after the Closing Date (as such date may be extended by the Agents in their sole discretion), each Credit Party shall enter into, and cause each depository bank, securities intermediary or other financial institution to enter into, Control Agreements with respect to each of the deposit or securities accounts of such Credit Party (other than (a) any payroll account, payroll tax account, benefit account, other employee wage and benefit account or zero balance account, (b) petty cash and other bank and securities accounts, amounts on deposit in which do not exceed $500,000 in the aggregate at any one time, and (c) withholding tax and fiduciary accounts, escrow accounts, accounts containing customer funds and other accounts in which any Credit Party solely holds funds on behalf of any third party (such excluded accounts, “Excluded Accounts”), and other than as may be agreed by the Collateral Agent in writing in its sole discretion). It is agreed and understood that the Credit Parties shall have until the date that is sixty (60) days following the closing date of any Acquisition or other Investment permitted hereby (or such later date as may be agreed to by Agents in their sole discretion) with regard to accounts (other than Excluded Accounts) acquired by the Credit Parties in connection with such ~~Permitted~~ Acquisition or other Investment to comply with the provisions of this Section 4.11 with respect to each deposit, securities or commodity account of such Credit Party and maintained by such Person (other than any Excluded Account). The Credit Parties shall give the Collateral Agent prompt notice of the establishment of any new deposit and/or securities account(s) (other than Excluded Accounts) established by any Credit Party, and shall enter into and shall cause the depositary institution maintaining such account(s) to enter into a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent over such account(s), within sixty (60) days following the establishment of such account(s) (except, for the avoidance of doubt, with respect to those accounts listed in Section 7 of that certain Third Amendment to Credit Agreement, by and among, among others, the Credit Parties and the Collateral Agent (the “Third Amendment”), the Borrowers shall use commercially reasonable efforts to obtain such Control Agreements following the Third Amendment Effective Date (as defined in the Third Amendment)).
4.12    Further Assurances.
(a)    Promptly, but in any event subject to the express limitations set forth in the Loan Documents, upon reasonable request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as either Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) ~~to, subject to customary “Funds Certain Provisions” acceptable to Collateral Agent~~ with respect to perfection of Liens on assets acquired in ~~a Permitted~~an Acquisition or other Investment permitted hereunder, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agents the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries), within thirty (30) days (or such later date as may be agreed by Agents in their sole discretion) after formation or acquisition thereof (or, in the event of any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, the date of such event), to guaranty the Obligations and to cause each such Subsidiary to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all or substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge all of the outstanding Stock and Stock Equivalents (other than Excluded Equity (as defined in the Guaranty and Security Agreement)) of its Subsidiaries, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, within the time period required by the Guaranty and Security Agreement.

The Credit Parties shall deliver, or cause to be delivered, to Agents, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agents, customary legal opinions relating to the matters described in this Section 4.12 (which opinions shall be in form and substance reasonably acceptable to Agents) in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Collateral Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, within the time period required by the Guaranty and Security Agreement. In the event any Credit Party acquires fee title to any Real Estate with a fair market value in excess of $1,000,000, within sixty (60) days after (or such later date as may be agreed by Agent in its sole discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered to Collateral Agent, (x) an appraisal complying with FIRREA (to the extent such appraisal is required by FIRREA or other Requirement of Law), (y) a fully executed Mortgage, in form and substance reasonably satisfactory to Collateral Agent and (z) to the extent reasonably requested by the Collateral Agent, (I) an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Collateral Agent, in form and substance and in an amount reasonably satisfactory to Collateral Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (II) then current A.L.T.A. surveys, certified to Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (III) to the extent reasonably requested in writing by the Collateral Agent, an environmental site assessment prepared by a qualified firm reasonably acceptable to Collateral Agent, in form reasonably satisfactory to Collateral Agent. In addition to the obligations set forth in Section 4.6(a), within sixty (60) days (or such later date as may be agreed by Agent in its sole discretion) after written notice from Collateral Agent to the Credit Parties that any improved Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall promptly take such action as is necessary to satisfy the Flood Insurance requirements of Section 4.6(a).
~~(b)    Within ten (10) Business Days (or such later date as may be agreed by the Agents in their sole discretion) after any order(s) entered in connection with the Roasters Litigation which prohibit BRSO PNW from granting liens on its assets is no longer effective, take actions and execute such documents as either Agent may reasonably require from time to time in order to cause BRSO PNW to (i) comply with all provisions of the Guaranty and Security Agreement relating to granting Liens on all or substantially all of its assets and (ii) take any other such actions as the Collateral Agent may require in its sole discretion to perfect the Liens of the Collateral Agent.~~
~~(c)~~ Notwithstanding the foregoing, Holdings and its Subsidiaries shall not be required to grant or perfect the Collateral Agent’s security interest under any foreign law unless required by the Agent in its reasonable discretion.

4.13    Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate to the extent required of any Credit Party or Subsidiary thereof under applicable Environmental Law or Contractual Obligation, whether owned, leased, subleased or operated, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action required of such Credit Party or such Subsidiary necessary to achieve such compliance), except where the failure to comply could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing and Agent has a reasonable basis to believe that there exist material violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exists any Material Adverse Effect resulting therefrom, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater to the extent not prohibited under any Contractual Obligation with regard to any leased or subleased Real Estate, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agents and shall be in form and substance reasonably acceptable to Agents.
4.14    Landlord Agreements. Within sixty (60) days after the Collateral Agent’s request therefor, with respect to any lease, warehouse agreement or other arrangement (a) at any location where Collateral having a fair market value in excess of $100,000 (as determined in good faith by the Borrower Representative) is or may be stored or located, (b) material books and records are or will be stored or located, (c) where primary roasting facilities are located, or (d) where the business headquarters of a Credit Party is located, each Credit Party shall, at the written request of the Collateral Agent, use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property or bailee in possession of any Collateral for which Collateral Agent has requested a Collateral Access Agreement.
4.15    Compliance with Terms of Franchise Agreements. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) make all payments and otherwise perform all obligations in respect of Franchise Agreements to which any Credit Party or Subsidiary is a party, (b) keep such Franchise Agreements in full force and effect, (c) not allow such Franchise Agreements to lapse or be terminated or any rights to renew such Franchise Agreements to be forfeited or cancelled and (d) notify the Agents of any default by any party with respect to such Franchise Agreements and promptly cure any such default, other than, in each case of clauses (a) through (d) where the failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.16    Compliance with Terms of Leases. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Credit Party or Subsidiary is a party, (b) keep all such Leases in full force and effect, (c) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and (d) notify the Collateral Agent of any default by any party with respect to such Leases and promptly cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
4.17    Board Observation Rights. Agents shall have the right to, from time to time, designate (e-mail designation to the Borrower Representative being sufficient for the following purposes) one (1) representative for both Agents to: (a) receive prior written notice of all meetings (both regular and special) of the board of directors (or equivalent governing body) of each Credit Party and each committee thereof (such notice to be given in the same manner and at the same time as notice is given to the members of such body and/or committee); (b) be entitled to attend (or, at the option of such representative, monitor by telephone) all such meetings; and (c) receive all notices, information and reports which are furnished or made available to the members of such body and/or committee at the same time and in the same manner as the same is furnished or made available to such members, except that these observers may be excluded from access to any meeting or portion thereof (as well as the distribution of materials and minutes related thereto) if the applicable Credit Party determines in good faith upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or if matters of conflict of interest to the Agents or any Lender are being discussed. If any action is proposed to be taken by such board of directors (or equivalent governing body) and/or committee by written consent in lieu of a meeting, the Borrower Representative will provide the Administrative Agent (and the Administrative Agent agrees to provide to the Collateral Agent) with prior written notice thereof (such notice to be given in the same manner and at the same time as notice is given to the members of such body and/or committee) and, upon either Agent’s request, furnish or cause to be furnished to such representative a copy of each such written consent promptly after it has become effective, unless the applicable Credit Party determines in good faith that such provision is reasonably likely to affect the attorney-client privilege upon advice of counsel or that such matter involves a conflict of interest with any Agent or Lender. Such representative shall not constitute a member of such body and/or committee and shall not be entitled to vote on any matters presented at meetings of such body and/or committee or to consent to any matter as to which the consent of any such body and/or committee shall have been requested. The Credit Parties will pay (or reimburse) upon request by any such representative for all reasonable out-of-pocket expenses incurred by such representative in connection with attending such meetings.
4.18    SBA Matters.
(a)    Upon the request of any Lender that is a Small Business Investment Company (as defined in the SBIA), repay such Lender’s Loan in full (including the applicable prepayment fee), in immediately available funds, in the event that any Borrower or any other Credit Party changes the nature of its business within one year after the Closing Date (or, if applicable, any later borrowing date hereunder in a manner that would cause such Lender to have provided funds to such Borrower or any other Credit Party pursuant to this Agreement or any other Loan Documents in violation of 13 C.F.B. §§ 107.700-107.760 (as amended from time to time).

(b)    Upon the request of any Lender that is a Small Business Investment Company (as defined in the SBIA) or the SBA, (i) submit to such Lender and/or the SBA timely and accurate compliance reports at such times and in such form and containing such information as the SBA may determine to be necessary to enable the SBA to ascertain whether Holdings and each other Credit Party have complied or are complying with 13 C.F.R. Part 112 (“Part 112”), (ii) submit to such Lender such information as may be necessary to enable such Lender to meet its reporting requirements under Part 112, and (iii) permit the SBA to have access with advance written notice and during normal business hours to such of its books, records, accounts and other sources of information, and its facilities as may be pertinent to ascertain compliance with Part 112. Where any information required of Holdings or any other Credit Party is in the exclusive possession of any other agency, institution or Person and such agency, institution or Person shall fail or refuse to furnish this information, Holdings and each other Credit Party shall so certify in its report and shall set forth what efforts it has made to obtain this information.
4.19    Post-Closing Obligations. Each Credit Party agrees to deliver or to cause to be delivered to Agents, in form and substance reasonably satisfactory to Agent, the items described below and on Schedule 4.19 on or before the dates specified with respect to such items, or such later dates as may be agreed to by Agents, in their sole discretion. On or before May 30, 2022, the Credit Parties shall deliver or cause to be delivered to the Collateral Agent:
(i)    the duly executed Holdings Pledge Agreements of each of the Holdings Pledgors (other than Viking Cake BR, LLC which shall deliver its Holdings Pledge Agreement on the Closing Date), each substantially in the form delivered by Viking Cake BR, LLC on the Closing Date;
(ii)    an opinion of counsel to the Holdings Pledgors acceptable to the Agents in their sole discretion, as to the due authorization, execution and delivery of each of the Holdings Pledge Agreements, the enforceability thereof, no conflicts with the underlying trust agreements, perfection of the Lien of the Collateral Agent on the Pledged Collateral described therein, and such other matters as may reasonably be required by the Collateral Agent; and
(iii)    payment of all fees and expenses incurred by the Collateral Agent (including reasonable legal fees and expenses) in connection with items covered by this Section 4.19 (including Schedule 4.19) .
4.20    BRSO PNW. Within fifteen (15) days (or such longer period to which the Agents may agree in their sole discretion) after the date upon which any order(s) entered in connection with the Roasters Litigation which prohibit BRSO PNW from granting liens on its assets is no longer effective, the Borrowers will cause BRSO PNW, at the Borrowers’ election, to either (x) execute a joinder to the Guaranty and Security Agreement and such other Collateral Documents as may be designated by the Agents, and take such actions as may be designated by the Agents to perfect first priority Liens in favor of the Collateral Agent on all assets of BRSO PNW, or (y) transfer one hundred percent (100%) of the assets of BRSO PNW (including cash and Cash Equivalents) to BRSO and dissolve the legal existence of BRSO PNW, all evidenced by documentation delivered and satisfactory to the Agents.
ARTICLE V
NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date (it being understood and agreed that, without in any way limiting the covenants and other agreements in the Founder Group Members Pledge Agreements, for purposes of this Article V, the term “Credit Party” will not include any Founder Group Members):
5.1    Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1, including extensions and renewals thereof and replacement Liens on the Property currently subject to such Liens;
(b)    any Lien created under any Loan Document, Secured Rate Contract or Bank Product;
(c)    Liens for Taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;
(d)    carriers’, warehousemen’s, mechanics’, landlords’, contractors’, materialmen’s, repairmen’s or other similar Liens and arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or remedy or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(e)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, performance, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrowers or any of their Subsidiaries to support payment of items set forth in clause (i) above;

(f)    Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes); provided that (i) the enforcement of such Liens is (1) effectively stayed or (2) is fully covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and such insurer has been notified, and has not disputed the claim made for payment or the amount of such judgment and (ii) the existence of such judgment does not give rise to an Event of Default;
(g)    easements, servitudes, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the business of any Credit Party or any Subsidiary thereof;
(h)    Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within sixty (60) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property as determined at the time such Lien initially attaches to such Property plus fees and expenses incurred in connection with the acquisition thereof;
(i)    Liens securing, and interests and title of lessors in respect of, Capital Lease Obligations permitted under Section 5.5(d);
(j)    any interest or title of a lessor, sublessor, licensor, sublicensor, franchisor or similar person granted under any lease, sublease, license, sublicense, grant, franchise or permit in the Ordinary Course of Business not prohibited by this Agreement;
(k)    Liens arising from precautionary uniform commercial code (or personal property security law) financing statements filed under any lease not prohibited by this Agreement;
(l)    non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party (including any non-exclusive license or sublicense of Intellectual Property) and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in a material respect with the business of any Credit Party or any Subsidiary thereof;
(m)    Liens (i) in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC, or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business;
(n)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits and Liens that are granted by contract (including contractual rights of set-off) relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness and which are customary to the banking industry;
(o)    Liens (i) in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the Ordinary Course of Business;
(p)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 5.4;
(q)    Liens pursuant to Secured Rate Contracts to secure obligations thereunder to the extent such Secured Rate Contracts are permitted hereunder;
(r)    Liens arising out of consignment or similar arrangements for the sale of goods permitted by this Agreement and entered into by the Borrowers or any Subsidiary of the Borrowers in the Ordinary Course of Business;
(s)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case granted in the Ordinary Course of Business and are customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;
(t)    Liens arising on any Real Estate as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such Real Estate;
(u)    receipt of progress payments and advances from customers in the Ordinary Course of Business to the extent the same creates a Lien;
(v)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 5.5(i);
(w)    Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 5.4 (including any letter of intent related thereto);

(x)    Liens on Property, and only such Property, which is the subject of a proposed asset disposition permitted hereunder, which Liens secure the obligation of a Credit Party or any Subsidiary of a Credit Party under the relevant asset purchase agreement;
(y)    Liens on Property acquired pursuant to a Permitted Acquisition or on property or assets of a Subsidiary of the Borrowers in existence at the time such Subsidiary is acquired pursuant to ~~a Permitted~~an Acquisition; provided that (x) any Indebtedness secured by such Liens is permitted to exist under Section 5.5(o) and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such ~~Permitted~~ Acquisition and do not attach to any other Property of Holdings or any of its Subsidiaries other than the proceeds or products thereof; and
(z)    Liens on cash posted as cash collateral in favor of any issuer of letters of credit issued for the account of the Credit Parties or their Subsidiaries securing reimbursement obligations permitted under Section 5.5(s); provided that the amount of cash collateral subject to such Liens shall not exceed the amount of reimbursement obligations permitted to be incurred under Section 5.5(s).
5.2    Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:
(a)    dispositions of Inventory and non-exclusive licenses and sublicenses of Intellectual Property and dispositions or abandonment of obsolete, worn-out or surplus equipment no longer used or useful in the business of the Borrowers and their Subsidiaries, taken as a whole, all in the Ordinary Course of Business;
(b)    dispositions not otherwise permitted hereunder which are made for fair market value; provided that the Credit Parties will not sell or otherwise dispose of Intellectual Property (except in transactions entered into in the Ordinary Course of Business and permitted by Section 5.1(j) or 5.1(l)), without the consent of the Agents, and (i) at the time of any disposition, no Default or Event of Default shall exist or shall immediately result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets sold by the Credit Parties and their Subsidiaries pursuant to this clause (b), together, shall not exceed $500,000 in any Fiscal Year, and (iv) on a pro forma basis after giving effect to any such disposition, the Credit Parties are in compliance with the financial covenants set forth in Section 6.1, in each case as recomputed for the most recently ended Measurement Period;
(c)    (i) conversions of Cash Equivalents into cash or other Cash Equivalents and cash into Cash Equivalents and (ii) the use of cash in the Ordinary Course of Business or transactions permitted hereunder;

(d)    transactions permitted under Section 5.1(j) or 5.1(l);
(e)    cancellation, termination or surrender by any Credit Party or any Subsidiary of any Credit Party of any lease in the Ordinary Course of Business;
(f)    voluntary termination of Rate Contracts permitted under this Agreement;
(g)    dispositions resulting from any casualty, other insured damage, or any taking under power of eminent domain or by condemnation or similar proceeding;
(h)    the lapse or abandonment of any registrations or applications for registration of any Intellectual Property owned by or filed in the name of any Credit Party and deemed by any Credit Party, in its reasonable business judgment, to no longer be material to the conduct of the business of the Borrowers and their Subsidiaries, taken as a whole, or to the extent no longer economically desirable in the conduct of their business;
(i)    the sale, assignment, lease, conveyance, transfer or other disposition of Property by (i) Holdings or any of its Subsidiaries to any Credit Party (other than Holdings), and (ii) any Subsidiary of Holdings that is not a Credit Party to any Subsidiary of Holdings (other than Holdings);
(j)    (i) any disposition or issuance by Holdings of its own Stock or Stock Equivalents (other than to the extent resulting in an Event of Default pursuant to Section 7.1(k)) and (ii) dispositions or issuances by any Subsidiary of its own Stock and Stock Equivalent to qualify directors if and to the extent required by applicable law;
(k)    to the extent constituting dispositions, Liens expressly permitted by Section 5.1, Investments expressly permitted under Section 5.4, Restricted Payments expressly permitted under Section 5.8 or a transaction expressly permitted under Section 5.3, in each case, to the extent not otherwise permitted by this Section 5.2 or with general reference hereto;
(l)    the termination or unwinding of any permitted Rate Contract in accordance with its terms;
(m)    dispositions of delinquent Accounts in the Ordinary Course of Business in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), including the sales, forgiveness or discounting of past due accounts or the settlement of delinquent accounts;
(n)    the liquidation, wind up or dissolution of any Subsidiary so long as all the assets of such liquidating, winding up or dissolving Subsidiary are transferred to a Credit Party that is not liquidating, winding up or dissolving;
(o)    dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) all or substantially all of the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;
(p)    disposition of leased Real Estate in the Ordinary Course of Business;
(q)    any settlement, surrender or waiver of contractual rights or litigation claims in the Ordinary Course of Business;
(r)    dispositions of equity interests in joint ventures pursuant to the documentation governing such joint ventures;
(s)    non-exclusive licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business; and
(t)    other dispositions of assets not material or necessary to the business of a Credit Party or a Subsidiary with a fair market value not in excess of $500,000 in the aggregate in any Fiscal Year.
5.3    Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (x) merge, consolidate with or into, or (y) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Credit Parties and their Subsidiaries, taken as a whole, to or in favor of any Person, except that (a) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, such Borrower or any Subsidiary of such Borrower; provided that, to the extent a Borrower or another Credit Party is a party to such transaction, the Borrower or such other Credit Party, as applicable, shall be the continuing or surviving entity and all actions reasonably determined by Collateral Agent as necessary to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Collateral Agent, shall have been completed, (b) any Excluded Subsidiary may merge or dissolve or liquidate into another Excluded Subsidiary or any Domestic Subsidiary of a Borrower to the extent if a Domestic Subsidiary (other than an Excluded Subsidiary), is a party to such transaction, such Domestic Subsidiary shall be the continuing or surviving entity and all actions reasonably determined by Collateral Agent as necessary to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Collateral Agent shall have been completed, and (c) any Subsidiary may merge with and into any other Person in order to effectuate an acquisition or Disposition permitted by Section 5.2 and/or Section 5.4; provided that, in connection with any acquisition, if such Subsidiary is a Credit Party, such Subsidiary shall be the continuing or surviving entity and all actions reasonably determined by Collateral Agent as necessary to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Collateral Agent, shall have been completed.
5.4    Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, or (ii) make any Acquisitions, including by way of merger, consolidation or other combination or (iii) make, purchase or acquire, or commit to make, purchase or acquire, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrowers, any Affiliate of the Borrowers or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments consisting of (i) capital contributions or other Investments by Holdings in the Borrowers, (ii) extensions of credit, capital contributions or other Investments by any Credit Party to or in any other then existing Credit Party (other than Holdings); provided that, until such time as BRSO PNW shall have granted a Lien on all of its assets to the Collateral Agent and otherwise complied with the provisions of Section ~~4.12(b)~~4.20, Investments described in this clause (ii) to or in BRSO PNW shall not exceed $200,000 at any one time outstanding, (iii) extensions of credit or capital contributions by the Borrowers or any other Credit Party to or in any Subsidiary of a Borrower that is not a Credit Party not to exceed $500,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided that, if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes, to the extent required under the Guaranty and Security Agreement, such notes shall be pledged to Collateral Agent, for the benefit of the Secured Parties, (iv) extensions of credit or capital contributions by a Foreign Subsidiary of a Borrower to or in other Foreign Subsidiaries of such Borrower and (v) extensions of credit by any Subsidiary to any Credit Party (other than Holdings); provided that any such extension of credit by a Subsidiary that is not a Credit Party to a Credit Party shall be subordinated to the Obligations on terms reasonably acceptable to the Collateral Agent;
(c)    loans and advances to employees, officers and directors in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding;
(d)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);
(e)    Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(f)    Investments consisting of non-cash loans made by a Credit Party to officers, directors and employees of a Credit Party which are used by such Persons to purchase contemporaneously Stock or Stock Equivalents of Holdings;
(g)    Investments existing on the Closing Date and set forth on Schedule 5.4 and any modifications, renewals or extensions thereof (in each case other than any increase in the amount thereof);
(h)    Investments comprised of Contingent Obligations permitted by Section 5.5(b);

(i)    ~~Permitted Acquisitions~~[Reserved];
(j)    advances of payroll payments to employees in the Ordinary Course of Business;
(k)    Investments by Holdings and its Subsidiaries in their respective Subsidiaries existing as of the Closing Date;
(l)    guaranty obligations in respect of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;
(m)    Investments in deposit accounts and securities accounts opened in the Ordinary Course of Business and in compliance with Section 4.11;
(n)    (i) endorsements for collection or deposit in the Ordinary Course of Business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrowers) arising or acquired in the Ordinary Course of Business, and (iii) Investments received in settlement in the Ordinary Course of Business of such extensions of trade credit;
(o)    to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent expressly permitted by Section 5.1;
(p)    Investments in Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(q)    Investments consisting of loans or advances to Holdings in lieu of any Restricted Payments permitted under Section 5.8 at the time of any such loan or advance; provided that such loans or advances shall count against any caps or limitations set forth in the applicable clause of Section 5.8;
(r)    ~~Investments held by a Target which is acquired in connection with an Acquisition permitted hereby so long as such Investments were not created in anticipation of such Acquisition~~[Reserved];
(s)    Investments consisting of trade payables incurred in the Ordinary Course of Business;
(t)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable (including, without limitation, bank notes issued to and in favor of a Borrower and their Subsidiaries by local banking institutions as additional credit support for such receivables in connection with foreign operations) arising from the grant of trade credit in the Ordinary Course of Business;
(u)    Holdings may use proceeds of the issuance of Preferred Equity pursuant to the Cynosure 2023 Preferred Equity Agreement to make a loan to

Viking Cake BR, LLC in an amount not to exceed $5,000,000 for the purpose specified in the A&R Holdings LLC Agreement; and
(v)    ~~(u)~~ other Investments in an aggregate amount not to exceed $500,000 in the aggregate at any time outstanding; provided that no Default or Event of Default has occurred and is continuing or would arise as a result of such Investment.
In determining the amount of Investments permitted under this Section 5.4, the amount of any Investment outstanding at such time shall be the aggregate cash Investment by the applicable Person at the time such Investment is made, less all cash dividends or other cash distributions on equity or returns on capital (but, in each case, only to the extent actually received in cash) received by such Person with respect to that particular Investment.
5.5    Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Contingent Obligations of any Credit Party with respect to Indebtedness of any Credit Party (other than Holdings) otherwise permitted under this Section 5.5;
(c)    Indebtedness existing on the Closing Date and set forth in Schedule 5.5 and Permitted Refinancings thereof;
(d)    Indebtedness of the Credit Parties and their Subsidiaries consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price of an asset and any Permitted Refinancings thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of such asset and (ii) the total amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding;
(e)    unsecured intercompany Indebtedness permitted pursuant to Section 5.4;
(f)    Except as set forth in Schedule 5.5(f), Indebtedness consisting of Contingent Acquisition Consideration, which, together with clause (q) hereof, shall not exceed $2,500,000 at any one time outstanding;
(g)    unsecured Indebtedness of Holdings or any of its Subsidiaries to former, future or current officers, directors, consultants or employees of Holdings or any of its Subsidiaries or their respective estates to finance the purchase or redemption of Stock of Holdings and any Permitted Refinancings thereof; provided that the applicable Restricted Payment is permitted by Section 5.8;
(h)    Indebtedness in respect of bank overdrafts or returned items, netting services, automatic clearinghouse arrangements, employee credit card programs, drafts payable for payroll and other cash management and similar arrangements incurred in the Ordinary Course of Business;

(i)    Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;
(j)    to the extent constituting Indebtedness, unsecured deferred compensation to employees of Holdings and its Subsidiaries incurred in the Ordinary Course of Business;
(k)    to the extent constituting Indebtedness, obligations under Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(l)    customary reimbursement or indemnity obligations incurred in the Ordinary Course of Business with respect to (x) appeal bonds, performance bonds, bids, trade contracts, governmental contracts and leases (other than for the repayment of Indebtedness) in an aggregate amount not to exceed $100,000 at any one time outstanding, for obligations described in this clause (x), and (y) statutory obligations, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance;
(m)    non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness permitted under this Section 5.5;
(n)    Indebtedness outstanding under corporate credit cards or corporate charge cards for expenditures made in the Ordinary Course of Business;
(o)    Indebtedness of a Target existing at the time the Target is acquired (by acquisition, merger, consolidation or otherwise) pursuant to an Acquisition permitted hereby, or Indebtedness assumed by a Borrower or its Subsidiaries in respect of assets acquired by such Person pursuant to such Acquisition, but only to the extent such Indebtedness (i) existed at the time such Acquisition was consummated and was not incurred in connection with, as a result of, or in contemplation of, such Acquisition, (ii) to the extent secured, is only secured by Property acquired in connection with such Acquisition (and is not secured by a blanket lien on all or substantially all such Property) and (iii) does not exceed an amount equal to $1,000,000 in the aggregate at any time outstanding for all such Indebtedness and any Permitted Refinancings thereof;
(p)    Indebtedness arising from the endorsement of negotiable instruments for collection in the ordinary course of business;
(q)    to the extent constituting Indebtedness, the obligations to make purchase price adjustments, indemnities, earn-outs, non-competition, deferred compensation, working capital adjustments or similar adjustments incurred in connection with any Acquisition, any other Investment or any disposition, in each case, permitted hereunder, which, together with clause (f) hereof, shall not exceed $2,500,000 at any one time outstanding;
(r)    so long as no Default or Event of Default exists at the time any such Indebtedness is incurred, other unsecured Indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding;
(s)    Indebtedness in respect of reimbursement obligations in favor of any issuer of letters of credit issued for the account of the Credit Parties or their Subsidiaries in an amount not exceeding $100,000 in the aggregate at any time outstanding;
(t)    Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to Collateral Agent title insurance policies; ~~and~~
(u)    [Reserved];
(v)    ~~[Reserved];~~the Viking Cake Convertible Note; and
(w)    to the extent constituting Indebtedness, the Preferred Equity Obligations.
Notwithstanding the foregoing, no Subsidiary that is a not Credit Party will guarantee any Indebtedness for borrowed money of a Credit Party unless such Subsidiary becomes a Guarantor.
5.6    Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrowers or of any such Subsidiary, except:
(a)    transactions (i) solely among and between Credit Parties not prohibited by this Agreement and (ii) transactions solely among Subsidiaries that are not Credit Parties;
(b)    transactions pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrowers or such Subsidiary;
(c)    employment, indemnity and severance arrangements (stock option and other compensation plans and benefit programs) between any Credit Party or their Subsidiaries and their members of management, officers and employees in the Ordinary Course of Business;
(d)    solely to the extent not otherwise permitted by this Section 5.6, transactions with Affiliates expressly referred to and permitted by Section 5.8;
(e)    ~~[reserved];~~Indebtedness of Holdings evidenced by the Viking Cake Convertible Note in a principal amount not to exceed $7,500,000;

(f)    the loan transaction between Holdings and Viking Cake BR, LLC described in Section 5.4(u);
(g)    ~~(f)~~ subject to compliance with the requirements of the Guaranty and Security Agreement, issuances of Stock or Stock Equivalents (other than Disqualified Stock) that do not cause an Event of Default; and
(h)    ~~(g)~~ the Related Transactions.
5.7    Inventory Locations. The Borrowers will not permit Inventory or any other Collateral having a fair market value in excess of $20,000 to be stored or located at any location including premises owned or leased by any Credit Party or with a bailee, consignee or other Person, except the roasting facilities located at 3004 NE 112th Avenue, Suite A, Vancouver, Washington 98682 and 1102 West Geneva Drive, Tempe, Arizona 85282.
5.8    Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to (i) make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Indebtedness (including the Preferred Equity Obligations), (iv) make any payment on account of any return of capital to its stockholders, partners or members (or the equivalent Persons thereof) ~~or~~, (v) make any payment or prepayment of Contingent Acquisition Consideration, or (vi) directly or indirectly make any payment or distribution of any kind or nature to or for the benefit of Viking Cake (other than, to the extent Viking Cake becomes a member of Holdings, payments or distributions permitted to be made to members under this Section 5.8) or otherwise repay the Viking Cake Convertible Note or any outstanding loans on behalf of Viking Cake except as expressly permitted under clause (e) and Section 5.18 (the items described in clauses (i), (ii), (iii), (iv) ~~and~~, (v) and (vi) above are referred to as “Restricted Payments”), except that:
(a)    Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;
(b)    the Borrowers make distributions, directly or indirectly, to Holdings, which are promptly used by Holdings to redeem from current or former officers, directors and employees (or their current or former spouses, heirs, estates, estate planning vehicles and family members) (or to pay amounts owing under promissory notes issued in connection with the prior redemption from any such person), but excluding, in all cases, Founder Group Members, Stock and Stock Equivalents (including to repurchase fractional shares) provided all of the following conditions are satisfied:
(i)    the aggregate Restricted Payments permitted (x) in any Fiscal Year of the Borrowers shall not exceed $250,000 per Fiscal Year (with unused amounts in any Fiscal Year carried forward and available in succeeding Fiscal Years) and

(y) during the term of this Agreement shall not exceed $1,000,000 unless such Restricted Payments are funded solely with the Net Issuance Proceeds of any substantially concurrent issuance of Stock or Stock Equivalents (other than issuances of Disqualified Stock) or with the proceeds of any substantially concurrent contribution of cash to one or more Borrowers made by Holdings; and
(ii)    the Credit Parties shall have satisfied each of the Pro Forma Compliance Conditions at the time of making such Restricted Payment;
(c)    in the event the Borrowers file a consolidated, combined, unitary or similar type income Tax return with Holdings, the Borrowers may make distributions to Holdings (and Holdings may make distributions to its equity owners) in an amount equal to the amount that would have been payable by the Borrowers and their Subsidiaries had the Borrowers not filed a consolidated, combined, unitary or similar type return with Holdings;
(d)    the Credit Parties may make payments, as and when due and payable, on (i) Contingent Acquisition Consideration described in Schedule 5.8 and (ii) other Contingent Acquisition Consideration if, with respect to clause (ii), after giving effect to such payment or distribution on a pro forma basis, the Credit Parties shall have satisfied each of the Pro Forma Compliance Conditions;
(e)    ~~[reserved];~~so long as no Default or Event of Default has occurred and is continuing, or would result from any such distribution, and subject to Section 5.18 below, any Subsidiaries of Holdings may make distributions to Holdings from (i) proceeds of the Las Vegas Franchisee Group Litigation and/or the Roasters Litigation (which proceeds may include, without limitation, proceeds from judgments, settlements, insurance payments, indemnity payments, sale of claims, or similar forms of recovery), and (ii) an aggregate amount of Qualified Cash not to exceed $1,000,000, which proceeds and Qualified Cash may be used by Holdings to pay amounts owed under the Viking Cake Convertible Note to the extent permitted under the A&R Holdings LLC Agreement; provided that any such payments reduce the amount owed under the Viking Cake Convertible Note on a dollar-for-dollar basis;
(f)    ~~Upon (i) consummation of the Equity Recap Transactions, and (ii) concurrent satisfaction of the Pro Forma Compliance Conditions, as certified by a Responsible Officer of the Borrower Representative in a certificate addressed to the Agents setting forth in reasonable detail the calculations demonstrating such compliance, Holdings may make (and to the extent necessary, the Borrowers may make distributions to Holdings in amounts sufficient to enable Holdings to pay) the following distributions in an aggregate amount not to exceed the amount of net proceeds to Holdings of the Equity Recap Transactions: (1) pay to the holders of Series A-1 Preferred Units (as defined in the A&R Holdings LLC Agreement) an amount up to the amount necessary to fully redeem the Series A-1 Preferred Units; and (2) next, to the extent of any remaining net proceeds of the Equity Recap~~

~~Transactions and so long as the foregoing distribution to the holders of the Series A-1 Preferred Units under clause (1) reduced the Series A-1 Aggregate Liquidation Preference Amount (as defined in the A&R Holdings LLC Agreement) to less than or equal to $65,000,000 to consummate some or all of the Existing Preferred Unit Redemption; and/or make a distribution in accordance with the A&R Holdings LLC Agreement (the distributions referred to in clauses 1 and 2 are collectively referred to as the “Equity Recap Distributions”).~~so long as no Default or Event of Default has occurred and is continuing, and subject to (x) payment in full of amounts referenced in clauses (i) and (ii) of the preceding clause (e), and (y) satisfaction of the Pro Forma Compliance Conditions before and after giving effect to any such redemption, Holdings may use excess proceeds of the Roasters Litigation and Las Vegas Franchisee Group Litigation to redeem Common Units to the extent permitted by the A&R Holdings LLC Agreement;
(g)    Holdings may (and, to the extent necessary, the Borrowers may make distributions, to Holdings in amounts sufficient to enable Holdings to pay) Restricted Payments to one or more of the Founder Group Members and holders of the Series A-2 Preferred Units in accordance with the A&R Holdings LLC Agreement, provided all of the following conditions are satisfied: (i) the amount of such Restricted Payments do not exceed an aggregate of $600,000 per Fiscal Year and (ii) the Credit Parties shall have satisfied each of the Pro Forma Compliance Conditions at the time of making each such Restricted Payment and after giving effect thereto;
(h)     (i) any Credit Party may make dividends and distributions to any other Credit Party (other than Holdings), and (ii) any Subsidiary of a Credit Party may make dividends and distributions to a Credit Party (other than Holdings); ~~and~~
(i)    ~~So~~so long as no Default or Event of Default has occurred and is continuing, or would result from any such payment, the Borrowers may make distributions to Holdings to enable Holdings to (x) make Tax Advances (as defined in, and in accordance with, Section 7.04 of the A&R Holdings LLC Agreement) and (y) pay or reimburse certain costs of members of Holdings in accordance with the terms of the A&R Holdings LLC Agreement as in effect on the date hereof; and
(j)    so long as no Default or Event of Default has occurred and is continuing, or would result from any such payment, BRCR and BRSO 67th may make distributions to their members that are neither Credit Parties nor Founder Group Members in an aggregate amount not to exceed $150,000 per Fiscal Year.
5.9    Change in Business; Status as Holding Company. (a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by the Credit Parties and their Subsidiaries on the Closing Date and activities reasonably related or complementary thereto, and (b) Holdings shall not (i) engage in any business activities or own any Property other than (A) ownership of the Stock and Stock Equivalents of the Borrowers, (B) activities and contractual rights incidental to maintenance of its organizational existence, (C) the execution and delivery of, and performance of its obligations under, and the Loan Documents to which it is a party, (D) activities expressly permitted under Sections 5.3, 5.4(b)(iii), 5.6 and 5.8, (E) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Credit Parties (including providing indemnification to directors, officers, employees, and consultants), (F) guarantees of Indebtedness and other obligations permitted under Loan Documents, (G) granting of non-consensual Liens arising by operation of law that are permitted by Section 5.1, (H) activities necessary or advisable to consummate the Related Transactions and comply with the documentation related thereto and (I) activities incidental or related to the business or activities described in clause (A) through (I) above, and (ii) not permit the Credit Parties and their Subsidiaries to expand their business by opening new Stores to be owned or operated by any Excluded Subsidiaries; it being understood and agreed that, from and after the Closing Date, all expansion of the business of the Credit Parties and their Subsidiaries, such as the opening of new Stores shall be undertaken by Credit Parties.
5.10    Changes in Organization Documents; Name and Jurisdiction of Organization. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any respect that is materially adverse to Agents or Lenders. No Credit Party shall (i) change its name as it appears in official filings in its jurisdiction of organization or (ii) change its jurisdiction of organization or the location of its chief executive office or sole place of business, in each case without providing prior written notice to Collateral Agent within twenty (20) days before such change (or such shorter period as Agents may agree in their sole discretion). The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or arrangements have been approved by Agent for such filings to be made) under the UCC or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected Liens in all the Collateral and, thereafter, taking all actions reasonably determined by Collateral Agent as necessary to continue the perfection of its Liens.
5.11    Changes in Accounting. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (a) without the consent of the Agent, make any significant change in accounting treatment or reporting practices, except as required by GAAP or (b) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party; provided that the fiscal year of a Target under an Acquisition may be changed to conform to the same Fiscal Year of the Credit Parties.
5.12    Amendments to Certain Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries, directly or indirectly, to change or amend the terms of any Subordinated Indebtedness, except to the extent permitted by the applicable subordination agreement (including, with respect to the Preferred Equity Obligations, the Subordination Agreement).
5.13    No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends to a Credit Party or make any other distribution to a Credit Party on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrowers or any other Credit Party except, in each case, pursuant to the Loan Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Collateral Agent, whether now owned or hereafter acquired, except in connection with (i) any document or instrument governing Liens permitted pursuant to Section 5.1; provided that any such restriction contained therein relates only to the asset or assets financed by the underlying secured obligations, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) with respect to third party contracts, customary limitations on the ability of a party thereto to assign its interest in the underlying contract without the consent of the other party thereto, (iv) restrictions and conditions contained in agreements relating to the sale of assets permitted hereunder (or to be consummated in connection with the payment in full of the Obligations and termination of the Commitments or anticipated modification of the Loan Documents to permit such action); provided that such restrictions are limited to the assets being sold, (v) licenses and contracts entered into in the Ordinary Course of Business which by their terms prohibit the assignment of such agreements (to the extent such prohibition is enforceable by law) or the granting of Liens on the rights contained therein; provided that such licenses and contracts (other than shrink-wrap software licenses) are not, in the aggregate, material to the business of such Credit Party and are not related to any material Property, and (vi) customary provisions in joint venture agreements and similar agreements that restrict the transfer of Stock of, or assets in, joint ventures.
5.14    OFAC; USA Patriot Act; Anti-Corruption Laws.
(a)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.25.
(b)    No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will use the proceeds of any Loan, directly or, indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws.
(c)    Furthermore, the Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, use the proceeds of the Loans to lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner, in each case, that will result in a violation by any Credit Party or its Subsidiaries of any Sanctions.
5.15    Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.
5.16    Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law or form the basis for any Environmental Liabilities (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations and Environmental Liabilities that could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.17    Compliance with ERISA. No Credit Party shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan securing obligations in excess of $500,000 or (b) any other ERISA Event, that could, in the aggregate with such other ERISA Events, have a Material Adverse Effect.
5.18    ~~New Store Construction Expenses. During the period from the Closing Date to the date of consummation of the Equity Recap Transactions, forecasted new Store expenses shall not exceed $750,000, and actual new Store expenses shall not exceed $750,000 by more than five percent (5.0%), in either instance without the consent (which may be granted by email) of the Agents, provided, that this Section 5.18 shall not apply to the 1) ATX – Star Ranch, 2) STX – Blanco Rd, 3) DTX W Parker Rd, Plano, 4) HTX – Spencer & Watters, 5) DTX – Highland Village, TX, 6) HTX – 9540 Hwy 6 and 7) TA2 – 1st and Grant RBTS.~~Viking Cake Convertible Note. No Credit Party shall make any cash payment on the Viking Cake Convertible Note, except upon satisfaction of the following conditions: (i) no Default or Event of Default has occurred and is continuing at the time of such payment or after giving effect thereto, (ii) such payment is permitted by the terms of the A&R Holdings LLC Agreement and shall reduce the amount owed under the Viking Cake Convertible Note on a dollar-for-dollar basis, and (iii) such payment is made solely using funds distributed to Holdings pursuant to Section 5.8(e), provided, that any payment made using funds distributed to Holdings pursuant to Section 5.8(e)(ii) will be subject to minimum Liquidity of $5,000,000 before and after giving effect to such distribution.
5.19    ~~New Store Rental Expenses. During the period from the Closing Date to the date of consummation of the Equity Recap Transactions, forecasted annual Rental Expense at any new Store shall not exceed 10% of the average annual gross sales for all existing Stores located within the same state that have been open for more than twelve months~~[Reserved].
5.20    Growth Capital Expenditure Available Amount. The Borrowers will not use amounts designated as the “Growth Capital Expenditure Available Amount” on any Compliance Certificate and deposited in a segregated account in accordance with the definition thereof in

Annex B of Exhibit 4.2(b) for any purpose other than financing Growth Capital Expenditures (as defined in such Annex B).
ARTICLE VI
FINANCIAL COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
6.1    Financial Covenants.
(a)    Total Net Leverage Ratio. The Credit Parties shall not permit the Total Net Leverage Ratio for the Measurement Period ending on the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending ~~September~~June 30, ~~2022~~2023) to be greater than the ratio set forth in the table below opposite the last day of such Fiscal Quarter (which level shall apply to any pro forma calculation of the Total Net Leverage Ratio prior to such date):

Quarter Ending	Total Net Leverage Ratio
~~September 30, 2022~~	~~4.00 to 1.00~~
~~December 31, 2022~~	~~4.00 to 1.00~~
~~March 31, 2023~~ June 30, 2023	~~3.75 to 1.00 3.75~~ 5.75 to 1.00
September 30, 2023	~~3.50~~5.50 to 1.00
December 31, 2023	~~3.50~~5.25 to 1.00
March 31, 2024	~~3.25~~5.00 to 1.00
June 30, 2024	~~3.25~~4.75 to 1.00
September 30, 2024	~~3.00~~4.50 to 1.00
December 31, 2024	~~3.00~~4.25 to 1.00
March 31, 2025	~~2.75~~4.00 to 1.00
(b)    Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending ~~September~~June 30, ~~2022~~2023) to be less than (i) 1.10 to 1.00~~. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2~~ if Daily Average Qualified Cash (as defined below) as of the last Business Day of such Fiscal Quarter was greater than $5,000,000, or (~~b~~ii) 1.25 to 1.00 if Daily Average Qualified Cash as of the last Business Day of such Fiscal Quarter was less than or equal to $5,000,000.

ARTICLE VII
EVENTS OF DEFAULT
7.1    Event of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee payable hereunder or pursuant to any other Loan Document or (iii) to pay or reimburse Agent or Lenders for any other Obligations not described in the preceding clause (i) or (ii), within ten (10) Business Days following the due date therefor (or, if there is no due date therefor, within ten (10) Business Days following Agent’s demand for any such payment or reimbursement); or
(b)    Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate or financial statement (other than projections, estimates, other forward looking information or general economic or industry information) by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or
(c)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 4.3(a), 4.4(a) (with respect to Borrowers), 4.9, 4.10, 4.11, 4.19 or Article V or Article VI or (ii) any of Sections 4.1, 4.2(a), 4.2(b), 4.3 (other than as set forth in clause (i) above) or 4.6 and, with respect to this clause (ii), such failure shall not have been cured within five (5) Business Days; or
(d)    Other Defaults. Any Credit Party or Subsidiary of any Credit Party makes any payment in respect of Subordinated Indebtedness other than payments permitted under any subordination agreement, including the Subordination Agreement, or otherwise fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than any provision covered by any other clause of this Section 7.1), and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party has actual knowledge of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by an Agent or Required Lenders; or
(e)    Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations or any obligation owed by any Credit Party to another Credit Party) or Contingent Obligation (other than the Obligations or any obligation owed by any Credit Party to another Credit Party) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant (after applicable grace periods), or any other event shall occur or condition exist (after applicable grace periods), under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder), including any agreement, instrument or certificate relating to the Preferred Equity, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (or otherwise required to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii)) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness, if such sale, transfer or disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, to the extent such prepayment is permitted hereunder; or
(f)    Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within forty-five (45) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or
(h)    Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $50,000 or more (excluding amounts covered ~~(i)~~ by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor ~~or (ii) in escrow under the relevant agreements for a Permitted Acquisition or other Investment permitted herein or otherwise subject to indemnity coverage reasonably acceptable to Agents and, in each case, available to the Credit Parties for payment of such liabilities~~), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or
(i)    Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has could reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(j)    Collateral. Any material provision of any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party that is party thereto or any Credit Party or any Subsidiary of any Credit Party that is party thereto shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof and other than in respect of any Collateral sold or otherwise disposed of in accordance with the terms of this Agreement) cease to create a valid security interest in Collateral purported to be covered thereby with a fair market value in excess of $500,000 or such security interest shall for any reason (other than failure of the Collateral Agent to take any action within its control) cease to be a perfected (to the extent required by the Loan Documents) and first priority security interest subject only to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or to file UCC financing statements, continuation statements or equivalent filings and except, as to Collateral consisting of Real Estate, to the extent that such losses are sufficiently covered by a solvent insurer under title insurance policy with respect thereto, if any; or
(k)    Ownership. At any time ~~on or after the date which is 30 days after the Closing Date,~~ (i) Holdings Pledgors at any time cease to own, collectively, (x) at least fifty-one percent (51%) of the issued and outstanding Common Units (as defined in the A&R Holdings LLC Agreement) of Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security) and (y) Units sufficient to elect the majority of the Board (as defined in the A&R Holdings LLC Agreement as in effect on the ~~date hereof~~Third Amendment Effective Date), in each case other than on account of the occurrence of a “Control Period” pursuant to the A&R Holdings LLC Agreement (the occurrence of which shall not constitute a Default or Event of Default under this Agreement or the other Loan Documents), or (ii) Holdings ceases to own, directly or indirectly, (a) one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrowers (other than BRSO 67th or BRCR) or (b) less than fifty-one percent (51%) of the issued and outstanding Stock and Stock Equivalents of BRSO 67th or BRCR; or
(l)    Invalidity of Subordination Provisions. The subordination provisions of the Subordination Agreement or any other agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated by the lenders under the applicable Subordinated Indebtedness, or otherwise cease to be in full force and effect, or any Credit Party or any of its Subsidiaries or any holder of any Subordinated Indebtedness shall contest in writing the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or
(m)    ERISA Event. One or more ERISA Events shall have occurred, that, either individually or in the aggregate with other such ERISA Events, could reasonably be expected to result in (i) monetary liability in excess of $500,000 or (ii) a Material Adverse Effect; or
(n)    Subordination Agreement. (i) The Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Credit Party, any Founder Group Member or any holder of Preferred Equity shall contest in any manner the validity or enforceability thereof or deny that such Person has any further liability or obligation thereunder, or (ii) any party (other than the Agents or any Lender) to the Subordination Agreement fails to perform or observe any material term, covenant or agreement contained in the Subordination Agreement; or
(o)    A&R Holdings LLC Agreement. A Material Breach Event or Sale Event shall occur under and as defined in the A&R Holdings LLC Agreement.
7.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, either Agent may, and shall at the request of the Required Lenders:
(a)    declare all or any portion of any one or more of the Commitments of each Lender to make Loans to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;
(b)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(c)    may, or at the request of the Required Lenders shall, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any Event of Default specified in Sections 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon expiration of the thirty (30) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of either Agent or any Lender.
7.3    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE VIII
AGENTS
8.1    Appointment and Duties.
(a)    Appointment of Agents. (i) Each Lender hereby appoints RCS (together with any successor Agent pursuant to Section 8.9) as Administrative Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent (or to either Agent) under this Agreement and the other Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Administrative Agent represents that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.
Each Lender hereby appoints TCW (together with any successor Agent pursuant to Section 8.9) as Collateral Agent hereunder and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent (or to either Agent) under this Agreement and the other Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Collateral Agent represents that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.

(b)    Duties as Administrative and Collateral Agents. (i) Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (x) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (y) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Secured Obligation in any proceeding described in Section 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), and (ii) Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (w) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (x) manage, supervise and otherwise deal with the Collateral, (y) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (z) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (iii) each Agent may execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Limited Duties. Under the Loan Documents, each Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Administrative Agent” and “Collateral Agent” and similar terms in any Loan Document to refer to Agent in any such capacity, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by any Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by any Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by any Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
8.3    Use of Discretion.
(a)    No Action without Instructions. Agents shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agents shall not be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
(c)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agents in accordance with the terms set forth herein and in the other Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law, but in the case of this clause (iii) if, and solely if, an Agent has not filed such proof of claim or other instrument of similar character in respect of the Secured Obligations within five (5) days before the expiration of the time to file the same; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B)

in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.4    Delegation of Rights and Duties. Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by an Agent.
8.5    Reliance and Liability.
(a)    Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    Neither any Agent nor its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrowers and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence, bad faith or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, each Agent and its Related Persons:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(ii)    shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)    makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders); and
(v)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Excluded Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Excluded Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Excluded Person, and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Holdings and the Borrowers hereby waive and agree not to assert (and each of Holdings and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
8.6    Agents Individually. Agents and their Affiliates may make loans and other extensions of credit to engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agents or any of their Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, “and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agents or such Affiliates, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders, respectively.

8.7    Lender Credit Decision.
(a)    Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
(b)    If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
8.8    Expenses; Indemnities; Withholding.
(a)    Each Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.
(b)    Each Lender further agrees to indemnify Agent, and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)    To the extent required by any Requirement of Law, Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).
8.9    Resignation of Agent.
(a)    Either Agent may resign at any time by delivering written notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent, who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1, with the consent of the Borrower Representative (which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required during the existence of an Event of Default). If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent that has been appointed by the Required Lenders has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Required Lenders shall assume and perform all of the duties of such retiring Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
8.10    Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Collateral Agent to, and Collateral Agent shall, release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of a Borrower from its guaranty of any Secured Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent) or such Subsidiary becomes an Excluded Domestic Subsidiary, to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Secured Obligations pursuant to Section 4.12; and
(b)    any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.12 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or (i), (iii) Property that does not constitute Collateral, (iv) Property owned by a Subsidiary that is released in accordance with clause (a) above and (v) all of the Collateral and all Credit Parties, upon the occurrence of the Facility Termination Date.
Each Lender hereby directs Collateral Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10, in each case, at the Borrowers’ expense.
8.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Collateral Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Collateral Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9(a), Section 9.10, Section 9.11, Section 9.17 and Section 9.24 and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Collateral Agent, the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
8.12    Intercreditor Agreements. The Agents are authorized by the other Secured Parties to enter into subordination agreements (including any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreements in connection with the incurrence by an Credit Party of any permitted Subordinated Indebtedness in order to permit such Indebtedness to be subordinated), intercreditor and similar agreements in respect of debt and/or liens contemplated by this Agreement or referenced in Section 8.10 and the parties hereto acknowledge that any such agreement (if entered into) will be binding upon them.
8.13    Lead Arranger and Other Agents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lead Arrangers, and agents (other than the Agent), if any, shall not have any duties or responsibilities in their respective capacities as such, nor shall the Lead Arrangers and such agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other

Loan Document or otherwise exist against the Lead Arrangers or such agents. At any time that any Lender serving (or whose Affiliate is serving) as an agent hereunder shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans ~~and the Delayed Draw Term Loan Commitment~~, such Lender (or an Affiliate of such Lender acting as an agent) shall be deemed to have concurrently resigned as such agent.
8.14    Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract or Bank Product (as applicable), each Secured Swap Provider and Bank Product Provider (as applicable) hereby authorizes and shall be deemed to authorize) Collateral and/or Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Collateral Agent or the Required Lenders following the occurrence and during the continuance of any Event of Default:
(a)    consent to the disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;
(b)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;
(c)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;
(d)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other disposition conducted in accordance with applicable law, including by power of sale, judicial action or otherwise; and/or
(e)    estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;
it being understood that no Secured Party shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.
Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.
With respect to each contingent or unliquidated claim that is a Secured Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.
Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other disposition.
For purposes of this Section 8.14, “disposition” shall means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock issued by any Subsidiary of such Borrower.
8.15    Collateral Agent Advances. (a) The Collateral Agent may from time to time make such disbursements and advances (collectively “Collateral Agent Advances”) in an aggregate amount not to exceed $5,000,000 at any time outstanding which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 9.5. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Base Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder. The Collateral Agent shall notify each Lender and the Borrower Representative in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Commitment Percentage of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days following such demand and thereafter at the Base Rate.
ARTICLE IX
MISCELLANEOUS
9.1    Amendments and Waivers.
(a)    Subject to the provisions of Section 9.1(f) hereof, no amendment, waiver, supplement or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter, any Collateral Documents (other than the Guaranty and Security Agreement), or any landlord, bailee or mortgagee agreement, which, in each case, may be amended as provided therein and, if not provided therein, by each of the parties thereto), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agents with the consent of the Required Lenders), and the Borrowers and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver, modification or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agents with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by the Agents with the consent of the Required Lenders) and the Borrowers, do any of the following:
(i)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2(a));
(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default rate interest, which may be postponed, delayed, reduced or waived by the Required Lenders), fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);
(iii)    reduce the principal of, or the rate of interest (other than default rate interest, which may be postponed, delayed or waived by the Required Lenders) specified herein (it being agreed that any waiver or reduction of the default interest margin shall only require the consent of Required Lenders ) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Documents;

(iv)    amend, modify or waive (A) the order in which Secured Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 1.10(c) or any other Section of this Agreement (including voluntary and mandatory prepayments), except in connection with Extended Term Loans as specified in Section 9.1(f)(iii);
(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)    amend this Section 9.1 (other than Section 9.1(e) or, subject to the terms of this Agreement, the definition of Required Lenders, or any provision providing for consent or other action by all Lenders;
(vii)    discharge any Credit Party from its respective payment Obligations under the Loan Documents (other than in connection with the release of any Credit Party pursuant to a transaction expressly permitted hereunder or under any other Loan Document), or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or
(viii)    subordinate any Loan or any Lien on Collateral to any other Indebtedness or Lien other than as expressly permitted by Section 8.10 hereof.
It being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii). It being further agreed that the Agents shall receive copies of all final amendments or waivers of this Agreement or any other Loan Documents.
(b)    No amendment, waiver or consent shall, unless in writing and signed by Agents, in addition to the Required Lenders or all Lenders directly and adversely affected thereby, as the case may be (or by the Agents with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document (i) altering the ratable treatment of Secured Obligations arising under Secured Rate Contracts or Bank Products (as applicable) resulting in such Secured Obligations being junior in right of payment to principal on the Loans or resulting in Secured Obligations owing to any Secured Swap Provider or Bank Product Provider (as applicable) becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof) or (ii) to the definitions of “Secured Obligations”, “Rate Contract”, “Secured Rate Contract”, “Bank Product”, “Bank Product Debt” or “Bank Product Provider” (in each case, but only to the extent any such Bank Product Provider has previously provided, to the extent required by the terms of this Agreement, a notice to the Administrative Agent), in each case in a manner adverse to any Secured Swap Provider or Bank Product Provider (as applicable), shall be effective without the written consent of such Secured Swap Provider or such Bank Product Provider (as applicable) (other than in accordance with Section 9.1(a)(vii)).

(c)    [Reserved].
(d)    This Agreement may be amended with the written consent of the Agents, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)    Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrowers may amend Schedules 3.19 and 3.21 upon notice to the Agents, (ii) Agents may amend Schedules 1.1(a), and 1.1(b) to reflect Sales entered into pursuant to Section 9.9, (iii) Agents and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) [Reserved], and (iv) Agents and Borrowers may amend or modify this Agreement or any other Loan Document to reflect any conforming amendments permitted under Section 5.12.
(f)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower Representative to all Lenders holding Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans) and on the same terms to each such Lender, Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and, subject to the terms hereof, otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans, so extended, as well as the original Term Loans not so extended, being a separate Class), so long as the following terms are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;
(ii)    [Reserved];
(iii)    except as to interest rates, original issue discount, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by Borrower Representative and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of the Term Loans extended thereby);
(iv)    the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 1.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;
(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and
(vii)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by Borrower Representative pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders have accepted such Extension Offer.
With respect to all Extensions consummated by Borrowers pursuant to this Section 9.1(f), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower Representative may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower Representative’s sole discretion and may be waived by Borrower) of Term Loans of any or all applicable Classes be tendered. Agents and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 9.1(f). Any Lender that does not respond to an

Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.
No consent of either Agent or any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agents to enter into amendments to this Agreement and the other Loan Documents with Borrowers (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agents and Borrowers in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 9.1(f). Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Collateral Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the later of the then latest maturity date of the Term Loans, so that such maturity date referenced therein is extended to the Latest Maturity Date of the Term Loans. Collateral Agent shall promptly notify each Lender of the effectiveness of each such amendment.
In connection with any Extension, Borrower Representative shall provide Agents at least five (5) Business Days (or such shorter period as may be agreed by Agents) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 9.1(f).
This Section 9.1(f) shall supersede any provisions of this Section 9.1 or Section 9.11 to the contrary.
9.2    Notices.
(a)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak (to the extent such system is available and set up by or at the direction of Agents prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak as may be available and reasonably acceptable to Agents prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agents or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and Agents, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and Agents. Transmissions made by electronic mail or E-Fax to Agents shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agents applicable at the time and previously communicated to the Borrowers, and (z) if receipt of such transmission is acknowledged by Agents.
(b)    Effectiveness.
(i)    All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System and (vi) if delivered by electronic mail, pursuant to sub-clauses (y) and (z) of clause (a) above; provided, however, that no communications to either Agent pursuant to Article I shall be effective until received by such Agent.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or E-System.
(c)    Each Lender shall notify the Agents in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
9.3    Electronic Transmissions.
(a)    Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)    Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agents, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agents and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENTS, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENTS, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrowers, each other Credit Party executing this Agreement and each Secured Party agrees that Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agents or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agents or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
9.5    Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse promptly following written demand (a) each Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including (and in the case of legal counsel, limited to) Attorney Costs, (b) subject to Section 4.9, if applicable, each Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with field examinations and Collateral examinations (which shall be reimbursed, in addition to the reasonable, documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each Agent, its Related Persons for all reasonable and documented out-of-pocket costs and expenses (provided that legal fees shall be limited to Attorney Costs) incurred in connection with (i) the creation, perfection and maintenance of the perfection of Collateral Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transactions, including Attorney Costs, (d) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents to the extent an Event of Default has resulted therefrom and shall be continuing at the time of such purchase and (e) all reasonable and invoiced fees and out-of-pocket disbursements of one external counsel, any necessary local counsel in each relevant jurisdiction (and, solely in the event of a conflict of interest, one additional primary legal counsel (and, if necessary, one additional local external counsel in each relevant jurisdiction)) on behalf of all Lenders and, if necessary, each Agent, taken as a whole, incurred in connection with any of the matters referred to in clause (c)(ii) through (iv) above.

9.6    Indemnity.
(a)    Each Credit Party agrees to indemnify, hold harmless and defend each Agent, and each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all actual, out-of-pocket Liabilities (including, and in the case of legal fees, limited to Attorney Costs) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) including any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, in each case, in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any commitment letter or fee letter (including the Fee Letter) executed in connection with any Loan Document or any financial accommodation contemplated by a Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party or (ii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to an Indemnitee with respect to any Indemnified Matter, and such Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent (i) such liability, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, has resulted directly from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) a material breach by such Indemnitee of its obligations under the Loan Documents or applicable Requirement of Law or (C) a dispute solely among Indemnitees that does not directly involve or result from any act or omission by a Credit Party or its Subsidiaries or Affiliates, or (ii) any settlement of any pending or threatened claim, litigation, investigation or proceeding is effected without the Borrowers’ consent (which shall not be unreasonably withheld, conditioned or delayed). Furthermore, each of the Borrowers and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim. Without limiting the foregoing indemnity for Indemnified Matters that include claims for punitive, exemplary, consequential or indirect damages, no party hereto or any of its respective Affiliates, or, as applicable, Approved Funds, shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Liabilities, the Loan Documents, the Loans and Commitments, the use or the proposed use of the proceeds thereof, the Related Transactions, or any other transaction contemplated by this Agreement.

(b)    Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Collateral Agent or following Collateral Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
9.7    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Secured Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
9.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that neither the Borrowers nor Holdings may assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
9.9    Binding Effect; Assignments and Participations.
(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the other Credit Parties signatory hereto and each Agent and when Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrowers, the other Credit Parties hereto, each Agent, and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Sections 5.3 and 8.9), none of Holdings, the Borrowers, any other Credit Party, or any Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:
(i)    any existing Lender (other than a Non-Funding Lender, Impacted Lender or Excluded Person);
(ii)    any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender, Impacted Lender or Excluded Person); or
(iii)    any other Person (other than a natural person and, so long as no Event of Default is continuing, an Excluded Person) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agents (each an “Eligible Assignee”); provided, however, that:
(A)    [Reserved];
(B)    for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent the Borrower Representative’s consent is otherwise required) and Agents;
(C)    interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned; and
(D)    such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agents’ prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v) and shall not be an Impacted Lender.
Agents’ refusal to accept a Sale to a holder of Subordinated Indebtedness or a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e)or (f) below) shall execute and deliver to Administrative Agent an Assignment via an electronic settlement system designated by Administrative Agent (or, if previously agreed with Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor reasonably acceptable to Administrative Agent and the Borrower Representative (whose consent shall not be unreasonably withheld, conditioned or delayed)), any Tax forms required to be delivered pursuant to Section 10.1 and all other requested “know your customer” documentation and information required by anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and payment of an assignment fee in the amount of $3,500 to Administrative Agent, unless waived or reduced by Administrative Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Administrative Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon Agents (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the recordation date specified in such Assignment, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)    Effectiveness. Subject to the recording of an Assignment by Administrative Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Secured Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)    Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agents or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agents; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)    Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agents, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agents or the Borrowers, sell participations to one or more Persons other than an Excluded Person, a Credit Party, a Founder Group Member or an Affiliate of a Credit Party or a Founder Group Member in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans ~~and the Delayed Draw Term Loan Commitment~~); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1 and Section 10.3, such participant and SPV shall be subject to the requirements and limitations therein, and shall be entitled to the benefits thereunder only to the extent such participant or SPV delivers the Tax forms required to be delivered pursuant to Section 10.1(g) to the same extent as if it were a Lender (it being understood that the documentation required under Section 10.1(g) shall be delivered to the Participating Lender) and to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agents by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 9.1(a). No party hereto shall institute (and the Borrowers and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Secured Obligations. Each Lender that makes a grant to an SPV or sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each SPV or participant and the principal amounts (and stated interest) of each SPV’s participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any SPV or participant or any information relating to an SPV’s or participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or where disclosure is otherwise required under the Code or Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agents shall have no responsibility for maintaining a Participant Register.
9.10    Non-Public Information; Confidentiality.
(a)    MNPI. Each Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).
(b)    Confidential Information. Each Agent and each Lender agrees to maintain the confidentiality of information obtained by it pursuant to any Loan Document (it being understood and agreed that all such information shall be deemed to be confidential except to the extent designated in writing by any Credit Party as non-confidential), except that such information may be disclosed, solely, as applicable, in the scope necessary for each subsequently stated purpose, (i) with the Borrower Representative’s consent, (ii) on a “need to know” basis to Related Persons of such Lender or Agent, as the case may be, in each case, in connection with matters arising out of this Agreement and that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, on a non-confidential basis from a source (other than any Credit Party or any of its representatives) not in violation of any confidentiality agreement or obligation owed to any Credit Party or its Related Persons with respect thereto, (iv) to the extent disclosure is required by applicable Requirements of Law or other compulsory legal process or requested or demanded by any Governmental Authority; provided, unless prohibited by Requirement of Law or court order, such Lender or Agent, as the case may be, shall make reasonable efforts to notify the Borrower Representative of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Person by such Governmental Authority) for disclosure of any such nonpublic information prior to disclosure of such information or, in any case, promptly notify the Borrower Representative thereof after such disclosure, (v) to the extent necessary or customary for inclusion in league table measurements (which disclosure shall not include any information other than the names of the Credit Parties and Secured Parties and customarily reported terms with respect to this Agreement), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) on a “need to know” basis to current or prospective assignees, SPVs (including the investors or prospective investors therein), participants or any Eligible Assignee, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree in writing to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
(c)    Tombstones. The publication by Agents or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using Holdings’ and the Borrowers’ names, product photographs, logo or trademark; and all contents thereof, are subject to the prior written consent of the Borrower Representative (not to be unreasonably withheld or delayed).
(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to RCS or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which RCS or any of its Affiliates is party without the prior written consent of RCS or such Affiliate (not to be unreasonably withheld or delayed) except to the extent required to do so under applicable Requirements of Law and then, unless prohibited by applicable Requirements of Law or a court order, only after consulting with RCS.
(e)    Distribution of Materials to Lenders. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Administrative Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System. The Credit Parties authorize Agents to download copies of their logos from its website and post copies thereof on an E-System.
(f)    Material Non-Public Information. The Credit Parties hereby agree that if either they, Holdings or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause Holdings or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agents and the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agents (including, Notices of Borrowing, Notices of Conversion/Continuation, swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Credit Parties agree to execute and deliver to Agents a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11    Set-off; Sharing of Payments.
(a)    Right of Setoff. Each Agent and each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of Agents or the Required Lenders. Each Agent and each Lender agrees promptly to notify the Borrower Representative and Agents after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, their Affiliates and the other Secured Parties, may have.
(b)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 9.9, Section 9.22, Article X or any payment to a Lender that has not accepted an Extension Offer in respect of the original terms of those of its Loan and Commitments that, as to Lenders that accepted such Extension Offer, were extended as to such Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).
9.12    Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
9.13    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14    Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
9.15    Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
9.16    Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agents, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agents merely because of Agents’ or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.
9.17    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers and the Lenders party hereto, Agents and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
9.18    Governing Law and Jurisdiction.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Person executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent such Agent reasonably determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents with respect to the Collateral. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York.
(c)    Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
9.19    Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.20    Entire Agreement; Release; Survival.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Credit Parties and the Secured Parties hereby waives, releases and agrees (and, with respect to the Credit Parties, shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Article VIII (Agents) and Article X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Secured Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
9.21    USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the USA Patriot Act (and Agents (for themselves and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the USA Patriot Act. The Credit Parties shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation.
9.22    Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 or that has become a Non-Funding Lender or Impacted Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 9.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by Borrower Representative of its rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders (or the relevant directly affected Lenders holding a majority of the Loans and Commitments of such group of directly affected Lenders) have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, or any failure by any Lender to accept any Extension Offer, the Borrower Representative may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agents and such Affected Lender (or such non-consenting Lender) of the Borrower Representative’s intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agents, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrower Representative’s intention to obtain, at the Borrowers’ expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agents. In the event the Borrower Representative obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender (provided that no Excluded Person may be a Replacement Lender), at par, provided that the Borrowers have reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced

Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower Representative shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower Representative, the Replacement Lender (provided that no Excluded Person may be a Replacement Lender) and Agents, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or Impacted Lender, Agents may, but shall not be obligated to, obtain a Replacement Lender (provided that no Excluded Person may be a Replacement Lender) and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
9.23    Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Borrowers and the other Credit Parties are subject.
9.24    Creditor-Debtor Relationship. The relationship between Agents and each Lender on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
9.25    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.25, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.25 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.25 constitute, and this Section 9.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement,

arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
9.27    Borrower Representative. Each Borrower hereby designates and appoints Holdings as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of (a) issuing Notices of Borrowing, Notices of Conversion/Continuation, swingline requests and any similar requests or notices, (b) delivering certificates, including Compliance Certificates, (c) giving instructions with respect to the disbursement of the proceeds of the Loans, (d) selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and (e) taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Agents and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY
10.1    Taxes.
(a)    Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties) with respect thereto (collectively, “Taxes”).
(b)    If any Taxes shall be required by any Requirement of Law (as determined in good faith discretion of the relevant Credit Party or other withholding agent) to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Lender or Agent (each, a “Recipient”) then (i) if such Tax is an Indemnified Tax, such amount payable by the Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Recipient receives the amount it would have received had no such deductions been made, (ii) the relevant withholding agent shall make such deductions or withholdings, (iii) the relevant withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after such payment is made, the relevant Credit Party shall deliver to Administrative Agent an original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Administrative Agent.
(c)    In addition, but without duplication of amounts otherwise payable by a Credit Party pursuant to this Article X, the Borrowers agree to pay, and authorizes Administrative Agent to pay in its name, any stamp, court or documentary, intangible, recording, filing or similar Tax imposed by any applicable Requirement of Law or Governmental Authority and all interest, additions to tax, or penalties with respect thereto (including by reason of any delay in payment thereof), in each case that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrowers or other transfer (other than an assignment or designation of a new office made pursuant to Section 9.22) (collectively, “Other Taxes”). As soon as practicable after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof or other evidence of payment reasonably satisfactory to Administrative Agent.

(d)    The Borrowers shall reimburse and indemnify, within ten (10) days after receipt of demand therefor (with copy to Administrative Agent), each Recipient for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid or payable by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Recipient (or of Agent on behalf of such Recipient) claiming any compensation under this clause (d), setting forth in reasonable detail the nature and amounts of Indemnified Taxes to be paid thereunder and delivered to the Borrower with copy to Administrative Agent, shall be conclusive absent manifest error.
(e)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 10.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however that the Borrowers shall not be required to compensate a Lender pursuant to this Section 10.1 for any Indemnified Taxes incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the event giving rise to such Indemnified Tax and of such Lender’s intention to claim compensation therefor; provided further, that if the event giving rise to such Indemnified Tax is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(f)    Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies of general application and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. In determining such amount, Agent and such Lender may use any reasonable averaging and attribution methods.
(g)
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation described in this paragraph (g)(i) (other than such documentation set forth in paragraphs (g)(ii), (iii) and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (ii) and (z) from time to time if reasonably requested by the Borrower Representative or Administrative Agent and at the time or times prescribed by a Requirement of Law (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed and executed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty (x) with respect to payments of interest under any Loan Document, pursuant to the “interest” article of such tax treaty, and (y) with respect to any other payments under any Loan Document, pursuant to the “business profits” or “other income” article of such tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements from each beneficial owner, as applicable) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Holdings or a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Administrative Agent shall be entitled to withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(iii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (iii) and (D) from time to time if reasonably requested by the Borrower Representative or Administrative Agent and at the time or times prescribed by a Requirement of Law (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed and executed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.
(iv)    Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Administrative Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Administrative Agent.
(v)    If a payment made to a Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Lender Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to Administrative Agent and the Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Administrative Agent any documentation under any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) or reasonably requested by Administrative Agent or the Borrower Representative sufficient for Administrative Agent or the Borrowers to comply with their obligations under FATCA and to determine that such Lender Party has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vi)    On or before the date the Agents become a party to this Agreement, the Agents shall provide to the Borrower Representative, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrowers to be treated as a U.S. person for U.S. federal withholding purposes. At any time thereafter, the Agents shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower Representative.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower Representative and the Agents in writing of its legal inability to do so.
(h)    If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b)), it shall pay to the relevant indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event shall the indemnified party be required to pay any amount to a indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
10.2    Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Rate Loans, then, on notice thereof by such Lender to the Borrower Representative through Administrative Agent, the obligation of that Lender to make SOFR Rate Loans shall be suspended until such Lender shall have notified Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a)    Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any SOFR Rate Loan, the Borrowers shall prepay in full all SOFR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
(b)    If the obligation of any Lender to make or maintain SOFR Rate Loans has been terminated, the Borrowers may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as SOFR Rate Loans shall be instead Base Rate Loans.
(c)    Before giving any notice to Administrative Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its SOFR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
10.3    Increased Costs and Reduction of Return.
(a)    If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any SOFR Rate Loans or (y) the Lender shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or such Taxes; provided, that the Borrowers shall not be required to compensate any Lender pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender shall have determined that:
(i)    the introduction of any Capital Adequacy Regulation;

(ii)    any change in any Capital Adequacy Regulation;
(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)    compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to Administrative Agent), the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that the Borrowers shall not be required to compensate any Lender pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.
10.4    Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)    the failure of the Borrowers to make any payment or mandatory prepayment of principal of any SOFR Rate Loan as and when due hereunder (including payments made after any acceleration thereof);
(b)    the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)    the failure of the Borrowers to make any prepayment after the Borrower Representative has given a notice in accordance with Section 1.7;
(d)    the prepayment (including pursuant to Section 1.7 or Section 1.8) of a SOFR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
(e)    the conversion pursuant to Section 1.6 of any SOFR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its SOFR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Administrative Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each SOFR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the SOFR used in determining the interest rate for such SOFR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such SOFR Rate Loan is in fact so funded.
10.5    [Reserved].
10.6    [Reserved].
10.7    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
ARTICLE XI

DEFINITIONS
11.1    Defined Terms. The following terms are defined in the Section referenced opposite such terms:

“Administrative Agent”	Preamble
“Affected Lender”	9.22
“Affected SPV/Participant”	9.22
“Agents”	Preamble
“Aggregate Excess Funding Amount”	1.11(e)(iv)

“Agreement”	Preamble
“Anti-Corruption Laws”	3.25(c)
“Borrower(s)”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Representative”	9.27
“BRCB”	Preamble
“BRCR”	Preamble
“BRD”	Preamble
“BRR”	Preamble
“BRSO”	Preamble
“BRSO PNW”	Preamble
“BRSO 67th”	Preamble
“Cash Flow”	Exhibit 4.2(b)
“Collateral Agent”	Preamble
“Collateral Agent Advances”	8.15
“Compliance Certificate”	4.2(b)
~~“Delayed Draw Term Loan Commitment Fee”~~	~~1.9(b)~~
“EBITDA”	Exhibit 4.2(b)
“ECF Payment Date”	1.8(e)
“Eligible Assignee”	9.9(b)(iii)
“Equity Recap Distributions”	5.8(f)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 4.2(b)
“Excluded Accounts”	4.11
“Extended Term Loans”	9.1(f)(iii)
“Extended Term Loan Commitment”	9.1(f)(iii)
“Extending Term Lender”	9.1(f)(iii)
“Extension”	9.1(f)
“Extension Offer”	9.1(f)
“FCPA”	3.25(c)
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	6.1(b) and Exhibit 4.2(b)
“Founder Group Members Pledge Agreements”	Article IV
“Holdings”	Preamble
“Indemnified Matters”	9.6(a)
“Indemnitee”	9.6(a)
“Investments”	5.4
“Lender” and “Lenders”	Preamble
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Net Interest Expense”	Exhibit 4.2(b)
“Non-Recurring Expenses”	Exhibit 4.2(b)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.25(a)
“Other Taxes”	10.1(c)

“Participant Register”	9.9(f)
“Participating Lender”	9.22
“Permitted Liens”	5.1
“Prepayment Period”	1.7(c)
“Principal Place of Business”	3.9(b)
“RCS”	Preamble
“Recipient”	10.1(b)
“Register”	1.4(b)
“Rejection Notice”	1.8(h)
“Restricted Payments”	5.8
“Replacement Lender”	9.22
“Sale”	9.9(b)
“Sanctioned Country”	3.25(a)
“Sanctions”	3.25(a)
“SDN List”	3.25(a)
“Senior Leverage Ratio”	Exhibit 4.2(b)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Term Loan A”	1.1(a)
“TSC”	Preamble
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of a Borrower and its Subsidiaries, including the unpaid portion of the obligation of a customer of a Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower or such Subsidiary, as stated on the respective invoice of a Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.
“Account Debtor” means the customer of a Borrower or any of its Subsidiaries who is obligated on or under an Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (including by way of a merger or other business combination) and (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower (in either case, including by way of a merger or other business combination).
“Adjusted Term SOFR Rate” means the sum of: (i) the Term SOFR Screen Rate, and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided that, if the Adjusted Term

SOFR Rate determined as provided above shall ever be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any director, officer or general partner that owns ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for purposes of this agreement be deemed an Affiliate of such other Person.
“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount up to $80,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
“Applicable Margin” means~~,~~ (a) from the ~~Closing~~Third Amendment Effective Date ~~to~~through the date ~~on~~upon which the Administrative Agent receives a Compliance Certificate pursuant to Section 4.2(b) for the fiscal quarter ~~ending September~~ended June 30, ~~2022~~2023, ~~for Term SOFR Loans, 6.00% plus a 1.00% “PIK Amount”, and for Base Rate Loans, 5.00% plus a 1.00% “PIK Amount”;~~Pricing Level 1 below, and (b)~~, thereafter~~ from and after delivery of the Compliance Certificate referred to in clause (a), the applicable rate per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 4.2(b):

Applicable Margin
Pricing Level	Total Net Leverage Ratio	Term SOFR Loans	Base Rate Loans
1	>5.25:1.00	6.50% plus the PIK Amount	5.50% plus the PIK Amount
2	˃3.25:1.00, but <5.25:1.00	6.00% plus the PIK Amount	5.00% plus the PIK Amount
3	<3.25:1.00	5.50% plus the PIK Amount	4.50% plus the PIK Amount
“PIK Amount” means, in all instances, 0.50%

Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 4.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
In the event that the Administrative Agent and the Borrowers determine in good faith that any financial statement or Compliance Certificate delivered pursuant to Sections 4.1(a) or 4.2(b), respectively, is inaccurate, and such inaccuracy, if corrected, would have led to a higher Applicable Margin pursuant to clause (b) above for any period (an “Applicable Period”) than the Applicable Margin pursuant to clause (b) above applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin pursuant to clause (b) above shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrowers), and (iii) the Borrowers shall within five (5) Business Days of demand therefor by the Administrative Agent pay to the Administrative Agent the additional interest or fees owing as a result of such increased Applicable Margin pursuant to clause (b) above for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof; provided, that (x) any nonpayment of such additional interest or fees shall not constitute a Default or Event of Default until the expiration of such five (5) Business Day period and (y) no such amounts shall be deemed overdue or accrue interest at the rate pursuant to Section 1.3(c) until the expiration of such five (5) Business Day period; provided, further, that if, as a result of such correction, a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or other expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (iii) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all Applicable Periods over the amount of interest and fees paid for all such periods.
“Applicable Prepayment Premium” means, at the date of determination (i) during the period from the Closing Date through the first anniversary of the Closing Date, an amount equal to 2.00% times the principal amount of the Term Loan prepaid on such date, (ii) during the period after the first anniversary of the Closing Date and through the second anniversary of the Closing Date, an amount equal to 1.00% times the principal amount of the Term Loan prepaid on such date and (iii) 0% thereafter.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person

(other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“A&R Holdings LLC Agreement” means the ~~Fourth~~Fifth Amended and Restated Limited Liability Company Agreement of Black Rock Coffee Holdings, LLC dated on or about and as in effect on the Closing Date.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), and accepted by Administrative Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Administrative Agent.
“Attorney Costs” means and includes all reasonable and invoiced fees and out-of-pocket disbursements of one external counsel and any necessary local counsel in each relevant jurisdiction (and, solely in the event of a conflict of interest, one additional primary legal external counsel (and, if necessary, one additional local external counsel in each relevant jurisdiction)), in each case, for Agents, the Secured Parties and any Related Persons as a group and selected by Agents.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) cash management services; and (b) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Secured Obligations” for purposes of a distribution under Section 1.11(c), the applicable Bank Product Provider must have previously provided a written notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount of obligations arising thereunder, which must be satisfactory to both Agents in their sole discretion

(the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to each Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Borrowers or the Administrative Agent that an Event of Default exists and is continuing, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Secured Obligations” for purposes of a distribution under Section 1.11(c).
“Bank Product Amount” has the meaning set forth in the definition of Bank Product.
“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.
“Bank Product Provider” means any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101 et seq., as amended and in effect from time to time.
“Base Rate” for any day the greatest of (a) 2.50% per annum, (b) the Federal Funds Rate plus 0.5%, (c) the Prime Rate, and (d) the Adjusted Term SOFR Rate for a one-month tenor in effect on such date plus 1.0%; provided that for purposes of determining the Base Rate during any period that the Term SOFR Screen Rate is unavailable (as determined by the Administrative Agent), the Base Rate shall be determined using, for clause (d) hereof, the Term SOFR Screen Rate in effect immediately prior to the Term SOFR Screen Rate becoming unavailable plus, in each instance.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“BE Facility Agreement” means, collectively, the transactions contemplated by that certain Loan Agreement between Viking Cake and BEL 44, LLC, an Arizona limited liability company (“BE Lending”), together with its successors and assigns, dated as of February 23, 2023 (the “BE Loan Agreement”), the Promissory Note of Viking Cake in favor of BE Lending dated February 23, 2023 in the maximum principal amount of $10,000,000, the “Deed of Trust”, “Guaranty”, “Mortgage”, “Environmental Indemnity Agreement” and each of the other “Loan Documents”, as each such term is defined in the BE Loan Agreement.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.12.

“Benchmark Replacement” means either of the following to the extent selected by the Administrative Agent:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor for SOFR Rate Loans, the Benchmark Replacement will be deemed to be the Floor for SOFR Rate Loans for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Benchmark giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities that are substantially similar to the credit facilities under this Agreement.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.12.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be in form and substance reasonably acceptable to Administrative Agent, and as of the Closing Date, substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly in May 2018 by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board of Directors” means, for any Person, the board of directors (or equivalent governing body) of such Person or, if such Person does not have such a board of directors (or equivalent governing body) and is owned or managed by another entity or entities, the board of directors (or equivalent governing body) of such entity or entities.
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Screen Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, subject to the last sentence of Section 11.3.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP, subject to the last sentence of Section 11.3.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Interest Portion” means, with respect to each interest payment on each Interest Payment Date, an amount equal to accrued interest on such Interest Payment Date minus the PIK Amount.
“City Brew Acquisition” means the purchase by a Credit Party of all of the issued and outstanding ownership interests of, or all or substantially all of the assets of, City Roasting Company LLC, a Wyoming limited liability company.
“Class” (a) when used with respect to Commitments, refers to ~~whether such Commitment is~~ a Term Loan Commitment~~, Delayed Draw Term Loan Commitments~~ or Extended Term Loan Commitment, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are initial Term Loans, Delayed Draw Term Loans or Extended Term Loans that result from the same Extension, and (c) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Notwithstanding the foregoing, Commitments (and in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.
“Closing Date” means April 29, 2022.
“Closing Leverage” means 4.91:1.00.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or Collateral Agent for the benefit of Agents, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any Credit Party and delivered to Collateral Agent. Notwithstanding the foregoing, Collateral shall not include Excluded Collateral (as defined in the Guaranty and Security Agreement).
“Collateral Access Agreement” means any landlord waiver or other agreement, in form or substance satisfactory to the Agents, between the Collateral Agent and any third party (including any landlord, bailee, consignee, customs broker, or other Person) in possession of any Collateral or acting as landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Collateral Access Agreement, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agents, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agents pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agents, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Commitment” means, for each Lender, ~~the sum of~~ its ~~Term Loan Commitment and Delayed Draw~~ Term Loan Commitment.
“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s ~~Term Loan Commitment or Delayed Draw~~ Term Loan Commitment divided by the Aggregate ~~Term Loan Commitment and Delayed Draw~~ Term Loan Commitment, as applicable; provided that after any Term Loan ~~or Delayed Draw Term Loan~~ has been funded, Commitment Percentages shall be determined for such Term Loan ~~(including any funded Delayed Draw Term Loan)~~ by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Units” has the meaning given such term in the A&R Holdings LLC Agreement as in effect on the Closing Date.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Term SOFR Screen Rate”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 1.12 and other technical, administrative or operational matters) that the Administrative Agent decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Consolidated EBITDA” means, for any Measurement Period, for any Person, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes (and franchise tax in the nature of income tax) payable by such Person for such period, (iii) depreciation and amortization expense, (iv) other non-cash items of such Person reducing Consolidated Net Income which do not represent a cash item in such period or any future period (and excludes write-downs of accounts and inventory), (v) any extraordinary, exceptional, unusual or non-recurring items, charges, expenses or losses not otherwise described or contemplated under any of the other numbered clauses or sub-clauses including initial public offering expenses and costs and expenses related to growth objectives; provided that (A) such items, charges, expenses or losses are reasonably identifiable, factually supportable and described in a reasonably detailed statement certified by a Responsible Officer of the Borrower Representative and (B) the aggregate amount added back pursuant to this clause (v) plus the amount added back pursuant to clause (ix) below shall not exceed ~~fifteen~~twenty percent (~~15.0~~20.0%) of Consolidated EBITDA for any Measurement Period (without giving effect to such addbacks), (vi) an amount equal to the difference between Rental Expense as determined pursuant to GAAP and Rental Expense as determined on a cash basis (if GAAP basis Rental Expense is greater than cash basis Rental Expense), (vii) an amount equal to the pre-opening costs of each Store opened and incurred during such Measurement Period not to exceed $125,000 per Store, (viii) transaction ~~closing expenses and expenses related to the Transactions and any transaction~~ fees, costs and expenses incurred and paid (A) to the Agents, Lenders or their counsel in connection with any amendment or waiver of the Loan Documents; and (B) to counsel on behalf of the Credit Parties in connection with the BE Facility Agreement, the Cynosure 2023 Preferred Equity Agreement, and any amendment or waiver of the Loan Documents; provided in each instance that such transaction fees, costs and expenses are reasonably identifiable, ~~factually supportable,~~ and certified by a Responsible Officer of the Borrower Representative, and (ix) new store run rate adjustment equal to $~~250,000~~200,000 per store, less actual contribution to Consolidated EBITDA from each such store for the first twelve (12) months after the grand opening, provided, that the amount added back pursuant to this clause (ix), plus the amount added back pursuant to clause (v) above, shall not exceed ~~fifteen~~twenty present (~~15.0~~20.0%) of Consolidated EBITDA for any Measurement Period (without giving effect to such addbacks) minus (b) the following to the extent included in calculating such Consolidated Net Income for such period: (i) Federal, state, local and foreign income tax credits of such Person for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) any gain from extraordinary items or net gains from disposition of property outside of ordinary course of business, (iv) an amount equal to the difference between Rental Expense as determined on a cash basis and Rental Expense as determined pursuant to GAAP (if cash basis Rental Expense is greater than GAAP basis rental expense), and (v) whether or not included in calculating Consolidated Net Income for such period, the aggregate amount of Restricted Payments under Section 5.8(g) during such period.
“Consolidated Interest Charges” means, for any period, for any Person, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person paid in cash (and non- cash to the extent provided below) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of such Person with respect to such period under Capital Leases and Synthetic Lease Obligations that is treated as interest in accordance with GAAP. For purposes of calculating Consolidated EBITDA, such Consolidated Interest Charges shall include both cash and any non-cash interest charges. For the avoidance of doubt, the “Yield Maintenance Premium” of up to $27,000,000 paid by Holdings in connection with the conversion of the Subordinated Term Loans to Preferred Equity Obligations as part of the Existing Debt Refinancing Transactions and any paid-in-kind yield on such Preferred Equity Obligations and Existing Preferred Units shall be excluded from the calculation of Consolidated Interest Charges.
“Consolidated Net Income” means, for any period, for any Person on a consolidated basis, the net income of such Person for that period determined in accordance with GAAP.
“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of the outstanding Term Loans and other Funded Indebtedness, in each case for Holdings and the Borrowers on a consolidated basis. For avoidance of doubt, Preferred Equity Obligations and Existing Preferred Units are excluded when calculating Consolidated Total Debt.
“Contingent Acquisition Consideration” means any earn-out obligation or similar deferred obligation of a Borrower or any of its Subsidiaries incurred or created in connection with any Permitted Acquisition (as defined in the Credit Agreement prior to the Third Amendment Effective Date).
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the outstanding amount of the primary obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agents, among Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Collateral Agent.
“Conversion Date” means any date on which the Borrower Representative converts a Base Rate Loan to a Term SOFR Rate Loan or a Term SOFR Rate Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Credit Parties” means the Borrowers, Holdings and the other Guarantors and “Credit Party” means any of the foregoing.
“Cynosure 2023 Preferred Equity Agreement” means that certain Securities Purchase Agreement, dated as of the Third Amendment Effective Date, providing for the purchase by the investors named therein of at least $25,000,000 of Preferred Equity of Holdings on the Third Amendment Effective Date and an additional $25,000,000 of such Preferred Equity on or prior to the first anniversary of the Third Amendment Effective Date, all on terms and conditions set forth in such agreement.
“Daily Simple SOFR” means for any day, an interest rate per annum equal to SOFR plus 0.11448% (11.448 basis points), with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in their reasonable discretion.
“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
~~“Delayed Draw Availability Period” means the period beginning on the Closing Date and ending on the date which is the eighteen (18) month anniversary of the Closing Date (or such earlier date upon which the Delayed Draw Term Loan Commitment shall have been fully funded or reduced to zero ($0.00) by the Borrowers in accordance with Section 1.7(b)).~~
~~“Delayed Draw Term Facility” means the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.~~
~~“Delayed Draw Term Lender” means any Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.~~
~~“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Lender, the commitment of such Delayed Draw Term Lender to make a Delayed Draw Term Loan hereunder in an aggregate amount not to exceed the applicable amount set forth opposite such Delayed Draw Term Lender’s name on Schedule 1.1 or in the Assignment pursuant to which such Delayed Draw Term Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 1.7 or (b) reduced or increased from time to time pursuant to assignments by or to such Delayed Draw Term Lender pursuant to Section 9.8. The aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Loan Commitments on the Closing Date is $20,000,000.~~
~~“Delayed Draw Term Loan” means any term loan made by the Delayed Draw Term Lenders to the Borrower pursuant to Section 1.1(b).~~
“Development Overview Report” means the Development Overview Report in the form delivered by the Borrower Representative to the Lenders prior to the Closing Date.

“Disposition” means the sale, lease, conveyance or other disposition of Property.
“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the final maturity date of the Term Loans at the time of issuance (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event would result in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the final maturity date of the Term Loans at the time of issuance, or (c) is entitled to receive scheduled dividends or distributions in cash (except for distributions for taxes attributable to the operations of the business) prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.
“Dollars”, “dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by Agents, including DebtX, Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agents, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Environmental Laws” means all Requirements of Law relating to the protection of human health and safety (from exposure to Hazardous Materials), the environment and natural resources, and including transaction-triggered environmental transfer statutes.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the reasonable and documented cost of environmental consultants and Attorney Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any written claim, suit, action, investigation, proceeding or written demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law, including without limitation those Liabilities arising in connection with any Release and resulting from the ownership, lease, sublease or other operation or occupation of Real Estate by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“Equity Contribution” means all amounts received by Holdings or any of the other Credit Parties in consideration of the issuance by any of them of any Stock or Stock Equivalents.
~~“Equity Recap Transactions” means, the issuance by Holdings of at least $100,000,000 in Stock which does not constitute Disqualified Stock on terms reasonably satisfactory to the Agents (and which, in any event, do not cause such common Stock to constitute Disqualified Stock.~~
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Credit Party, any Subsidiary of a Credit Party, and any Person under common control or treated as a single employer with any Credit Party or any Subsidiary of a Credit Party, within the meaning of Section 414(b) or (c) of the

Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code).
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) occurs with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) liability with respect to the “withdrawal” or “partial withdrawal” (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure of any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan unless such failure is cured within thirty (30) days; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate (i) the failure of a Title IV Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Cash Flow Reference Period” means, on any date of determination, the period commencing on the first day of the immediately preceding Fiscal Year and ending on the last day of such Fiscal Year.
“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly of Stock (or Stock and indebtedness) of one or more Foreign Subsidiaries or Excluded Domestic Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a Foreign Subsidiary, (b) an Excluded Domestic Holdco, (c) a captive insurance company, and (d) a not-for-profit Subsidiary.
“Excluded Person” means (a) any Credit Party or any Subsidiary or Affiliate thereof, (b) any Founder Group Member or Affiliate thereof and (c) any other natural person. Until the disclosure of the identity of an Excluded Person to the Lenders generally by the Administrative Agent, such Person shall not constitute an Excluded Person for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender.
“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Secured Rate Contract but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Subsidiary” means (a)(i) any Excluded Domestic Subsidiary described in clauses (a) and (b) of the definition thereof and (ii) any Foreign Subsidiary, and (b) any Domestic Subsidiary that is prohibited by law, rule or regulation from providing a guaranty.
“Excluded Taxes” means with respect to any Recipient: (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes and branch profits taxes, in each case (i) imposed on any Recipient as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes to the extent imposed pursuant to a Requirement of Law in effect on the date that such Person became a Lender under this Agreement (other than pursuant to Section 9.22) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b) or such Lender was entitled to receive additional amount under Section 10.1(b) immediately before it changed its Lending Office; (c) Taxes that are directly attributable to the failure by any Recipient to deliver the documentation required to be delivered pursuant to Section 10.1(g); (d) any withholding Taxes imposed under FATCA; and (e) Taxes excluded from the definition of Other Taxes.
“Existing Debt Agreements” means, collectively, (a) that certain Credit Agreement, dated as of June 29, 2021, by and among Holdings, and the Borrowers, as borrowers or guarantors, and Bank Midwest, a division of NHB Bank, as Administrative Agent for the Lenders named therein, as amended, supplemented or otherwise modified prior to the Closing Date, (b) the Subordinated Term Loan Agreement.
“Existing Debt Refinancing Transactions” means the refinancing, repayment (and, in the case of the Subordinated Term Loan Agreement, conversion to Preferred Equity) of the Indebtedness outstanding under the Existing Debt Agreements, the termination of all commitments under the Existing Debt Agreements and termination and release of any and all Liens and guarantees in connection therewith.
“Existing Preferred Units” means the aggregate 19,974,600 Preferred Units held by Jeremy Brand, Jack Brand and Rob Hernandez in the respective amounts set forth on Schedule A to the A&R Holdings LLC Agreement.
“Existing Preferred Unit Redemption” means, following the consummation of the Equity Recap Transaction and concurrent satisfaction of the Pro Forma Compliance Conditions in accordance with Section 5.8(f), the redemption or repurchase by Holdings of some or all of the issued and outstanding Existing Preferred Units for a price not to exceed the amount specified in clause (2) of such Section 5.8(f).
“Extraordinary Receipts” shall mean any cash received by any Credit Party consisting of (a) pension plan reversions, (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than to the extent such proceeds are (i) payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, or (ii) received by any Credit Party as reimbursement for any costs previously incurred or any payment previously made by such Person to a Person that is not an Affiliate of Holdings or any of its Subsidiaries (c) indemnity payments (other than to the extent such indemnity payments are (i) payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, or (ii) received by any Credit Party as reimbursement for any costs previously incurred or any payment previously made by such Person to a Person that is not an Affiliate of Holdings or any of its Subsidiaries and (d) any purchase price adjustment (other than working capital adjustments) received in connection with any ~~purchase agreement in an amount equal to the product of (i) the amount of such purchase price adjustment multiplied by (ii) a fraction, the numerator of which is the amount of the purchase price under such purchase agreement that was paid for with proceeds of a Delayed Draw Term Loan and the denominator of which is the amount of the purchase price under such~~ purchase agreement.
“Facility Termination Date” means the date on which (a) all Commitments have terminated and (b) all Loans and all other Obligations (excluding contingent indemnification Obligations as to which no claim has been asserted) under the Loan Documents and, solely for purposes of Section 8.10(b)(v), all Secured Obligations arising under Secured Rate Contracts

(other than those for which the Borrowers have entered into an alternative arrangement with the provider of such Secured Rate Contract acceptable thereto), that Agents have theretofore been notified in writing by the holder of such Secured Obligation are then due and payable have been paid and satisfied in full and all Secured Obligations arising under Bank Products provided by a Bank Product Provider that the Agents have theretofore been notified in writing by the holder of such Secured Obligation are then due and payable, in each case, have been paid and satisfied in full in cash.
“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance or official interpretations with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto (including any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code).
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System as published on the next succeeding Business Day by the Federal Reserve Board, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“Fiscal Month” means any of the monthly accounting periods of the Credit Parties ending on January 31, February 28 (or February 29, if applicable), March 31, April 30, May 31, June 30, July 31, August 31, September 30, October 31, November 30 and December 31 of each year.
“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.
“Flood Insurance” means, for any Real Estate of a Credit Party located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Collateral Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, and (b) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.
“Floor” means, with respect to SOFR Rate Loans, a rate of interest equal to 1.00%, and with respect to Base Rate Loans, a rate of interest equal to 2.50%.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.
“Founder Group Members” means, severally, any of Viking Cake BR, LLC, a Delaware limited liability company, Jeffrey Hernandez, Daniel Brand, Jake Spellmeyer, Bryan Pereboom and, with respect to each individual, their spouse and any trust under which such individual or their spouse are trustees or beneficiaries.
“Founder Group Members Pledge Agreements” means, collectively, the Limited Guaranty and Pledge Agreement of Viking Cake BR, LLC in favor of the Collateral Agent, dated as of April 29, 2022, and the Amended and Restated Limited Guaranty and Pledge Agreements dated as of January 13, 2023 of Daniel Brand, Jeffrey Hernandez, Jake Spellmeyer, Bryan Pereboom, Vahalda, LLC and Aureata, LLC in favor of the Collateral Agent, each as amended from time to time.
“Franchise Agreement” means an agreement entered into by any Credit Party pursuant to which such Credit Party as Franchisor agrees to allow a Franchisee to operate a coffee shop using the “Black Rock Coffee Bar” concepts.
“Franchisee” means each third party unaffiliated coffee shop operator identified as a franchisee in any Franchise Agreement.
“Franchised Store Locations” means, collectively, the property comprising franchised Store locations described in Part (b) of Schedule 3.27 (as such Schedule may be updated from time to time).
“Franchisor” means any Credit Party that is party to a Franchise Agreement.
“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Holdings and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (e), (h), (j) (with respect to Indebtedness described in clauses (e) and (h) in the definition of Indebtedness) and (k) (other than with respect to clause (k), guaranties of

Indebtedness of others of the type not described in clauses (e), (h) and (j) of the definition of Indebtedness) of the definition of Indebtedness; provided that Letters of Credit shall only be treated as Funded Indebtedness to the extent drawn and unreimbursed.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently throughout the relevant period, except as expressly noted in the relevant financial statements.
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantors” means collectively, (a) Holdings, (b) each Borrower (in each case, other than with respect to its own obligations), (c) each Subsidiary and any Person that from time to time guarantees any Secured Obligations. For purposes of clarity, Excluded Subsidiaries shall not be deemed to be Guarantors.
“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agents and the Borrowers, made by the Credit Parties in favor of Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
“Holdings Pledge Agreements” means, collectively, the Limited Guaranty and Pledge Agreements of each Holdings Pledgor in favor of (and in form and substance satisfactory in the sole discretion of) the Collateral Agent, as the same may be amended from time to time.
“Holdings Pledgors”, means, collectively, each of the following Persons, in each instance, solely to the extent such Person is party to a fully executed, valid and enforceable Holdings Pledge Agreement, and the Collateral Agent has a first priority perfected security interest in the Pledged Collateral (as defined in each such Holdings Pledge Agreement)

thereunder: Viking Cake BR LLC, Brand 2021 Irrevocable Trust dated September 10, 2021, Daniel J. Brand 2021 Trust dated September 10, 2021, DJB 2021 Grantor Retained Annuity Trust dated October 6, 2021, Tanya N. Brand 2021 Trust dated September 10, 2021, Hernandez 2021 Irrevocable Trust dated September 10, 2021, Jeffrey R. Hernandez 2021 Trust dated September 10, 2021, Tiffany S. Hernandez 2021 Trust dated September 10, 2021, Bryan D. Pereboom 2021 Trust dated September 10, 2021, Nicole R. Pereboom 2021 Trust dated September 10, 2021, Pereboom 2021 Irrevocable Trust dated September 10, 2021, JRH 2021 Grantor Retained Annuity Trust dated October 4, 2021, Jacob V. Spellmeyer 2021 Trust dated September 10, 2021, Juliet A. Spellmeyer 2021 Trust dated September 10, 2021, Spellmeyer 2021 Irrevocable Trust dated September 10, 2021, Joshua M. Pike 2021 Trust dated September 10, 2021, Shannon R. Pike 2021 Trust dated September 10, 2021.
“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, written confirmation that such Lender will comply with its prospective funding obligations and otherwise not become a Non-Funding Lender (provided that such Lender shall cease to be an Impacted Lender upon provision of such written confirmation), or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (d) becomes the subject of a Bail-in Action, and for each of clauses (a) through (d), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-outs (other than (i) trade payables entered into or incurred in the Ordinary Course of Business and not more than ninety (90) days past due, (ii) deferred compensation liabilities and (iii) deferred employment bonus liabilities, in each case, incurred and/or accrued in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; provided, however, that no obligations in respect of any operating lease shall be treated as “Indebtedness” for any purposes under this Agreement solely as a result of its required treatment as Indebtedness under GAAP; (h) all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value or make any cash payments in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) obligations under any Rate Contract; (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (k) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; provided that, if such obligation is limited in recourse against a specific asset, the amount of such Contingent Obligation shall be calculated as the lesser of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported and the fair market value of such asset.
“Indemnified Tax” means (a) any Tax imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, in each case, other than Excluded Taxes.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names and Trade Secrets.
“Interest Payment Date” means, (a) with respect to any SOFR Rate Loan (other than a SOFR Rate Loan having an Interest Period exceeding (3) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any SOFR Rate Loan having an Interest Period exceeding three (3) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans, the last Business Day of each Fiscal Quarter.
“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Term Loan Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 10.5 shall be available for specification in such Notice of Borrowing. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of a Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Las Vegas Franchisee Group Litigation” has the meaning set forth on Schedule 3.5.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.
“Lead Arrangers” mean, collectively, Riverside Credit Solutions Fund I, L.P. and TCW Asset Management Company LLC.

“Leases” means, collectively, each lease of Real Estate of a Credit Party or a Subsidiary, including each such lease related to a Store or to the operation of the business of the Credit Parties or their Subsidiaries.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Administrative Agent.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidity” means the aggregate amount of the Credit Parties’ Qualified Cash.
“Loan” means any loan made or deemed made by any Lender hereunder.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Subordination Agreement, the Limited Guaranty and Pledge Agreements, duly executed by each Founder Group Members, the Holdings Pledge Agreements and all documents, instruments or agreements delivered by or on behalf of any Credit Party in favor of the Agents and/or any Lender, each in form satisfactory to the Agents, in connection with any of the foregoing, other than Secured Rate Contracts or agreements relating to Bank Products.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse change in any of (a) the financial condition, business, operations, prospects or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of the Credit Parties and their Subsidiaries taken as a whole to perform their obligations under any Loan Document; or (c) the (i) validity or enforceability of any Loan Document or the rights and remedies (taken as a whole) of Collateral Agent, Administrative Agent, the Lenders and the other Secured Parties under any Loan Document and (ii) the perfection or priority of any Liens with respect to the Collateral granted to the Lenders or

Collateral Agent for the benefit of the Secured Parties under any Loan Document (except to the extent resulting from an action or failure to act by Collateral Agent).
“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Credit Parties ended on or prior to such time (taken as one accounting period) for which financial statements (including, the applicable Compliance Certificate in connection therewith) have been (or were required to be) furnished pursuant to Section 4.1(a) or Section 4.1(b), as applicable; provided that, solely for purposes of determining the Fixed Charge Coverage Ratio (or any component definition thereof) for any purposes under the Loan Document in respect of any period ended prior to ~~June 30~~March 31, ~~2023~~2024, Measurement Period shall mean (i) at any date of determination occurring on or after the date for which financial statements (including, the applicable Compliance Certificate in connection therewith) have been (or were required to be) furnished pursuant to Section 4.1(b) for the Fiscal Quarter ending as of ~~September~~June 30, ~~2022~~2023 but prior to the date specified in clause (ii) below, the one Fiscal Quarter ending as of such date, (ii) at any date of determination occurring on or after the date for which financial statements (including, the applicable Compliance Certificate in connection therewith) have been (or were required to be) furnished pursuant to Section 4.1(a) or Section 4.1(b), as applicable, for the Fiscal Quarter ending as of ~~December 31~~September 30, ~~2022~~2023 but prior to the date specified in clause (iii) below, the two most recently completed Fiscal Quarters ending as of such date (taken as one accounting period), and (iii) at any date of determination occurring on or after the date for which financial statements (including, the applicable Compliance Certificate in connection therewith) have been (or were required to be) furnished pursuant to Section 4.1(b) for the Fiscal Quarter ending as of ~~March~~December 31, 2023 but prior to the date for which financial statements (including, the applicable Compliance Certificate in connection therewith) have been (or were required to be) furnished pursuant to Section 4.1(b) for the Fiscal Quarter ending as of ~~June 30~~March 31, ~~2023~~2024, the three (3) most recently completed Fiscal Quarters ending as of such date (taken as one accounting period).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability under ERISA or the Code, contingent or otherwise.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrowers.
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss or otherwise constituting Extraordinary Receipts, net of: (a) in the event of a Disposition (i) the transaction costs, fees and expenses relating to such Disposition excluding amounts payable to the Borrowers or any Affiliate of the Borrowers, (ii) Taxes paid or reasonably estimated to be payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) Taxes paid or payable as a result thereof, and (iv) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments. After netting out the items in clauses (a) and (b) of the foregoing definition, as applicable, if the amount of Net Proceeds would be less than zero, such amount shall be deemed to be zero.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing lease or Capital Lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-Funding Lender” means any Lender that has (a) failed to fund all or any portion of any Loan or other credit accommodation, disbursement, settlement, reimbursement or other payment required to be made by it under the Loan Documents within two (2) Business Days after any such Loan or other credit accommodation, disbursement, settlement, reimbursement or other payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to the Borrower, Administrative Agent, any Lender, or has otherwise publicly announced (and Administrative Agent has not received notice of a public retraction) that such Lender has failed or believes it will fail to fund any Loan or other credit accommodation, disbursement, settlement, reimbursement or other payment required to be funded by it under the Loan Documents or one or more other syndicated credit facilities or other financing agreements, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities or other financing agreements, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental

Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (e) become the subject of a Bail-in Action, and for this clause (e), Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.
“Non-U.S. Lender Party” means each of the Agents, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Term Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower Representative to Administrative Agent pursuant to Section 1.5 or 2.1(r), in substantially the form of Exhibit 11.1(b) hereto.
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent or any other Indemnitee, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any such connection arising from the Recipient having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Permits” means, with respect to any Person, (i) any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from any Governmental Authority or (ii) any other Contractual Obligations with any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
~~“Permitted Acquisition” means the City Brew Acquisition and any other Acquisition by a Credit Party (other than Holdings, BRSO 67th or BRCR) of the Stock and Stock Equivalents of a Target or all or substantially all of the assets of a Target, in each case other than with respect to the City Brew Acquisition, to the extent that each of the following conditions shall have been satisfied (or waived):~~
~~(a)    the Borrower Representative shall have delivered to Agents:~~
~~(i)    at least five (5) Business Days prior to the consummation thereof (or such shorter period as Agents may accept), notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition which shall include, to the extent available, a due diligence package;~~
~~(ii)    with respect to any Acquisition or series of related Acquisitions as to which the Acquisition Consideration (as defined below) is equal to or greater than $2,500,000, as soon as available, (A) substantially final drafts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements and, to the extent required under the related acquisition agreement, regulatory waivers or third party approvals), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (B) if available, environmental assessments, (C) a pro forma balance sheet, pro forma projections for the two (2) year period immediately following such Acquisition, pro forma financial covenant calculations demonstrating compliance with the financial covenants set forth in Section 6.1 in connection with such pro forma projections (with each of the pro forma balance sheet, pro forma projections and pro forma financial covenant calculations certified by the chief financial officer or, if there is no~~

~~chief financial officer, another Responsible Officer of the applicable Borrower) and (D) a copy of the due diligence investigation conducted by Holdings, the Borrowers or their Subsidiaries;~~
~~(iii)    (i) if prepared in connection with any Acquisition or (ii) with respect to any Acquisition or series of related Acquisitions as to which the Acquisition Consideration (as defined below) is equal to or greater than $10,000,000, a quality-of-earnings report or other independent third-party verification conducted by a third party reasonably acceptable to the Agents;~~
~~(b)    on a pro forma basis immediately after giving effect to such Acquisition, the Credit Parties shall have satisfied each of the Pro Forma Compliance Conditions (without giving effect to clause (a) of such term);~~
~~(c)    such Acquisition shall not be hostile and shall have been approved (or will be contemporaneously approved) by the Board of Directors and/or the stockholders or other equityholders of the Target;~~
~~(d)    the Target of such Acquisition shall be organized in the United States and the majority of the business units or asset groups of such Target shall be located in the United States.~~
~~(e)    no Event of Default shall then exist or would exist immediately after giving effect to such Acquisition and any Indebtedness being incurred in connection therewith;~~
~~(f)    the total consideration paid or payable (including all transaction costs, Indebtedness assumed and/or incurred in connection therewith and the maximum amount of all deferred payments, including Contingent Acquisition Consideration) (such amounts, collectively, the “Acquisition Consideration”) for Acquisitions consummated after the Closing Date and during the term of this Agreement shall not exceed $15,000,000 in the aggregate for all such Acquisitions, excluding the City Brew Acquisition; provided that (i) that such limit may be increased by the amount of equity (other than Disqualified Stock) proceeds provided by the Founder Group Members (or other holders of Stock of Holdings) during the term of this Agreement to finance such acquisitions, (ii) any consideration for an acquisition funded by an equity contribution to Holdings of common equity (or preferred or other equity on terms acceptable to Agents) shall not be included in the determination of the Acquisition Consideration paid or payable in connection with any Acquisition and (iii) the amount of Acquisition Consideration with respect to any Acquisition shall be reduced by the amount of acquired cash or Cash Equivalents on the balance sheet of the Target;~~
~~(g)    the Target shall have earnings before interest, taxes, depreciation and amortization from operations within in the United States (calculated on a trailing twelve month basis) of greater than $0; provided that, in calculating earnings before~~

~~interest, taxes, depreciation and amortization from operations of Holdings and its Subsidiaries and such Target, such calculations substantially similar to those used in calculating EBITDA will be permitted to be used;~~
~~(h)    the Credit Parties (including any new Subsidiary to the extent required by Section 4.12) shall execute and deliver the agreements, instruments and other documents required by Section 4.12 within the time period provided in Section 4.12; and~~
~~(i)    after giving effect to such Acquisition, Holdings will be in compliance with Section 5.9.~~
“Permitted Refinancing” means Indebtedness constituting a refinancing, replacement or extension of Indebtedness permitted under Section 5.5(c), 5.5(d), 5.5(g), 5.5(o), 5.5(u), or 5.5(v) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, replaced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced or extended, (e) to the extent that the holders of such Indebtedness being refinanced, replaced or extended are subject to an intercreditor or subordination agreement or arrangement with an Agent, the holders of such refinancing Indebtedness shall enter into a similar intercreditor or subordination agreement or arrangement with such Agent on terms no less favorable to the Lenders as those contained in the intercreditor or subordination agreement or arrangement governing the Indebtedness being refinanced, replaced or extended (as determined by the Agent in its reasonable discretion), (f) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced or extended, and (g) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries or the Lenders, taken as a whole, than those of the Indebtedness being refinanced, replaced or extended.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“PIK Amount” has the meaning set forth in the definition of Applicable Margin.
“Preferred Equity” means, the “Series A-1 Preferred Units” and the “Series A-2 Preferred Units” as each such term is defined in the A&R Holdings LLC Agreement.
“Preferred Equity Obligations” means the obligations of Holdings in respect of the Series A-1 Preferred Units and Series A-2 Preferred Units (as each such term is defined in the A&R Holdings LLC Agreement), in an aggregate principal amount of up to approximately $~~220,000,000~~320,000,000 as of the ~~Closing~~Third Amendment Effective Date, together with paid-in-kind yield accruing thereon and other amounts due in connection therewith, in each instance in accordance with the terms of the A&R Holdings LLC Agreement..
“Prime Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Any change in the Prime Rate due to a change in any of the foregoing shall be effective at the opening of business on the day any such change is publicly announced or quoted as being effective.
“Pro Forma Financial Statements” means the unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows of Holdings and its Subsidiaries for and as of the last day of the most recent twelve (12) month period ended at least thirty (30) days prior to the Closing Date, prepared after giving effect to the Related Transactions and the transactions contemplated hereunder to occur on the Closing Date as if such transactions have occurred on the date thereof or at the beginning of the period covered thereby, as the case may be.
“Pro Forma Compliance Conditions” means, at any time of determination, the following conditions: (a) no Default or Event of Default exists or, on a pro forma basis after giving effect to the relevant Restricted Payment, transactions or Borrowings, would result therefrom, (b) on a pro forma basis after giving effect to the relevant Restricted Payment, transactions or Borrowings, the Total Net Leverage Ratio shall not be greater than ~~(i) during the period from the Closing Date through June 30, 2022, the Closing Leverage, (ii) during the period from July 1, 2022 to the date of delivery of the Compliance Certificate under Section 4.2(b) for the Fiscal Quarter ended September 30, 2022, the Closing Leverage minus 0.25x, and~~4.0 to 1.0, (~~iii~~c) ~~thereafter, 0.25x inside the then applicable covenant under Section 6.1(a) and, in the case of the preceding clause (iii),~~ the Credit Parties shall be in compliance with the Fixed Charge Coverage Ratio in Section 6.1(b), as recomputed for the most recently ended Measurement Period, and (~~c~~d) on a pro forma basis after giving effect to the relevant Restricted Payment, transactions or Borrowings, Liquidity is not less than $5,000,000.
“Pro Forma Transaction” means any Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store whether by merger, consolidation, amalgamation or otherwise, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), any issuance of Stock or Stock Equivalents (other than Disqualified Stock), and any Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Projections” means the financial model and projections of Holdings and its Subsidiaries delivered to the Agent on or prior to the Closing Date, such projections to include a five year, three-statement base case financial model of the Credit Parties.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified Cash” means unrestricted cash and Cash Equivalents of the Credit Parties in which Collateral Agent, after giving effect to the time periods set forth in Section 4.11, has a perfected first priority Lien.
“Qualified Cash Summary” means a summary of Qualified Cash to be delivered in accordance with Section 4.1(d).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates; provided that, with respect to any reference to such Person or Affiliate of such Person acting in the capability of an agent or other representative, Related Person shall be deemed to include such Person or Affiliate acting in an individual capacity or other capacity.
“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Loan Documents to which they are a party and the making of the Loans on the Closing Date, (b) the consummation of the Existing Debt Refinancing Transactions, and (c) the payment of any fees or expenses incurred or paid by the Credit Parties or any of their Subsidiaries in connection with the foregoing (including in connection with this Agreement and the other Loan Documents).

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, disposal, discharge, dumping or leaching of Hazardous Material into the environment.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Action” means all actions required under applicable Environmental Laws to (a) clean up, remove or treat any Hazardous Material in the environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Rental Expense” means, for any period, all rental expense of Borrowers (but excluding lease termination expenses and lease exit costs, whether accounted for as a restructuring costs, lease expense or otherwise in connection with no more than three stores in any Fiscal Year), determined on a consolidated basis in accordance with.
“Required Lenders” means at any time, Lenders then holding more than fifty percent (50%) of ~~the sum of (1) the Aggregate Delayed Draw Term Loan Commitment then in effect plus (2)~~ the aggregate unpaid principal balance of the Term Loans then outstanding, provided, that if there are two Lenders at any date of determination (each Lender and its Affiliates being considered a single Lender), Required Lenders means both Lenders.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, chief financial officer, president, vice president, treasurer, secretary or controller of a Borrower or a Credit Party, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or any other officer having substantially the same authority and responsibility.
“Roasters Litigation” has the meaning set forth on Schedule 3.5.

“SBA” means the United States Small Business Administration,
“SBIA” means the Small Business Investment Act of 1958, as amended.
“S&P” means Standard & Poor’s Rating Services.
“Secured Obligations” means (a) all Obligations, (b) all Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Secured Swap Provider that arises under any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and (c) for purposes of the Collateral Documents and all provisions under the other Loan Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt; provided that Secured Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“Secured Party” means Collateral Agent, each Lender, each other Indemnitee, each Secured Swap Provider and each Bank Product Provider.
“Secured Rate Contract” means any Rate Contract between a Credit Party (other than Holdings) and a Secured Swap Provider, in effect on the Closing Date or entered into thereafter, to the extent that (x) RCS or any of its Affiliates is the Secured Swap Provider or (y) a Borrower and such Secured Swap Provider have notified Administrative Agent in writing of the intent to include the obligations of such Credit Party arising under such Rate Contract as Secured Rate Contract Obligations, and such Secured Swap Provider shall have acknowledged and agreed to the terms contained herein applicable to Secured Obligations related to Secured Rate Contracts.
“Secured Swap Provider” means RCS, a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Credit Party (other than Holdings).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Rate Loan” means a Loan that bears interest at the Term SOFR Rate or Daily Simple SOFR.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agents (other than an Excluded Person).
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Store” means any store location operated, or to be operated, by a Credit Party or any Subsidiary, which complies with Section 5.9.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Subordinated Indebtedness” means, as of the Closing Date, (i) the Preferred Equity Obligations, and (ii) after the Closing Date, shall include any other Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agents, including, without limitation, permitted Indebtedness incurred in connection with Acquisition permitted hereunder.

“Subordinated Term Loans” means the “Term Loans” as defined in the Subordinated Term Loan Agreement.
“Subordinated Term Loan Agent” means Cynosure Partners 2020, LP., a Delaware limited partnership, and its permitted successors of assigns.
“Subordinated Term Loan Agreement” means that certain Loan Agreement, dated as of December 21, 2020, by and among Holdings, BRSO, BRD, BRCB, BRR, the lenders party thereto, and the Subordinated Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, by and among the Agents and the holders of the Preferred Equity, and acknowledged by the Credit Parties, as amended, amended and restated, replaced, renewed, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Target” means any Person engaged in the same business as the Credit Parties or reasonably related thereto which is acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) the Borrowers and their Subsidiaries and (b) each other Credit Party.
“Term Lender” means each Lender that (a) has a Term Loan Commitment or (b) who holds a Term Loan.
“Term Loan” means, as applicable, and as the context may require, (a) a Term Loan A, (b) a funded Delayed Draw Term Loan, or (c) an Extended Term Loan.
“Term Loan Amortization Amount” means, at any applicable time, a fixed dollar amount equal to the product of (a) the sum of (x) the aggregate principal amount of the Term Loan A funded on the Closing Date), plus (y) the aggregate principal amount of all funded Delayed DrawTerm Loans times (b) the applicable Term Loan Amortization Percentage.
“Term Loan Amortization Percentage” means, at any applicable time, a percentage equal to 0.250%.
“Term Loan Commitment” as to each Term Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount in dollars representing the maximum principal amount of such Term Loan to be made by such Term Lender under this Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment. The initial amount of each Term Lender’s Term Loan Commitment is set forth on Schedule 1.1(a) under the caption “Term Loan Commitment” or, otherwise, in the Assignment pursuant to which such Term Lender shall have assumed its Term Loan Commitment, as the case may be. The Term Loan Commitment of each Term Lender set forth on Schedule 1.1(a) as in effect on the Closing Date shall expire on the Closing Date if not funded in accordance with Section 1.1(a) on the Closing Date.
“Term Loan Maturity Date” means April 29, 2025.
“Term Note” means a promissory note of the Borrowers payable to a Lender, in substantially the form of Exhibit 11.1(d), in the case of the Term Loans, evidencing the Indebtedness of the Borrowers to such Lender resulting from the Term Loans made to the Borrowers by such Lender or its predecessor(s).
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Determination Date” means with respect to any Term SOFR Loan for the relevant Interest Period, two Business Days before the first day of such Interest Period.
“Term SOFR Loan” means a Loan that, except as otherwise provided in Sections 8.2 or 8.3, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Rate applicable to such Interest Period, plus (b) the Applicable Margin.
“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate for such Interest Period quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published on the Term SOFR Determination Date. If as of 5:00 p.m. (New York time) on any Term SOFR Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.
“Third Amendment Effective Date” means May 8, 2023.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability under ERISA or the Code, contingent or otherwise.
“Total Net Leverage Ratio” means, at any date of determination, the ratio of (a) an amount equal to Consolidated Total Debt outstanding as of the last day of the Measurement Period most recently ended, less cash and Cash Equivalents of Borrowers on such date in an amount greater than $3,000,000 but not more than $~~13,000,000~~20,500,000 (for avoidance of doubt, a maximum of $~~10,000,000~~17,500,000) deposited in a deposit account subject to a Control Agreement) to (b) Consolidated EBITDA for the Measurement Period most recently ended, in each case for Holdings and the Borrowers on a Consolidated basis. For avoidance of doubt, paid-in-kind yield dividends on the Preferred Equity are excluded from the calculation of the Total Net Leverage Ratio, regardless of whether such paid-in-kind yield dividends constitute Indebtedness under GAAP.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Type” means, with respect to a Loan, its character as a SOFR Rate Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unadjusted EBITDA” means Consolidated EBITDA excluding the addbacks in clauses (v), (vii) and (ix) of the definition thereof.
“United States” and “U.S.” each means the United States of America.
“U.S. Lender Party” means each Agent, each Lender, each SPV and each participant, in each case that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Viking Cake” means Viking Cake Holdings II, LLC, a Delaware limited liability company.

“Viking Cake Convertible Note” means that certain Convertible Promissory Note of Holdings in favor of Viking Cake dated as of the January 31, 2023 and in the principal amount of $7,500,000.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
11.2    Other Interpretive Provisions.
(a)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(d)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Administrative Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York, New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(g)    Divisions. For all purposes under the Loan Documents, in connection with any Division: (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time. Any reference in Section 5.2, Section 5.3 or Section 5.4 to a combination, merger, consolidation,

Disposition, dissolution, liquidation or transfer shall be deemed to apply to a Division (or the unwinding of such a Division) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, Credit Party, joint venture or any other like term shall also constitute such a Person or entity).
11.3    Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower Representative, the Agents and the Required Lenders agree to amend such provisions of this Agreement or any other Loan Document so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower Representative, Agents and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Administrative Agent. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date and if the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio. Notwithstanding anything to the contrary, in no event shall any Non-Financing Lease Obligation constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document, in each case, irrespective of any changes in GAAP after the Closing Date. In addition, and notwithstanding anything to the contrary in this Agreement, all terms of an accounting or financial nature used herein or therein shall be construed, and all computations of amounts and ratios referred to herein and therein shall be made, without giving effect to the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or any similar arrangement conveying the right to use) would be required to be treated as a financing lease or capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Financing Accounting Standards Board Accounting Standards Codification 842 (or such other Accounting Standards Codification having a similar result or effect).
11.4    Payments. Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
11.5    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary in this Agreement, EBITDA, Cash Flow and any financial ratios or tests, including the Fixed Charge Coverage Ratio and the Total Net Leverage Ratio (but excluding, for the avoidance of doubt, the calculation of Excess Cash Flow), shall be calculated in the manner prescribed by this Section 11.5; provided that, notwithstanding anything to the contrary in this Section 11.5, when calculating the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio for purposes of determining actual compliance (and not pro forma compliance, compliance on a pro forma basis or determining compliance giving pro forma effect to a transaction) with Section 6.1, the events described in this Section 11.5 that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect.
(b)    For purposes of calculating EBITDA, Cash Flow and any financial ratios or tests, including the Fixed Charge Coverage Ratio and the Total Net Leverage Ratio (but excluding, for the avoidance of doubt, the calculation of Excess Cash Flow), Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to Section 11.5(c) that have been made by any Credit Party and/or its Subsidiaries (i) during the applicable Measurement Period or (ii) subject to the proviso set forth in Section 11.5(a), subsequent to such Measurement Period ad prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and the change in EBITDA and other components of the financial covenants resulting from such Pro Forma Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any such Measurement Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Credit Party or any Subsidiary of such Credit Party since the beginning of such Measurement Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 11.5, then EBITDA, Cash Flow and any financial ratios or tests, including the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Leverage Ratio, shall be calculated giving pro forma effect thereto for such Measurement Period in accordance with this Section 11.5.
(c)    In the event that any Credit Party or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Measurement Period or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred (A) in the case of the Fixed Charge Coverage Ratio (or any similar ratio or test), on the first day of the applicable Measurement Period and (B) in the case of the Total Net Leverage Ratio and the Senior Leverage Ratio, as applicable, on the last day of the applicable Measurement Period.
(d)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Leverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower Representative.
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